SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 8-K/A

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15 (D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

         Date of report (Date of earliest event reported): July 26, 2002

                                 SYNOPSYS, INC.

               (Exact Name of Registrant as Specified in Charter)

            Delaware                    000-19807               56-1546236
(State or Other Jurisdiction    (Commission File Number)      (IRS Employer
     of Incorporation)                                       Identification No.)

         700 EAST MIDDLEFIELD ROAD, MOUNTAIN VIEW, CALIFORNIA 94043-4033
               (Address of Principal Executive Offices)    (Zip Code)

        Registrant's telephone number, including area code: 650-584-5000

                                 Not Applicable
          (Former Name or Former Address, if Changed Since Last Report)

     ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

     This Amendment No. 1 of Current Report on Form 8-K/A amends Item 7 of the Current Report on Form 8-K dated June 6, 2002 and filed June 6, 2002.

     (a) Financial Statements of Business Acquired.

        (i) Historical financial statements of Avant! Corporation (A) as of December 31, 2001 and 2000 and for each of the three years ended December 31, 2001, 2000 and 1999 and (B) as of March 31, 2002 and for the three months then ended (unaudited). Copies of such financial statements are attached hereto as Exhibit 99.1.

        (ii) Historical financial statements of Forefront Venture Partners, L.P. as of December 31, 2001 and 2000 and for each of the three years ended December 31, 2001, 2000 and 1999. Copies of such financial statements are attached hereto as Exhibit 99.2.

     (b) Pro Forma Financial Information

         (i) Unaudited pro forma condensed combined consolidated financial statements of Synopsys, Inc. and Avant! Corporation as of April 30, 2002 and for the year ended October 31, 2001 and for the six months ended April 30, 2002. A copy of such financial information is attached hereto as Exhibit 99.3.


     (c) Exhibits

         NUMBER            TITLE

         23.1            Consent of PricewaterhouseCoopers LLP

         23.2            Consent of KPMG, LLP

         23.3            Consent of BDO Seidman, LLP

         99.1            Historical financial  statements of Avant!  Corporation
                         (A) as of December 31, 2001 and 2000 and for each of the three years ended December 31, 2001, 2000 and 1999 and (B) as of March 31, 2002 and for the three months then ended (unaudited).

         99.2 Historical financial statements of Forefront Venture Partners, L.P. (A) as of December 31, 2001 and 2000 and for each of the three years ended December 31, 2001, 2000 and 1999.

         99.3 Unaudited pro forma condensed combined financial statements of Synopsys as of April 30, 2002 and for the year ended October 31, 2001 and for the six months ended April 30, 2002 (unaudited).

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 30, 2002

                                 SYNOPSYS, INC.
                                  (Registrant)



                                                   By:   /S/ ROBERT B. HENSKE
                                                   ----------------------
                                                   Robert B. Henske
                                                   Senior Vice President,
                                                   Finance and Operations, and
                                                   Chief Financial Officer
                                                   (Principal Financial Officer)

                               INDEX TO EXHIBITS

23.1     Consent of PricewaterhouseCoopers LLP

23.2     Consent of KPMG, LLP

23.3     Consent of BDO Seidman, LLP

99.1 Historical financial statements of Avant! Corporation (A) as of December 31, 2001 and 2000 and for each of the three years ended December 31, 2001, 2000 and 1999 and (B) as of March 31, 2002 and for the three months then ended (unaudited).

99.2     Historical  financial  statements of Forefront Venture Partners,  L.P.
         (A) as of December 31, 2001 and 2000 and for each of the three years ended December 31, 2001, 2000 and 1999.

99.3 Unaudited pro forma condensed combined financial statements of Synopsys as of April 30, 2002 and for the year ended October 31, 2001 and for the six months ended April 30, 2002 (unaudited).

                                                                    Exhibit 23.1





                       CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-56170, 333-90643, 333-84279, 333-77597,
333-50947,  333-45056,  333-32130,  333-38810,  333-63216, 333-71056, 333-77000,
333-75638, 333-97319 and 333-97317) of Synopsys, Inc. of our report dated February 6, 2002 relating to the financial statements of Avant! Corporation, which appears in the Current Report on Form 8-K of Synopsys, Inc. dated July 30, 2002. We also hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-56170, 333-90643, 333-84279,
333-77597,  333-50947,  333-45056,  333-32130,  333-38810, 333-63216, 333-71056,
333-77000,  333-75638,  333-97319 and 333-97317) of Synopsys, Inc. of our report dated January 18, 2002 relating to the financial statements of Forefront Venture Partners, L.P., which appears in the Current Report of Form 8-K of Synopsys, Inc. dated July 30, 2002.





/s/PricewaterhouseCoopers LLP
San Jose, California
July 26, 2002

                                                                    Exhibit 23.2

                        CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Avant! Corporation:


We hereby consent to the incorporation by reference in the registration statements (Nos. 333-56170, 333-90643, 333-84279, 333-77597, 333-50947,
333-45056,  333-32130,  333-38810,  333-63216,  333-71056, 333-77000, 333-75638,
333-97319 and 333-97317) on Form S-8 of our reports dated February 12, 2001, except as to Note 7, which is as of March 23, 2001 included in Amendment No. 1 to the Current Report on Form 8-K/A of Synopsys, Inc. relating to the consolidated balance sheets of Avant! Corporation, Inc. and subsidiaries as of December 31, 2000, and the related consolidated statements of earnings, stockholder's equity and comprehensive income, and cash flows for each of the years in the two-year period ended December 31, 2000, and the related financial statement schedule which reports appear in the December 31, 2000 annual report on Form 10-K of Avant! Corporation.






KPMG LLP
Mountain View, California
July 29, 2002

                                                                    Exhibit 23.3



              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS





Forefront Venture Partners, L.P.
Santa Clara, California

We hereby consent to the incorporation by reference in the previously filed open Registration Statements on Form S-8 (Nos. 333-56170, 333-90643, 333-84279,
333-77597,  333-50947,  333-45056,  333-32130,  333-38810, 333-63216, 333-71056,
333-77000,  333-75638,  333-97319 and 333-97317) of Synopsys, Inc. of our report dated February 9, 2001 except for Note 4, as to which the date is March 30, 2001, relating to the financial statements of Forefront Venture Partners, L.P. appearing in Synopsys, Inc.'s Current Report on Form 8-K/A dated July 30, 2002.



/s/ BDO Seidman, LLP
BDO Seidman, LLP

San Jose California
July 24, 2002

                                  EXHIBIT 99.1

               INDEX TO FINANCIAL STATEMENTS OF AVANT! CORPORATION


                                                                            Page

Fiscal Year Ended December 31, 2001
Report of PricewaterhouseCoopers LLP, Independent Accountants................F-1
Report of KPMG LLP, Independent Auditors.....................................F-2
Consolidated Statements of Earnings......................................... F-3
Consolidated Balance Sheets..................................................F-4
Consolidated Statements of Stockholders' Equity .............................F-5
Consolidated Statements of Cash Flows........................................F-6
Notes to Consolidated Financial Statements ..................................F-7

Three Months Ended March 31, 2002
Unaudited Condensed Consolidated Balance Sheets.............................F-37
Unaudited Condensed Consolidated Statements of Earnings.....................F-38
Unaudited Condensed Consolidated Statements of Cash Flows.................. F-39
Notes to Unaudited Condensed Consolidated Financial Statements..............F-40

                        REPORT OF INDEPENDENT ACCOUNTANTS

To Board of Directors and Shareholders
of Avant! Corporation:


In our opinion, the consolidated financial statements listed in the index appearing under Item 7 present fairly, in all material respects, the financial position of Avant! Corporation and its subsidiaries at December 31, 2001, and the results of their operations and their cash flows for the year ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.


     /s/ PRICEWATERHOUSECOOPERS LLP


San Jose, California
February 6, 2002

                          INDEPENDENT AUDITOR'S REPORT

The Board of Directors Avant! Corporation:

We  have  audited  the  accompanying   consolidated   balance  sheet  of  Avant!
Corporation and subsidiaries as of December 31, 2000, and the related consolidated statements of earnings, stockholders' equity and comprehensive income, and cash flows for each of the years in the two-year period ended December 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Avant! Corporation and subsidiaries as of December 31, 2000, and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.


     /s/ KPMG LLP


Mountain View, California
February 12, 2001, except as to Note 7,
which is as of March 23, 2001

                      AVANTI! CORPORATION AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF EARNINGS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                            2001            2000           1999

Revenue:
     Revenue from unaffiliated customers:
         Perpetual license                            $    95,515    $    127,439     $   119,525
         Time-based license                               167,302         110,437          84,784
         Service                                          101,326          90,138          80,346
                                                         --------        --------         -------
     Total revenue from unaffiliated customers            364,143         328,014         284,655
            Revenue from affiliates                        34,527          30,086          18,965
                                                          -------        --------         -------
             Total revenue                                398,670         358,100         303,620

Costs and expenses:
     Costs of software                                      5,203           5,623           5,664
     Costs of services                                     24,243          20,131          17,627
     Selling and marketing                                 98,744         102,953          84,698
     Research and development                              86,768          84,237          71,430
     General and administrative                            47,566          39,556          37,653
     Litigation settlements                               268,085          47,500              --
     Merger and in-process research and
       development expenses                                    --            (343)          5,902
                                                          -------         --------        -------
             Total operating expenses                     530,609         299,657         222,974
                                                         --------         --------        -------
             Earnings (loss) from operations             (131,939)         58,443          80,646
Equity income (loss) from investments
    and joint ventures, net                               (13,354)         22,262           6,122
Interest income and other, net                              6,124           4,434           7,716
                                                         ---------        --------        -------
             Earnings (loss) before income taxes         (139,169)         85,139          94,484
Income taxes                                               38,548          32,280          37,864
                                                         ---------        --------        -------
             Net earnings (loss)                      $  (177,717)    $    52,859     $    56,620
                                                         =========        ========       ========
     Basic                                            $     (4.72)    $       1.36    $      1.49
     Diluted                                          $     (4.72)    $       1.32    $      1.42
Weighted average shares outstanding:
     Basic                                                 37,637          38,880          38,084
     Diluted                                               37,637          39,966          39,746


                    See accompanying notes to consolidated financial statements.

                      AVANTI! CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                DECEMBER 31,      DECEMBER 31,

                                                                   2001              2000
         ASSETS
 Current assets:
      Cash and cash equivalents                               $   121,814        $  106,545
      Short-term investments                                       23,740           143,871
      Restricted investments                                        6,007            37,800
      Accounts receivable, net of allowances of $10,258
           and $16,133, respectively                               47,410            76,572
      Due from affiliates                                              --               812
      Deferred income taxes                                        29,201            34,036
      Prepaid expenses and other current assets                    18,028            11,853
                                                                  -------           -------
              Total current assets                                246,200           411,489
 Equipment, furniture and fixtures, net                            23,645            26,821
 Deferred income taxes                                             15,413            25,994
 Goodwill and other intangibles, net                               17,960            35,124
 Investments and joint ventures                                    26,465            49,144
 Other assets                                                      44,719            13,318
                                                                  -------           -------
              Total assets                                    $   374,402       $   561,890
                                                                 ========           =======
         LIABILITIES AND STOCKHOLDERS' EQUITY
 Current liabilities:
      Accounts payable                                        $     6,265       $     9,982
      Accrued compensation                                         20,104            27,909
      Accrued income taxes                                         32,849            33,165
      Other accrued liabilities                                    24,839            19,056
      Accrued litigation                                           31,548            47,500
      Deferred revenue                                             68,171            70,459
                                                                 --------           -------
              Total current liabilities                           183,776           208,071
 Other noncurrent liabilities                                      10,563             7,918
                                                                 --------           -------
              Total liabilities                                   194,339           215,989
 COMMITMENTS AND CONTINGENCIES
 Stockholders' equity:
 Preferred stock, $.0001 par value;
        5,000,000 shares authorized;
        none issued and outstanding                                    --                --
 Common stock, $.0001 par value; 70,000,000 shares
        authorized; 38,322,078 and 37,576,000 shares
        issued and outstanding at December 31, 2001
        and 2000, respectively                                          4                 4
 Additional paid-in capital                                       293,018           276,219
 Stock-based compensation                                          (2,865)           (2,770)
 Retained earnings (accumulated deficit)                          (39,287)          138,430
 Accumulated other comprehensive income                             2,049               327
 Treasury stock, at cost; 4,457,000 and 4,100,000 common
        shares at December 31, 2001 and 2000, respectively        (72,856)          (66,309)
                                                                  --------          --------

 Total stockholders' equity                                       180,063           345,901
                                                                  --------          --------
              Total liabilities and stockholders' equity      $   374,402       $   561,890
                                                                  ========          ========

              See  accompanying  notes to consolidated  financial statements.

                               AVANT! CORPORATION
               CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY AND
                           COMPREHENSIVE INCOME (LOSS)
                  YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
                                 (IN THOUSANDS)

                                                                 ACCUMULATED     RETAINED
                          COMMON STOCK   ADDITIONAL                OTHER          EARNINGS      TOTAL                  COMPREHENSIVE
                                           PAID-IN  STOCK-BASED COMPREHENSIVE   (ACCUMULATED   TREASURY  STOCKHOLDERS'    INCOME
                        SHARES    AMOUNT   CAPITAL COMPENSATION INCOME/(LOSS)     DEFICIT)      STOCK        EQUITY       (LOSS)
                      --------------------------------------------------------------------------------------------------------------
Balances as of          37,474     $ 4    $218,204   $(1,306)    $   (19)        $  28,951     $    --    $  245,834
December 31, 1998
  Comprehensive
  income:
      Net
      earnings                                                                      56,620                    56,620     $  56,620
      Unrealized
      loss on
      short-term
      investments
      net of tax
      effects of $479                                             (1,659)                                     (1,659)       (1,659)
                                                                                                                        ----------
  Comprehensive
  income                                                                                                                $  54,961
                                                                                                                        ==========
=====
  Stock issued             870               9,698                                                             9,698
  under stock
  option plans,
  including tax
  benefits of
  $3,687
===
  Stock issued
  under stock
  purchase plan            163               1,685                                                             1,685
  Issuance of
  common stock             367                 876                                                               876
  Employee
  stock-based
  compensation                                 270      (270)
  Amortization of
  employee
  stock-based
  compensation                                         1,247                                                   1,247
                      --------------------------------------------------------------------------------------------------
Balances as of          38,874     $ 4    $230,733   $  (329)   $ (1,678)        $  85,571     $    --     $ 314,301
December 31, 1999
=====================
  Comprehensive
  income:
    Net
    earnings                                                                        52,859                    52,859    $  52,859
    Unrealized
    gain on
    short-term
    investments
    net of tax
    effects of $1,203                                              2,005                                       2,005        2,005
                                                                                                                        ---------
  Comprehensive
  income                                                                                                                $  54,864
                                                                                                                        ==========

  Stock issued
  under stock
  option plans,
  net, including
  tax expense of $260      575               5,474                                                             5,474

  Stock issued
  under stock
  purchase plan            227               3,017                                                             3,017
  Repurchase of
  common stock          (4,100)                                                                 (66,309)     (66,309)
  Private placement
  of common stock        2,000              32,846                                                            32,846
  Stock options
  assumed in
  connection with
  acquisition                                  831                                                               831
  Employee
  stock-based
  compensation                               3,318    (3,318)
  Amortization of
  employee
  stock-based
  compensation                                           877                                                     877
                    --------------------------------------------------------------------------------------------------
Balances as of          37,576     $ 4    $276,219   $(2,770)   $    327       $   138,430    $ (66,309)   $ 345,901
December 31, 2000
=====================
  Comprehensive
  loss:
    Net loss                                                                      (177,717)                 (177,717)   $ 177,717)
    Unrealized
    gain on
    short-term
    investments
    net of tax
    effects of $389                                                1,722                                       1,722        1,722
                                                                                                                        ----------
  Comprehensive
  loss                                                                                                                  $(175,995)
                                                                                                                        ==========
===
  Stock issued             679              11,137                                                            11,137
  under stock
  option plans,
  net, including
  tax benefit of
  $2,253
===
  Stock issued
  under stock
  purchase plan            271               3,018                                                             3,018
  Stock issued
  under stock bonus
  plan                     153                 842                                                               842
  Repurchase of
  common stock            (357)                                                                  (6,547)      (6,547)
  Employee
  stock-based
  compensation                             1,159      (1,159)
  Stock-based
  compensation to
  non-employees                              643                                                                 643
  Amortization of
  stock-based
  compensation                                         1,064                                                   1,064
                    --------------------------------------------------------------------------------------------------
Balances as of
December 31, 2001       38,322   $ 4    $293,018     $(2,865)    $ 2,049       $   (39,287)   $ (72,856)   $ 180,063
                      ================================================================================================

          See accompanying notes to consolidated financial statements

                      AVANTI! CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
                                 (IN THOUSANDS)

                                                                               2001           2000         1999
Cash flows from operating activities:
Net (loss) earnings                                                        $ (177,717)  $    52,859  $    56,620
Adjustments to reconcile net (loss) earnings to net cash (used in) provided by operating activities:
   Depreciation and amortization                                               27,792        28,508       20,656
   Acquired in-process research and development                                    --           940           --
   Merger accruals                                                                 --        (2,165)          --
   Impaired goodwill                                                              767            --           --
   Amortization of stock-based compensation                                     1,064           877        1,247
   Compensation under stock plans                                               1,485            --           --
   Loss on disposal of assets                                                      --           275          517
   Equity (income) loss from investments and joint ventures                    13,354       (22,262)      (6,122)
   Deferred income taxes                                                       14,218       (15,975)      (5,068)
   Tax benefit (expense) related to stock options                               2,253          (260)       3,687
   Deferred rent                                                                 (542)        1,455          648
   Provision for doubtful accounts                                              4,210         5,876        7,282
   Changes in operating assets and liabilities, net of effects from acquisitions:
        Accounts receivable                                                    30,237       (24,366)     (22,047)
        Due from affiliates                                                       812         3,743        4,392
        Prepaid expenses and other assets                                       1,225        (9,625)       1,748
        Accounts payable                                                       (3,717)       (2,220)       4,783
        Accrued compensation                                                   (8,406)        8,612        9,188
        Accrued income taxes                                                     (316)        7,250          157
        Other accrued liabilities                                               5,165         6,084        3,981
        Accrued litigation                                                    (15,952)       47,500           --
        Deferred revenue                                                       (2,288)       23,538       13,302
                                                                            ------------ ------------  -----------

               Net cash (used in) provided by operating activities           (106,356)      110,644       94,971
                                                                            ------------ ------------  -----------
Cash flows from investing activities:
   Purchases of short-term investments                                       (233,467)     (382,306)     591,857)
   Maturities and sales of short-term investments                             384,714       363,271      451,354
   Investments and joint ventures                                              (8,102)       (1,251)          --
   Investment in ALi Bonds                                                    (30,000)           --           --
   Investment in SMIC                                                         (55,000)       (7,500)          --
   Proceeds from sale of investment in SMIC                                    62,500            --           --
   Distribution of capital from Forefront                                       2,500            --           --
   Purchases of equipment, furniture, fixtures and other assets                (6,100)      (10,210)      (7,249)
   Purchases of acquired entities, net of cash acquired                          (600)      (21,914)          --
                                                                            ------------ ------------ -------------
               Net cash provided by (used in) investing activities            116,445       (59,910)     147,752)
                                                                            ------------ ------------ -------------
Cash flows from financing activities:
   Principal payments under capital lease obligations                              --            --         (602)
   Payments on notes payable, net                                                  --            --       (1,905)
   Repurchase of common stock                                                  (6,547)      (66,309)          --
   Loans to employees, officers and directors, net                               (175)          757          700
   Exercise of stock options                                                    8,884         5,734        6,011
   Issuance of common stock under employee stock purchase plan                  3,018         3,017        1,685
   Issuance of common stock, net                                                   --        32,846          478
                                                                            ------------ ------------ -------------
               Net cash provided by (used in) financing activities              5,180       (23,955)       6,367
                                                                            ------------ ------------ -------------

Net increase (decrease) in cash and cash equivalents                           15,269        26,779      (46,414)
Cash and cash equivalents, beginning of year                                  106,545        79,766      126,180
                                                                            ------------ ------------ -------------
Cash and cash equivalents, end of year                                     $  121,814   $   106,545  $    79,766
                                                                            ------------ ------------ -------------
                                                                            ------------ ------------ -------------
Supplemental disclosures:
Cash paid during the year for:
      Interest                                                             $    2,127   $       149  $       335
      Income taxes                                                         $   16,843   $    37,384  $    35,003
Noncash investing activities:
      Issuance of options to acquire Analogy                               $       --   $       831  $        --
                             See accompanying notes to consolidated financial statements.

                       AVANT! CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1 NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     NATURE OF BUSINESS

Avant! Corporation ("the Company" or "Avant!") develops, markets, licenses and supports electronic design automation ("EDA") software products that assist design engineers in the physical layout, design, verification, simulation, timing and analysis of advanced integrated circuits. Its primary customers are semiconductor companies in the United States, Asia and Europe.

     PRINCIPLES OF PRESENTATION

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. Maingate Electronics, KK ("Maingate") became a wholly-owned subsidiary of the Company in December 2001, and is consolidated in the accompanying balance sheet as of December 31, 2001. Previously, the Company accounted for its investment in Maingate under the equity method. The consolidated financial statements have been restated to reflect the effect of the merger in 1999 with Chrysalis Symbolic Design, Inc. ("Chrysalis"), and Xynetix Design Systems Inc. ("Xynetix") as pooling of interests. The Maingate and Analogy, Inc. ("Analogy") acquisitions were accounted for under the purchase method. Analogy was acquired in 2000. Accordingly, the Company's consolidated financial statements do not include the results of operations, financial position or cash flows prior to their acquisitions.

     USE OF ESTIMATES IN PREPARATION OF FINANCIAL STATEMENTS

The accompanying consolidated financial statements, have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires the Company to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, the Company evaluates its estimates, including those related to bad debts, impairment of investments and other long-lived assets, income taxes, and contingencies and litigation. The Company bases its estimates on historical experience and on various other assumptions that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

    REVENUE RECOGNITION

Revenue consists primarily of fees for perpetual and time-based licenses (TBL) of our software products and post-contract customer support (PCS) arrangements. The Company classifies revenues as perpetual license, TBL, service or revenue from affiliates. Perpetual revenue consists of software license revenue from products sold under perpetual license arrangements. TBL revenue consists of software and PCS revenue from TBL arrangements. Service revenue consists primarily of PCS sold under perpetual licenses arrangements. Revenue from affiliates consists of products sold to affiliates under perpetual licenses, TBL and PCS arrangements.

The Company recognizes revenue using the residual method pursuant to the requirements of Statement of Position No. 97-2 "Software Revenue Recognition" ("SOP 97-2"), as amended by Statement of Position No. 98-9, "Software Revenue Recognition with Respect to Certain Arrangements" ("SOP 98-9").

Under SOP 97-2, revenue attributable to an element in a customer arrangement is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, and collectibility is probable.

Under the residual method, as per SOP 98-9, revenue is recognized in a multiple element arrangement for perpetual licenses when Company-specific objective evidence of fair value exists for all of the undelivered elements in the arrangement, but does not exist for one or more of the delivered elements in the arrangement. Most of the Company's perpetual license arrangements include the first year of PCS in the contract. The Company has determined that it has sufficient evidence to support vendor specific objective evidence (VSOE) for the PCS portion in perpetual license arrangements. Accordingly, at the outset of a new perpetual license arrangement with a customer, the Company defers revenue for the fair value of its undelivered elements (i.e., PCS) and recognizes revenue for the remainder of the arrangement fee attributable to the elements initially delivered in the arrangement (i.e., software product) when the basic criteria in SOP 97-2 have been met.

Revenues from TBL arrangements are generally recognized ratably over the term of the license, as the product and PCS portions of the TBL arrangements are bundled and not sold separately. Certain of the Company's TBL arrangements include extended payment terms. Revenues from these contracts are recognized upon delivery of the products at the lesser of aggregate amounts due and payable or the ratable portion of the entire fee.

PCS arrangements for perpetual licenses generally call for the Company to provide technical support and software updates. Service revenue is recognized ratably over the term of the PCS agreement, on a straight-line basis when all revenue recognition requirements are met.

During the fourth quarter of 2000, the Company adopted Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101"). The adoption of SAB 101 did not have a material effect on the Company's consolidated financial position or results of operations.

The Company recognized revenue from its affiliate Maingate Electronics KK (Maingate), in the quarter subsequent to the quarter in which Maingate collected cash from the end users. The company recognizes revenue from its affiliate, Davan Tech Co., Ltd, ("Davan Tech") when the Company receives cash from Davan Tech.

     ADVERTISING EXPENSE

The cost of advertising is expensed as incurred. Such costs are included in selling and marketing expense and totaled approximately $4.7 million, $3.2 million and $4.9 million during the years ended December 31, 2001, 2000, and 1999, respectively.

     FOREIGN CURRENCY TRANSLATION

The functional currency of the Company's foreign subsidiaries is the U.S. dollar. Accordingly, the financial statements of those subsidiaries, which are maintained in the local currency, are remeasured into U.S. dollars in accordance with SFAS No. 52, "Foreign Currency Translation". Exchange gains or losses from remeasurement of monetary assets and liabilities that are not denominated in U.S. dollars were not material for any period presented and are included in the statement of earnings.

     CASH AND CASH EQUIVALENTS

The Company considers all highly liquid investments with a remaining maturity of three months or less at the date of acquisition to be cash equivalents. Cash equivalents are stated at cost and consist of money market funds, certificates of deposit and commercial paper. The carrying amount of cash and cash equivalents approximates fair value.

     SHORT-TERM INVESTMENTS

Short-term investments, which are classified as available-for-sale, consist of demand deposit investments in short-term debt securities, U.S. Government Agency debt securities, municipal/ corporate auction preferred stock and municipal bonds, and are reported at fair value. The cost of securities sold is determined using the specific identification method when computing realized gains and losses. Fair value is determined using available market information.

     FOREIGN CURRENCY HEDGING INSTRUMENTS

The Company transacts business in various foreign currencies. Accordingly, the Company is subject to exposure from adverse movements in foreign currency exchange rates. There was no foreign currency hedging contracts outstanding as of December 31, 2001. Net gains and losses related to hedging contracts and foreign exchange transactions were minimal in 2001, 2000 and 1999.

The Company assesses the need to utilize financial instruments to hedge currency exposures on an ongoing basis. The Company does not use derivative financial instruments for speculative trading purposes, nor does the Company hedge its foreign currency exposure in a manner that entirely offsets the effects of changes in foreign exchange rates. The Company regularly reviews its hedging program and may as part of this review determine at any time to change its hedging program.

Effective January 1, 2001, the Company adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended. Adoption of this statement did not have a significant impact on the Company's results of operations or financial position.

     INCOME TAXES

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

If appropriate, a valuation allowance is recorded against deferred tax assets if it is more likely than not that all or a portion of the deferred tax assets will not be realized. While the Company has considered future taxable income and tax planning strategies in assessing the need for a valuation allowance, in the event it determines that it would not be able to realize all or a portion of the deferred tax assets in the future, an adjustment to the deferred tax asset would be charged to earnings in the period the determination was made.

     EQUIPMENT, FURNITURE AND FIXTURES

Equipment, furniture and fixtures are stated at cost. Equipment, furniture and fixtures are depreciated using the straight-line method over the estimated useful lives of the assets, which range from three to five years. Leasehold improvements are amortized using the straight-line method over the shorter of the lease term or the estimated useful life of the asset. Expenditures for repairs and maintenance are charged to expense as incurred. Upon disposal, costs and related accumulated depreciation are removed from the accounts and the resulting gains or losses are reflected in operations.

     GOODWILL AND OTHER INTANGIBLES

Intangibles consist principally of goodwill representing the excess of the cost of a purchased business over the fair value of the net tangible and intangible assets acquired. Generally, goodwill and other intangibles are amortized using the straight-line method over three to five years. As of December 31, 2001 and 2000, goodwill and related intangibles totaled $66.9 million and $67.7 million, respectively, and accumulated amortization was $49.0 million and $32.6 million, respectively. Amortization expense was $18.5 million, $18.3 million, and $10.4 million for the years ended December 31, 2001, 2000 and 1999, respectively. The Company periodically evaluates whether changes have occurred that would require revision of the remaining estimated useful life of the assigned goodwill or render the goodwill not recoverable. If such circumstances arise, the Company would use an estimate of the undiscounted value of expected future operating cash flows to determine whether the goodwill is recoverable. If the goodwill is not recoverable, the carrying amount of the goodwill will be reduced to the discounted amount of expected future operating cash flows resulting in a charge to earnings.

IMPAIRMENT OF LONG-LIVED ASSETS

The Company assesses the recoverability of our identifiable tangible and intangible assets under Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of". This statement requires identifiable tangible and intangible assets to be evaluated for impairment whenever events or changes in circumstances indicate that the carrying value of the assets may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the asset to future net cash flows expected to be generated by the assets. If an asset is considered to be impaired, the carrying amount of that asset is reduced to the fair value, based on discounted future cash flows, resulting in a charge to earnings.

     VALUATION OF INVESTMENTS

The Company has an investment in a company, which is a developer and supplier of integrated circuits for personal computers and personal computer peripheral and multimedia devices as well as other investments. The Company records an investment impairment charge when we believe an investment has experienced a decline in value that is other than temporary. The Company reviews each investment for indicators of impairment on a quarterly basis based, primarily on achievement of business plan objectives and current market conditions, among other factors. The primary business plan objectives the Company considers include, among others, those related to financial performance such as achievement of planned financial results, liquidity or completion of capital raising activities, and those that are not primarily financial in nature such as the introduction of technology. If it is determined that an impairment has occurred with respect to an investment, in the absence of quantitative valuation metrics, management estimates the impairment and/or the net realizable value of the investment based upon available information such as public- and private-company market comparable information and valuations completed for similar companies or investments.

    LITIGATION COSTS

The pending litigation and any future litigation against the Company and its employees, regardless of the outcome, are expected to result in substantial costs and expenses to the Company. The Company's legal expenses for all litigation matters were $14.6 million, $5.8 million and $14.7 million for the years ended December 31, 2001, 2000 and 1999, respectively. The Company records a litigation loss when it determines the negative outcome of litigation matters to be probable and reasonably estimable. At December 31, 2001 and 2000, Avant! accrued $31.5 million and $47.5 million, respectively for litigation issues.

The Company currently expects continued substantial legal costs in the future as a result of its current litigation issues. Thus, current litigation issues could seriously harm our business, financial condition and results of operations.

     NET EARNINGS AND EARNINGS PER SHARE

Basic earnings (loss) per share is computed by dividing the net earnings (loss) available to common shareholders by the weighted average number of common shares outstanding during the period. Diluted earnings (loss) per share is computed by dividing net earnings (loss) available to common shareholders by the weighted average number of common shares outstanding after giving effect to all dilutive potential common shares that were outstanding during the period.

Potential common shares are not included in the computation of dilutive earnings per share if they are antidilutive. The net loss per share as reported in 2001 was not adjusted, since potential common shares were antidilutive. Excluded from the computation of diluted earnings per share for the years ended December 31, 2000 and 1999, are options to acquire 1,374,902 and 2,159,285 shares respectively, of common stock with weighted-average exercise prices of $22.27 and $19.72, respectively, because their effects would be antidilutive.

The following is a reconciliation of the numerators and denominators of the basic and diluted EPS computations for the years presented (in thousands, except per share data):

                            NET EARNINGS     WEIGHTED AVERAGE    EARNINGS (LOSS)
                              (LOSS)        SHARES OUTSTANDING      PER SHARE

2001
  Basic                 $    (177,717)             37,637          $    (4.72)
  Effect of dilution:
      Stock options              ----                ----                 ----
                            ----------          ---------            ---------
  Diluted               $    (177,717)             37,637          $    (4.72)
                            ==========          =========            =========

2000
  Basic                 $      52,859              38,880          $     1.36

  Effect of dilution:
      Stock options              ----               1,086                ----
                            ----------         ----------            ---------
  Diluted               $      52,859              39,966          $     1.32
                            ==========         ==========            =========

1999
  Basic                 $      56,620              38,084          $     1.49

  Effect of dilution:
      Stock options              ----               1,662                ----
                            ----------         ----------            ---------
   Diluted               $     56,620              39,746          $     1.42
                            ==========         ==========            =========


     STOCK OPTION AND STOCK PURCHASE PLANS

The Company accounts for its stock-based compensation plans in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25,
"Accounting for Stock Issued to Employees", and related interpretations. As such, compensation expense is recorded on the date of grant when the current market price of the underlying stock exceeds the exercise price. Pursuant to Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation", the Company discloses the pro forma effects of using the fair value method of accounting for stock-based compensation arrangements.

In March 2000, the Financial Accounting Standards Board (FASB) issued FASB Interpretation (FIN) 44, "Accounting for Certain Transactions involving Stock Compensation", which clarifies the application of APB 25 for certain issues. There was no material impact on the Company's consolidated financial statements as a result of adopting this interpretation.

     STOCK-BASED COMPENSATION

The Company accounts for stock and stock options issued to non-employees in accordance with the provisions of Emerging Issues Task Force Consensus on Issue No. 96-18, "Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring or in Conjunction with Selling, Goods or Services." Expense is recognized over the vesting period of the options or the periods the related services are rendered, as appropriate.

     RECENT ACCOUNTING PRONOUNCEMENTS

In July 2001, the Financial Accounting Standards Board ("FASB") issued Statements of Financial Accounting Standards No. 141, "Business Combinations" (SFAS 141), and No. 142, "Goodwill and Other Intangible Assets" (SFAS 142). SFAS 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001 and specifies criteria intangible assets acquired in a purchase method business combination must meet to be recognized apart from goodwill. SFAS 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment at least annually in accordance with the provisions of SFAS 142.

The Company adopted the provisions of SFAS 141 effective July 1, 2001. Under SFAS 141, goodwill and intangible assets determined to have indefinite useful lives acquired in a purchase business combination completed after June 30, 2001, but before SFAS 142 is adopted will not be amortized, but will continue to be evaluated for impairment in accordance with SFAS 121. Goodwill and intangible assets acquired in business combinations completed before July 1, 2001 will continue to be amortized and tested for impairment in accordance with current accounting guidance until the date of adoption of SFAS 142.

Upon adoption of SFAS 142, the Company will evaluate existing intangible assets and goodwill that were acquired in prior purchase business combinations, and make any necessary reclassifications in order to conform with the new criteria in SFAS 142 for recognition of intangible assets apart from goodwill. Upon adoption of SFAS 142, the Company will be required to reassess the useful lives and residual values of all intangible assets acquired, and make any necessary amortization period adjustments. In addition, the Company will be required to test intangible assets with indefinite useful lives and goodwill for impairment in accordance with the provisions of SFAS 142 within the six-month period following adoption. Any impairment loss will be measured as of the date of adoption and recognized as the cumulative effect of a change in accounting principle. Any subsequent impairment losses will be included in operating activities.

The Company adopted SFAS 142 on January 1, 2002 (See Note 19). As of December 31, 2001, unamortized goodwill is $14.6 million, which will no longer be amortized subsequent to the adoption of SFAS 142. Related goodwill amortization expense for 2001, 2000 and 1999 was $11.8 million, $12.9 million and $8.6 million, respectively.

In October 2001, the FASB issued Statement of Financial Accounting Standards No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets" (SFAS 144). SFAS 144 supersedes SFAS 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of". SFAS 144 applies to all long-lived assets (including discontinued operations) and consequently amends Accounting Principles Board Opinion No. 30, "Reporting Results of Operations -- Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions". SFAS 144 develops one accounting model for long-lived assets that are to be disposed of by sale. SFAS 144 requires that long-lived assets that are to be disposed of by sale be measured at the lower of book value or fair value less cost to sell. Additionally, SFAS 144 expands the scope of discontinued operations to include all components of an entity with operations that (1) can be distinguished from the rest of the entity and (2) will be eliminated from the ongoing operations of the entity in a disposal transaction. The provisions of this Statement are effective for financial statements issued for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years, with early application encouraged. The Company is in the process of evaluating the effect of SFAS 144 on its financial statements. The Company does not expect a significant impact on its financial condition or results of operation because the impairment assessment under SFAS 144 is largely unchanged from SFAS 121.

2    AGREEMENT AND PLAN OF MERGER

On December 3, 2001, the Company announced that it had entered into a merger agreement with Synopsys, Inc. under which it will merge with and into Maple Forest Acquisition L.L.C., a Delaware limited liability company and a direct wholly owned subsidiary of Synopsys. Under the merger agreement, the Company's stockholders will receive 0.371 shares of Synopsys common stock for each share of Avant! common stock owned. In addition, the merger agreement provides that upon completion of the merger, stock options to purchase the Company's common stock granted to the Company's employees and directors under the Company's stock option plans that are outstanding and not exercised immediately before completing the merger will become options to purchase Synopsys common stock, except for the options granted to non-employee directors and Gerald C. Hsu. The replacement options issued in the merger will generally have the same terms and conditions as were applicable under the Company's stock option plans, except that the number of common shares subject to such stock options, and the exercise price of such stock options, will each be adjusted according to the exchange ratio in the merger agreement. The merger is subject to certain closing conditions, including, among other things, the approval of Avant! stockholders of the merger, approval of Synopsys stockholders of the issuance of Synopsys common stock in connection with the merger, expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act and other customary closing conditions.

3    FINANCIAL INSTRUMENTS

     CASH EQUIVALENTS AND INVESTMENTS

All short-term and restricted investments have been classified as available-for-sale securities. As of December 31, 2001, cash equivalents consist primarily of money market funds. Cash equivalents and short-term investments consist of the following as of December 31, (in thousands):

                                                        2001          2000
Cash equivalents                                  $    66,527   $     86,195
Short-term debt securities                              2,947         11,120
U.S. government agency debt securities                 22,550         19,234
Municipal bonds                                         4,250        151,317
                                                      -------       --------
Total financial instruments                       $    96,274   $    267,866
                                                      =======       ========

Reported as:
Cash equivalents                                  $    66,527   $     86,195
Short-term investments                                 23,740        143,871
Restricted investments                                  6,007         37,800
                                                      -------       --------
                                                  $    96,274   $    267,866
                                                      =======       ========



In connection with the legal proceedings disclosed in Note 18, the Company is required to maintain short-term investments and has classified these as restricted investments.

The cost of the securities held is based on the specific identification method. The carrying value of cash and cash equivalents and short-term investments approximate the fair value (based on quoted market prices) of such investments. Accordingly, net unrealized gains, at December 31, 2001, were $67,000 and net unrealized losses at December 31, 2000, were $0.7 million, respectively. As of December 31, 2001, the underlying maturities of financial instruments were $72.7 million within one year, and $23.6 million from 2003 to 2007.

The following table summarizes sales of available-for-sale securities for the years ended December 31, 2001, 2000, and 1999 (in thousands):

                                       2001           2000          1999
Proceeds from sales                $    384,714  $     363,271  $    451,354
Gross realized gains               $      2,343  $         375  $        334
Gross realized losses              $        207  $         791  $      1,286

4     EQUIPMENT, FURNITURE AND FIXTURES

As of December 31 equipment, furniture and fixtures consisted of the following (in thousands):

                                                           2001          2000
Furniture and fixtures                             $       9,372   $     9,854
Equipment                                                 44,575        47,341
Leasehold improvements                                    10,540        12,172
                                                        ---------      --------
                                                          64,487        69,367
Less accumulated depreciation and amortization           (40,842)      (42,546)
                                                        ---------      --------
                                                   $      23,645   $    26,821
                                                        =========      ========

Depreciation expense on equipment, furniture and fixtures was $9.3 million, $9.4 million and $10.4 million for the years ended December 31, 2001, 2000, and 1999, respectively.

5     MERGERS AND ACQUISITIONS

At the end of 2001, the Company completed its purchase of Maingate based on a formula agreed to by the Company and Synopsys, which was set forth in the Synopsys merger agreement. The purchase price was approximately $11.7 million in cash, subject to completion of the final closing balance sheet of Maingate. The purchase price has been allocated to the assets acquired and liabilities assumed based upon their fair market values at the date of acquisition. The Maingate assets and liabilities acquired did not have a significant impact on Avant!'s assets and liabilities and no goodwill was recorded in this transaction. The
Company had previously entered into a joint venture with Maingate for the purpose of consolidating distribution in Japan. Prior to the acquisition, the Company had an 18.8% ownership interest in Maingate and the remaining Maingate interests were owned by Gerald C. Hsu, the Company's Chairman, Noriko Ando, a former executive officer, and the Eigen Fund, whose owners included Moriyuki Chimura, a Company director. Prior to the acquisition, the Company accounted for its investment using the equity method. The Company's share of equity earnings are included in the accompanying consolidated statement of earnings as equity income from investments and joint ventures.

In July 1998, the initially agreed upon capitalization of Maingate was accomplished by several transfers of Maingate common stock: Avant! transferred 25.0% of Maingate common stock to The Eigen Fund and 40.0% of Maingate common stock to Gerald Hsu for approximately $177,000 and $283,000, respectively, and the Eigen Fund sold 2% of Maingate common stock to Noriko Ando for approximately $17,000.

In the first quarter of 2001, Maingate repurchased 20% of its outstanding shares from the Company that had the effect of reducing the Company's ownership interest in Maingate to 18.8%, and increasing Mr. Hsu's, Ms. Ando's and the Eigen Fund's ownership to 50.0%, 2.5% and 28.7%, respectively. Immediately prior to the Company's acquisition of Maingate, Mr. Hsu, Ms. Ando and the Eigen Fund owned 50%, 10%, and 21.2% of Maingate, respectively.

The Eigen Fund is a private equity fund whose owners have included Company directors Moriyuki Chimura and Charles St. Clair and Paul Lo, the Company's President. In June and July 2001, Mr. Chimura purchased the Eigen Fund interests owned by each of Dr. Lo and another Eigen Fund member at the same price paid by the sellers for these interests. In September 2001, the Eigen Fund transferred a 7.5% ownership interest in Maingate to Ms. Ando in exchange for a cash payment of approximately $50,000, and in October 2001, the Eigen Fund purchased the Eigen Fund interest owned by Mr. St. Clair at the same price paid by Mr. St. Clair for this interest. As of the date of Avant!'s acquisition of Maingate, Mr. Chimura owned 60% of the outstanding interests in the Eigen Fund, but had the right to receive approximately 27% of the Eigen Fund's Maingate sales proceeds. Mr. Hsu served as the manager of the Eigen Fund until his resignation shortly before Avant!'s purchase of Maingate. Mr. Hsu at no time held any ownership interest in the Eigen Fund or received any compensation for his services as manager.

The unaudited pro forma consolidated results of operations of the Company and Maingate for 2001 and 2000 are summarized below (in thousands):

                                             2001            2000
Revenue                               $      405,016    $    379,598
Net income (loss)                           (173,778)         56,206
Basic earnings (loss)                 $        (4.62)   $       1.45
Diluted earnings (loss)                        (4.62)           1.41

On March 22, 2000, the Company completed its acquisition of Analogy for approximately $32.1 million including $7.3 million of liabilities assumed and $0.8 million related to the fair value of options assumed. Analogy is a leader in mixed-signal and mixed-technology simulation, analysis and design. The Company paid $24.0 million in cash to acquire all of the outstanding shares of Analogy. As part of the acquisition, the Company expensed $0.9 million of acquired in-process research and development expenses and paid $0.9 million in severance. The in-process research and development amount was expensed, as the underlying technology had not reached technological feasibility and, in management's opinion, had no alternative future use.

The acquisition was recorded under the purchase method of accounting, and accordingly, the results of operations of Analogy are included in the consolidated financial statements from the date of acquisition. Pro forma consolidated information is not presented, as it is not material. The purchase price has been allocated to the assets acquired and liabilities assumed based upon their fair market values at the date of acquisition, as summarized below (in thousands):

Current assets (including cash and cash equivalents of $2,086)      $   8,057
Long term asset                                                         2,473
In-process research and development                                       940
Developed technology and other intangibles                              9,609
Goodwill                                                               11,060
                                                                      -------
                                                                    $  32,139
                                                                      =======

The amounts allocated to technology were estimated using an income approach applied to specifically identified technologies acquired. In-process technology was expensed upon acquisition because technological feasibility had not been established and no alternative future uses existed. Amounts allocated to developed technology and other intangibles are amortized on a straight-line basis over three years. Goodwill is being amortized on a straight-line basis over five years. All merger expenses were paid as of June 30, 2000.

On August 20, 1999, Avant! acquired Chrysalis, which designs, develops and sells software products that assist designers of complex and application-specific integrated circuits in the validation and verification of electronic designs, for approximately $42 million by issuing approximately 3,042,000 shares of Avant! common stock in a merger exchange for all of the outstanding stock of Chrysalis. The Company also assumed Chrysalis stock options representing the right to purchase 446,370 shares of Avant! common stock at a weighted average exercise price of $3.99 per share and assumed Chrysalis warrants representing the right to purchase 116,213 shares of Avant! common stock at a weighted average exercise price of $14.25 per share. As of December 31, 1999, all the related warrants had been exercised or expired.

In connection with the acquisition, the Company incurred expenses of $4.4 million, including fees to professional advisors and others totaling $2.0 million, $1.2 million of personnel-related costs and $1.2 million of other costs. Substantially all of the Company's expenses related to the Chrysalis acquisition consisted of cash expenditures. As of December 31, 1999, the unpaid merger related expenses were $3.2 million of which $1.6 million was related to professional advisors costs and $1.6 million was related to personnel and other costs. All merger expenses were paid as of December 31, 2000.

On August 6, 1999, Avant! acquired Xynetix, which develops electronic design automation software for advanced integrated circuits packaging and complex system design, for approximately $19 million by issuing approximately 1,441,000 shares of Avant! common stock in a merger exchange for all of the outstanding stock of Xynetix. The Company also assumed outstanding Xynetix stock options representing the right to purchase 126,492 shares of Avant! common stock at a weighted average exercise price of $1.86 per share.

In connection with the acquisition, the Company incurred expenses of approximately $1.5 million, including professional fees totaling $0.6 million, facilities costs of $0.5 million and other costs of $0.4 million. Substantially all of the Company's expenses related to the Xynetix acquisition consisted of cash expenditures. As of December 31, 1999, the unpaid merger related expenses were $1.0 million of which $0.4 million was related to professional fees and $0.6 million was related to facilities and other costs. All merger expenses were paid as of December 31, 2000.

During the quarter ended June 30, 2000, the Company completed its analysis of the remaining liabilities that related to the August 1999 acquisitions of Chrysalis and Xynetix and determined that $2.2 million of accrued merger related expenses related to these acquisitions were no longer required. Accordingly, these amounts were reversed in the second quarter of 2000.

Both acquisitions were accounted for using the pooling of interests accounting method. Accordingly, the Company's consolidated financial statements have been restated to include the financial position and results of operations for Chrysalis and Xynetix for all periods presented prior to their acquisition. Summarized below are revenue and net earnings for the separate entities, Avant!, Chrysalis and Xynetix, and combined amounts presented in the accompanying consolidated financial statements (in thousands):

                                NINE MONTHS ENDED
                                  SEPTEMBER 30,
                                      1999
                                   (UNAUDITED)
Revenue:
Avant!                                               $    207,911
Chrysalis                                                  10,608
Xynetix                                                     3,994
                                                        ---------
                                                     $    222,513
                                                        =========
Net earnings (losses):
Avant!                                               $     39,586
Chrysalis                                                    (632)
Xynetix                                                    (2,955)
                                                        ----------
                                                           35,999
Adjustment for deferred taxes                                 602
                                                        ----------
Net earnings                                         $     36,601
                                                        ==========

6     OTHER ASSETS

The Company's other assets consisted of the following as of December 31 (in thousands):

                                 2001       2000
Investment in ALi Bonds     $   32,400   $     --
Other                           12,319     13,318
                              --------    -------
    Total other assets      $   44,719   $ 13,318
                              ========    =======

The Company purchased zero coupon convertible bonds in the amount of $30 million issued by Acer Laboratories, Inc. (Ali) in March 2001. The bonds mature on March 30, 2004 and are redeemable on that date for an amount equal to 107% of the original principal amount. The bonds are accounted for as available-for-sale securities in accordance with FASB No. 115 "Accounting for "Certain Investments in Debt and Equity Securities", and recorded at fair value based on an independent valuation. The Company intends to hold these bonds until maturity.

ALi is a Taiwanese developer and supplier of integrated circuits for personal computers and personal computer peripheral and multimedia devices. ALi was established in 1993 through a spin-off by Acer Incorporated, which remains the major shareholder of ALi.

The bonds are convertible until February 29, 2004, into ordinary shares of ALi at the Company's option, subject to certain periods during which, under Taiwanese law, ALi's stock transfer records are required to be closed. The conversion price is US$1.835 per share, subject to adjustment for certain events set out in the bond agreement including: (1) the making of a free distribution or bonus issue of shares; (2) the subdivisions, consolidations or reclassifications of ALi's ordinary shares; and (3) the declaration of a dividend of shares. The conversion price is also subject to downward adjustment on March 30, 2002 and March 30, 2003, if the average closing price of the ordinary shares is less than the applicable conversion price on such date. At December 31, 2001, if the Company were to convert the bonds at the current conversion price, it would receive approximately 10.4% of the outstanding shares of ALi.

The Company will have the right to cause ALi to redeem the bonds on March 30, 2003, for the principal amount of the bonds. ALi has the right to redeem the bonds, in whole or in part, for the principal amount if the closing price of ALi common shares on the trading stock market, the Republic of China Over-the-Counter Securities Exchange (the Exchange), in U.S. dollars, calculated at the then prevailing exchange rate, is at least 140% of the conversion price for 30 consecutive days. ALi may exercise its right to redeem the bonds by giving notice at least 30 days, but not more than 60 days, prior to the date of redemption. Notice may not be given prior to ten days following the end of the 30-consecutive-day period described above, and not before the first anniversary of the date of the purchase of the bonds.

7     LITIGATION SETTLEMENTS

As discussed in Note 18, in 1998, the Santa Clara County District Attorney's office filed a criminal indictment alleging felony level offenses related to allegations of misappropriation of trade secrets set forth in the Avant!/ Cadence lawsuit. In 2001, Avant! entered pleas of no contest. In connection with the plea agreement to settle the criminal action brought against the Company and certain current and former employees, the Company paid fines and restitution. In connection with the settlement, the Company agreed to indemnify certain current and former Avant! employees who were defendants in this action for the fines assessed against them and to indemnify them for taxes levied as a result of this indemnification. The Company recognized $236.5 million of expense related to these matters in the second quarter of 2001.

In February 2002, in a default prove-up hearing, a Santa Clara County Superior Court fixed the combined award to Silvaco International and Silvaco Data Systems ("Silvaco") at $26.1 million on two of Silvaco's three remaining causes of action filed in 1995 against Meta Software Inc., which Avant! acquired in late 1996, and Shawn Hailey, former President and Chief Executive Officer of Meta Software, Inc. In accordance with Statement of Financial Accounting Standards No. 5 (SFAS 5) "Accounting for Contingencies", the Company recognized a loss related to this award in the fourth quarter of 2001.

In February 2002, Avant! resolved all claims between it and Dynasty Capital Services LLC and Randolph L. Tom. Under the terms of the settlement agreement, Avant! will pay a total of $5.4 million. In accordance with SFAS 5, the Company recognized a loss as a result of this agreement in the fourth quarter of 2001.

In March 2001, the Company reached an agreement to settle the two class action stockholder lawsuits that were pending against the Company. Under the terms of the two settlements, Avant! paid $47.5 million in cash to the plaintiff's classes, which dismissed all of their claims against the Company with prejudice. The two lawsuits, brought by Paul and Helen Margetis and by Joanne Hoffman on behalf of certain purchasers of Avant! common stock, were filed in the United States District Court for the Northern District of California in 1995 and 1997, respectively. In accordance with SFAS 5, the Company recognized a loss related to this agreement in the fourth quarter of 2000.

The following table summarizes the litigation settlement activities for the years ended December 31 (in thousands):

                                                                      2001                          2000
                                                            EXPENSE         PAYMENTS         EXPENSE     PAYMENTS
Securities class action                                $          --     $     47,500     $    47,500       --
Santa Clara criminal action restitution                      195,400          195,400              --       --
Santa Clara criminal action company fines                     27,000           27,000              --       --
Santa Clara criminal action individual fines and tax          14,137            8,534              --       --
Silvaco                                                       26,148               --              --       --
Dynasty Capital Services and Randolph Tom                      5,400               --              --       --
                                                            --------       ----------         -------   ------
Total                                                  $     268,085     $    278,434     $    47,500       --
                                                            ========       ==========         =======   ======


As of December 31, 2001 and 2000, the remaining accrual balances related to the above matters were $37.2 million and $47.5 million, respectively. There were no comparable expenses for the year ended December 31, 1999.

8     DEFERRED REVENUE

Deferred revenue includes amounts received from customers for which revenue has not been recognized. The Company believes these amounts represent our contractual obligations for future performance. The Company does not recognize deferred revenue for the unbilled portion of PCS for perpetual licenses because it believes that these contracts are a form of executory contract in which it has delivery obligations for software updates and customer support only if the customer pays fees when due and payable. Similarly, the Company does not recognize deferred revenue for the unbilled portion of its TBLs because it believes that these contracts are a form of executory contract in which it has a delivery obligation for new products, software updates and customer support only if the customer pays fees when due and payable. Due to the nature of the Company's business, the Company does not consider any of its backlog orders to be firm commitments from its customers.

The components of deferred revenues for the years ended December 31, are as follows (in thousands):

                                  2001         2000
Perpetual license             $    14,187   $    9,677
Time-based license                 34,118       34,070
Service                            19,866       26,712
                                 --------     --------
Total                         $    68,171   $   70,459
                                 ========     ========


9     STOCKHOLDERS' EQUITY

     STOCK REPURCHASE PROGRAMS

On April 18, 2000, the Board of Directors approved a stock repurchase program to purchase up to 6 million shares of its outstanding common stock in the open market or in privately negotiated transactions. As of December 31, 2001 the Company had repurchased 4.5 million shares of its common stock for an aggregate amount of approximately $72.9 million.

     STOCKHOLDER RIGHTS PLAN

The Company's Stockholder Rights Plan ("The Rights Plan") adopted September 4, 1998, is intended to protect stockholders from unfair or unfriendly takeover practices. In accordance with this plan, the Board of Directors declared a dividend distribution of one preferred stock purchase right on each outstanding share of its common stock held as of October 2, 1998, and on each share of common stock issued by the Company thereafter. Each right entitles the registered holder to purchase from the Company a one one-thousandth share of preferred stock at $100. The rights become exercisable in certain circumstances, including upon an entity acquiring or announcing the intention to acquire beneficial ownership of 15 percent or more of the Company's common stock without the approval of the Board of Directors or upon the Company being acquired by any person in a merger or business combination transaction. The rights are redeemable by the Company prior to exercise at $0.01 per right and expire on September 4, 2008.

On December 3, 2001, the Company's Board of Directors amended the Rights Plan to exempt Synopsys and its affiliates from triggering the Rights Plan in connection with the execution of the Synopsys merger agreement and to provide that the Rights Plan will terminate immediately prior to the effective date of the Synopsys merger.

     STOCK BONUS PLAN

In September 2001, the Company adopted the 2001 Stock Bonus Plan (the "Bonus Plan"). The purpose of the Bonus Plan is to provide a means by which selected directors, employees and consultants to the Company, and its affiliates may be given an opportunity to benefit from increases in value of the stock of the Company through the granting of stock bonuses and rights to purchase restricted stock. The Company, by means of the Bonus Plan, seeks to retain the services of persons who are now directors, employees or consultants to the Company or an affiliate and to provide incentives for such persons to exert maximum efforts for the success of the Company and its affiliates.

Under the terms of the Bonus Plan, the Company may issue up to 5 million shares of the Company's common stock. The number of shares may be increased based on the terms of the Plan. During the third quarter of 2001, approximately 200,000 shares were granted as bonuses under the Bonus Plan, and the Company recognized $1.2 million of expense.

     STOCK OPTION/ ISSUANCE PLAN

In April 1995, the Company approved the 1995 Stock Option/ Stock Issuance Plan ("the 1995 Plan"). The 1995 Plan is a qualified plan and is the successor to the 1993 Stock Option/ Stock Issuance Plan and has terms similar to those of the 1993 Plan.

The 1995 Plan has three separate equity programs: the Discretionary Option Grant Program, the Stock Issuance Program and the Automatic Option Grant Program.
Eligible participants in the Discretionary Option Grant and Stock Issuance Programs are employees, non-employee members of the Board of Directors or the Board of Directors of any subsidiary and consultants and other independent advisors who provide services to the Company. The term of the options granted under the Discretionary Option Grant Program is generally ten years with a typical vesting requirement of 25% after one year of service and monthly thereafter, fully vesting upon completion of the fourth year of service.

The 1995 Plan Automatic Option Grant Program provides for automatic nonstatutory option grants to non-employee members of the Board of Directors. Eligible directors receive an option to purchase 20,000 shares on the date of his appointment to the Board of Directors. In addition, at each annual stockholders' meeting, each individual who continues to serve as a non-employee member of the Board of Directors after the meeting receives an option grant to purchase 5,000 shares of common stock provided such individual has served as a non-employee director for at least six months prior to the date of the meeting. Options granted under the Automatic Grant Program are immediately exercisable. However, any shares purchased under an option granted under the Automatic Grant Program are subject to a repurchase right by the Company upon termination of the grantee's service to the Company. With respect to a non-employee director's initial grant of an option to purchase 20,000 shares, the Company's repurchase right lapses with respect to 25% of the shares on each of the four anniversaries of the director's continued service to the Company after the option grant date. As of December 31, 2001, 2000 and 1999, there were no shares of common stock subject to repurchase.

In July 2000, the Company approved the 2000 Stock Option/ Stock Issuance Plan ("the 2000 Plan"). The 2000 Plan is a non-qualified plan and is the successor to the 1995 Plan and has terms similar to those of the 1995 Plan.

The 2000 Plan has two separate equity programs: the Discretionary Option Grant Program and the Stock Issuance Program. Eligible participants in the Discretionary Option Grant and Stock Issuance Programs are employees, non-employee members of the Board of Directors or the Board of Directors of any subsidiary and consultants and other independent advisors who provide services to the Company (or any subsidiary). The terms of the options granted under the Discretionary Option Grant Program are generally the same as the terms established in the 1995 Plan.

In connection with the mergers and acquisitions discussed in Note 5, various option plans were assumed by the Company, thereby allowing participants to purchase Avant! stock in amounts and at prices adjusted to reflect the relative exchange ratios of the mergers.

For the years ended December 31 2001, 2000, and 1999, the Company recorded compensation expense for options to employees and other expense for options to non-employees of $1.7 million, $0.9 million, and $1.2 million. In addition, the Company has $2.9 million of deferred compensation in stockholder's equity, which will be amortized to compensation expense over the period during which the options become exercisable, generally four years. Had the Company determined compensation expense based on the fair value at the grant date for its stock plans under SFAS No. 123, the Company's net earnings (loss) and earnings (loss) per share would have been reduced to the pro forma amounts indicated below for the years ended December 31 (in thousands, except per share data):

                                                        2001            2000          1999
Net earnings (loss) as reported                    $     (177,717)  $     52,859  $     56,620
Additional compensation cost resulting from:
Stock options                                             (14,629)       (12,781)      (11,178)
Employee stock purchase plan (Note 11)                       (174)          (597)         (664)
                                                      ------------      ---------     ---------
Pro forma                                          $     (192,520)  $     39,481  $     44,778
                                                      ============      =========     =========
Basic earnings (loss) per share:
                                  As reported      $        (4.72)  $       1.36  $       1.49
                                  Pro forma        $        (5.12)  $       1.02  $       1.18
Diluted earnings (loss) per share:
                                  As reported      $        (4.72)  $       1.32  $       1.42
                                  Pro forma        $        (5.12)  $       0.99  $       1.13


The fair value of each option and purchase right is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

                                                       2001     2000      1999
Stock Option Plan:
               Expected life (years)                    3.62      3.77     4.32
               Risk-free interest rate                  3.59%     6.22%    5.61%
               Volatility                                 81%       87%      72%
               Dividend yield                              0%        0%       0%
Stock Purchase Plan:
               Expected life (years)                     0.5       0.5      0.5
               Risk-free interest rate                  1.83%     5.73%    4.86%
               Volatility                                 81%       87%      72%
               Dividend yield                              0%        0%       0%

The following table summarizes options outstanding under the various stock option plans at December 31, 2001, 2000 and 1999 and changes during the years then ended (in thousands, except per share data):

                                                 OPTIONS OUTSTANDING
                                                              WEIGHTED-
                                                                AVERAGE
                                            OPTIONS         EXERCISE PRICE
Balances, December 31, 1998                     6,916        $     12.44
           Granted and assumed                    882              14.84
           Exercised                             (898)              6.73
           Canceled                            (1,096)             10.53
                                             ---------
Balances, December 31, 1999                     5,804        $     14.06
           Granted and assumed                  2,199              14.05
           Exercised                             (742)              7.58
           Canceled                              (821)             15.55
                                             ---------
Balances, December 31, 2000                     6,440        $     14.99
           Granted                              4,377              14.93
           Exercised                             (679)             12.41
           Canceled                              (626)             15.81
                                             ---------
Balance, December 31, 2001                      9,512        $     14.95
                                             =========

                                                    2001      2000     1999
Weighted average fair value of options granted   $   9.41  $   8.98  $  8.90

The following table summarizes information about stock options outstanding as of December 31, 2001:

                                OPTIONS OUTSTANDING
                                    WEIGHTED-
                                     AVERAGE                   OPTIONS EXERCISABLE
                                    REMAINING
     RANGE OF          NUMBER      CONTRACTUAL   WEIGHTED-      NUMBER      WEIGHTED-
  EXERCISE PRICE    OUTSTANDING        LIFE       AVERAGE    EXERCISABLE     AVERAGE
                   (IN THOUSANDS)                           (IN THOUSANDS)
  Below $5.90           1,127          9.19     $    5.44           95     $     .98
  $ 6.68 - $12.75       1,289          7.80         10.81          792         11.46
   12.94 - 13.94        1,526          6.00         13.70        1,390         13.71
   14.19 - 15.00          976          8.73         14.75          255         14.41
   15.08 - 17.84        1,492          6.74         15.72        1,081         15.69
   18.17 - 19.44        2,468          8.87         18.49          508         18.79
   21.60 - 41.50          634          5.95         28.06          516         29.27
                     --------                                   ------
    0.01 - 41.50        9,512          7.76         14.95        4,637         15.85
                     ========                                   ======


10     SHARE PLACEMENT

On July 17, 2000, the Company completed a private placement of two million shares of common stock to Metchem Engineering S.A. The shares were priced at $17.03 per share, reflecting a 5% discount from the average closing price of the five trading days prior to the date of the sale and purchase agreement. Net proceeds from the placement were $32.8 million.

11     EMPLOYEE BENEFIT PLANS

     DEFERRED COMPENSATION PLAN

The Company maintains a deferred compensation plan which permits certain employees to defer their annual cash compensation. Distributions from the plan are generally payable upon cessation of employment in equal annual installments not to exceed 10 years or as a lump sum payment, at the option of the employee.

Undistributed amounts under the plan are subject to the claims of the Company's creditors. As of December 31, 2001 and 2000, the invested amounts under the plan totaled $4.2 million and $4.0 million, respectively, and are recorded as long-term other assets on the Company's balance sheet. Included in other noncurrent liabilities is $5.3 million and $4.7 million at December 31, 2001 and 2000, respectively for undistributed amounts due to employees.

     401(K) PLAN

The Company has a 401(k) retirement savings plan covering substantially all employees in the United States. The Company's matching contributions amounted to $2.8 million, $3.3 million and $2.3 million for 2001, 2000 and 1999, respectively.

     EMPLOYEE STOCK PURCHASE PLAN

The Company has a Qualified Employee Stock Purchase Plan ("Stock Purchase Plan"), which currently permits eligible employees to purchase common stock of the Company. The Stock Purchase Plan is qualified under Section 423 of the Internal Revenue Code of 1986, as amended. Under the Stock Purchase Plan, during six-month offering periods, employees may purchase from the Company a designated number of shares through payroll deductions at a price per share equal to 85% of the lesser of the fair market value of the Company's common stock as of the date of the grant or the date the right to purchase is exercised. Under the Stock Purchase Plan, the Company sold 271,000, 227,000, and 163,000 shares to employees in 2001, 2000 and 1999, respectively.

The fair value of employee purchase rights, for purposes of SFAS No. 123 disclosure was estimated using the Black-Scholes model. The weighted average fair value of those purchase rights (including the 15% discount to the fair value of the Company's common stock) granted in 2001, 2000 and 1999 were $3.90, $6.77, and $4.26, respectively (see Note 9).

12     INCOME TAXES

The components of the Company's earnings before income taxes for the years ended December 31, are as follows (in thousands):

                         2001           2000         1999
  United States     $     (168,651)  $    76,476   $    89,781
  Foreign                   29,482         8,663         4,703
                        -----------     --------       -------
  Total             $     (139,169)  $    85,139   $    94,484
                        ===========     ========      ========

The components of income tax expense (benefit), as presented in the accompanying consolidated statements of earnings, are comprised of federal taxes, state taxes and certain foreign taxes. The components of income taxes as of December 31, are as fosllows (in thousands):

                                          2001        2000          1999
Provision for income taxes:
Current:
         Federal                       $  7,312  $   34,817    $  29,896
         Foreign                         11,854       5,237        2,591
         State                            1,713       7,941        6,757
                                         ------      ------       -----
              Total                      20,879      47,995       39,244
                                         ======     ========    =========
Deferred:
         Federal                         12,171     (12,948)      (1,653)
         State                            3,245      (3,027)      (3,415)
                                         ------     --------    ---------
              Total                      15,416     (15,975)      (5,068)
Charge in lieu of taxes attributable
    to employee stock plans               2,253         260        3,688
                                        -------     --------    ---------
Total provision for income taxes       $ 38,548    $  32,280   $  37,864
                                        =======     ========   =========

The Company's effective tax rate differs from the federal statutory income tax rate of 35.0% as follows (in thousands):

                                             2001          2000          1999
Income tax expense at statutory rate     $    (48,709)  $  29,799    $  33,068
State tax expense, net                          1,621       4,862        5,745
Settlement of lawsuits                         80,117          --           --
Merger costs                                    2,773       2,894        3,698
Tax exempt income                                (898)     (1,670)       ( 996)
Tax credits                                    (2,365)     (3,851)      (2,548)
Foreign sales corporation                        (380)     (1,453)      (1,514)
Foreign taxes                                   5,070        (183)          58
Non-cash stock compensation                        --         534          227
Equity investment in foreign companies            465      (1,197)        (272)
Other                                             854       2,545          398
                                              --------    --------     --------
       Actual Income Tax Expense         $     38,548   $  32,280    $  37,864
                                              ========    ========     ========

The tax effects of the temporary differences that give rise to significant portions of the deferred tax assets and liabilities as of December 31, are as follows (in thousands):

                                                              2001          2000
Deferred tax assets:
   Accrued liabilities                                 $    16,812    $  28,556
   Allowance for doubtful accounts                           3,556        5,966
   Net operating loss carryforwards                          4,277        5,090
   Deferred revenue                                          8,562        9,821
   Property and equipment, principally due to
      depreciation                                             309          164
   Purchased technology                                     16,230       19,287
   Tax credit carryforwards                                  1,110        1,210
   Other                                                       381           --
                                                          ---------    ---------
             Total gross deferred tax assets                51,237       70,094
             Deferred tax asset valuation allowance            (57)         (57)
                                                          ---------    ---------
                                                            51,180       70,037
Deferred tax liabilities:
   Unrealized gain on venture capital investments           (5,368)     (10,007)
   Property and equipment, principally due to
      depreciation                                          (1,198)          --
                                                          ---------    ---------
Net deferred tax assets                                $    44,614    $  60,030
                                                          =========    =========

The Company  had net  operating  loss  carryforwards  of $13.8  million for U.S.
federal income tax purposes as of December 31, 2001, expiring through the year 2019. The Company acquired these net operating loss carryforwards as a result of the mergers with Chrysalis and Xynetix. The Company also acquired state net operating loss carryforwards for various states in various amounts as a result of the mergers with Chrysalis and Xynetix.

As of December 31, 2001, the Company had foreign tax credit carryforwards of $0.1 million. The Company also had research and development credit carryforwards of approximately $1.0 million.

Under the Tax Reform Act of 1986, the amounts of and the benefit from net operating losses and research and development credits that can be carried forward may be impaired or limited in certain circumstances.

Events which may cause changes in the Company's net operating loss and research and development credit carryovers include, but are not limited to, a cumulative stock ownership change of greater than 50%, as defined, over a three year period. The use of, or benefit from, tax attributes of certain acquired subsidiaries, as described above, may be subject to such limitations.

U.S. income taxes have not been provided for approximately $14.0 million of undistributed earnings of various non-U.S. subsidiaries. The Company intends to reinvest these earnings indefinitely in operations outside of the U.S.

13     CONCENTRATIONS OF CREDIT RISK

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of investments and trade accounts receivable.

The Company invests cash, cash equivalents and short-term investments in a variety of financial instruments issued by high credit quality institutions. Markets for these securities generally are highly liquid, and therefore bear minimal risk. Management regularly monitors the composition and maturity of these securities. The Company, by policy, limits the amount of credit exposure to any one financial institution, or commercial or municipal issuer. The Company has not experienced any material losses on these investments.

To reduce credit risk, the Company performs ongoing credit evaluations of its customers' financial condition. The Company maintains reserves for potential credit losses, but historically has not experienced any significant losses related to individual customers or groups of customers in any geographic area. The Company's allowance for doubtful accounts was $10.3 million and $16.1 million as of December 31, 2001 and 2000, respectively.

14     RELATED PARTY TRANSACTIONS

Included in prepaid expenses and other current assets, as of December 31, 2001 and 2000 was $1.1 million and $0.8 million, respectively, of notes receivable due from officers, former officers and a director.

The Company entered into certain joint ventures in Japan and Korea for the purpose of consolidating distribution in the two countries and entered into a limited partnership that invests primarily in technology start up companies. See
Note 16.

In December 2001, the Company acquired the shares of Maingate owned by Gerald C. Hsu, Noriko Ando, and The Eigen Fund. See Note 5.

15     SEGMENT INFORMATION

The Company has adopted the provisions of SFAS No. 131, "Disclosure About Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for the reporting by public business enterprises of information about operating segments, products and services, geographic areas, and major customers. The method for determining what information to report is based on the way that management organizes the operating segments within the Company for making operating decisions and assessing financial performance.

The Company's chief operating decision-maker (CODM) is considered to be the President. The CODM reviews financial information presented on a consolidated basis accompanied by disaggregated information about revenues by geographic region for purposes of making operating decisions and assessing financial performance.  The  consolidated  financial  information  reviewed by the CODM is identical to the information presented in the accompanying consolidated statement of earnings. Therefore, the Company operates in a single operating segment: electronic design automation software and services.

Revenue and asset information regarding operations in the different geographic regions is as follows (in thousands):

                             NORTH AMERICA     EUROPE      ASIA     CONSOLIDATED
Revenues:
     2001                     $  258,798     $  59,259  $  80,613   $   398,670
     2000                        244,704        40,739     72,657       358,100
     1999                        217,224        31,262     55,134       303,620
Identifiable assets:
     As of December 31, 2001  $  250,184     $  75,440  $  48,778   $   374,402
     As of December 31, 2000     420,827        77,543     63,520       561,890
Long-lived assets:
     As of December 31, 2001  $   15,496     $   1,420  $   6,729   $    23,645
     As of December 31, 2000      20,898         1,546      4,377        26,821

In fiscal 2001 one customer accounted for approximately 11% of the Company's revenues. The customer's revenues were primarily in North America. In fiscal 2000 and 1999, no single customer accounted for 10% or more of the Company's revenues.

16     INVESTMENTS AND JOINT VENTURES

The Company's investments and joint ventures consisted of the following as of December 31:

                                               2001         2000
Investment in Forefront                    $    19,010  $   34,416
Investment in SMIC                                  --       7,500
Other                                            7,455       7,228
                                               -------     -------

    Total investments and joint ventures   $    26,465   $  49,144
                                              ========     ========


The Company invested an additional $55 million in the first quarter of 2001 in Semiconductor Manufacturing International Corporation ("SMIC"), a development stage company in the process of establishing a semiconductor fabrication facility in China. The Company was scheduled to make further investments of $12.5 million on December 15, 2001, and $25.0 million on June 15, 2002. In October 2001, the Company sold its ownership investment back to SMIC. Pursuant to the agreement terminating the Company's investment, the entire $62.5 million paid by the Company was returned and the Company was relieved of any obligation to invest additional funds in SMIC.

The Company has a joint venture with Davan Tech Co., Ltd, ("Davan Tech") of Korea. The Company also had a joint venture with Maingate until December 2001, when the Company purchased Maingate (See Note 5). The joint ventures were formed for the purpose of consolidating distribution in their respective countries. At December 31, 2001, the Company owned 100% and 19.4% of Maingate and Davan Tech, respectively. Prior to December, 2001, the company owned 18.8% of Maingate. Both joint ventures were accounted for by the equity method during 2001. The Company's share of equity earnings is included in the accompanying consolidated statement of earnings as equity income from investments and joint ventures. The Chairman of the Company's Board of Directors owns 8.2% of Davan Tech and owned 50% of Maingate prior to its acquisition.

Prior to the acquisition of Maingate, the Company recognized revenue from sales to Maingate in the quarter subsequent to the quarter in which Maingate collected cash from the end users. The Company recognizes revenue from sales to Davan Tech when the Company receives cash from Davan Tech. At December 31, 2001, the Company did not have a balance due from affiliates. At December 31, 2000, due from affiliates included trade receivables of $0.8 million from Davan Tech. The terms on the due from affiliates balances are consistent with all other trade receivables.

The following table presents the sources of related party revenues from Maingate and Davan Tech (in thousands):

                                 2001         2000         1999
Maingate Revenue              $    31,329  $    25,537  $   16,765
Davan Tech Revenue                  3,198        4,549       2,200
                                 --------      -------     -------
Total                         $    34,527   $   30,086   $  18,965
                                =========     ========     =======

During 1998, the Company invested $10 million into Forefront Venture Partners L.P. ("Forefront"), a limited partnership that invests primarily in high technology start-up companies. This investment represented 53.9% ownership of the partnership. The partnership is controlled and managed by a General Partnership. A member of this partnership is a board member of the Company. The Company accounts for this investment by the equity method because the Company does not control Forefront. During the year ended December 31, 2001 the Company recorded $11.4 million equity loss related to Forefront. Equity income from Forefront for the years ended December 31, 2000 and 1999 was $18.8 million and $5.7 million, respectively. The equity income and loss resulted primarily from unrealized fluctuations of the portfolio value of the underlying venture capital investments. During 2001, the Company received cash distributions from Forefront totaling $2.5 million. The Company believes that due to the nature of venture capital investing, its investment in Forefront will be subject to significant fluctuation, which may result in the Company recording significant income and losses in the future.

Each quarter, the Company receives financial information from each of these companies. The Company's management reviews this financial information and also discusses with management of the respective companies the results of their operations, the general business climate and expectations about future results. In assessing the performance of these investments and determining whether or not impairment has occurred, the Company considers whether events or changes in circumstances have occurred that might indicate that the carrying amount of the investment may not be recoverable. None of these reviews and discussions has led the Company to believe that the carrying amounts of its investments have been permanently impaired.

The Company's equity loss of $13.4 million in 2001 and income of $22.3 million and $6.1 million in 2000 and 1999, respectively, primarily represented the Company's share of equity interest in investments in Maingate, Davan Tech and Forefront.

17     COMMITMENTS

The Company generally leases all its facilities under noncancelable operating lease agreements, which expire over the next eleven years. Rental expense incurred by the Company under operating lease agreements totaled $9.9, $10.8 million, and $7.8 million for the years ended December 31, 2001, 2000 and 1999, respectively.

Future annual minimum lease payments under noncancelable operating leases for the years ended December 31, are as follows (in thousands):

2002             $     9,861
2003                   9,577
2004                   8,431
2005                   6,960
2006                   6,592
Thereafter            27,776
                      ------
                 $    69,197
                     =======


The Company subleases certain of its facilities under noncancelable operating sublease agreements that expire over the next four years. The minimum operating lease payments have not been reduced by the minimum sublease rentals of $3.8 million due under the noncancelable subleases. (See Note 18)

The Company has employment and/or severance agreements with several of its executives and key employees, including Gerald C. Hsu, Paul Lo, and Moriyuki Chimura. These agreements have provisions relating to a voluntary resignation or involuntary termination of employment that occurs within six months after a change of control event, which includes, under the terms of certain employment agreements, if Gerald C. Hsu ceases to be the Chairman and Chief Executive Officer of the Company. In the case of a termination of employment after such a change of control, the employee will receive a cash termination payment based on a multiple of the employee's base salary in effect at that time. In addition, certain agreements provide for acceleration of all unvested stock options and an additional payment in consideration of covenants not to compete. If all such termination payments were payable as of December 31, 2001, the aggregate cash payout under employment/ or severance agreements to the executives and employees would be approximately $55 million. In addition, the Company has loaned Mr. Chimura $300,000 pursuant to a promissory note, dated June 5, 1998. This note bears interest at an annual rate of 3% and provides that the outstanding principal and accrued interest under the note will be forgiven in the event Mr. Hsu is no longer the President and Chief Executive Officer of the Company. As of December 31, 2001, the note to Mr. Chimura has not been forgiven.

18     LEGAL PROCEEDINGS

     AVANT!/ CADENCE LITIGATION

On December 6, 1995, Cadence filed an action against Avant! and certain of its officers in the United States District Court for the Northern District of California alleging copyright infringement, unfair competition, misappropriation of trade secrets, conspiracy, breach of contract, inducing breach of contract and false advertising. The complaint alleges that some of Avant!'s employees formerly employed by Cadence misappropriated and improperly copied Cadence's source code for important functions of Avant!'s place and route products, and that Avant! competed unfairly against Cadence by making false statements about Cadence and its products. The action also alleges that Avant! induced individuals, who have been named as defendants, to breach their employment and confidentiality agreements with Cadence. The same set of facts alleged in the Avant!/ Cadence litigation was also alleged in the Santa Clara criminal action. Avant!, Gerald C. Hsu, Chairman of Avant!, and five former Avant! employees pled no contest to certain of the charges alleged in the Santa Clara criminal action. As part of that plea, Avant! paid approximately $35.3 million in fines and $195.4 million in restitution.

In the Avant!/ Cadence litigation, Cadence sought to enjoin the sale of Avant!'s ArcCell and Aquarius place and route products. On December 19, 1997, the District Court entered a preliminary injunction against continued sales or licensing of any product or work copied or derived from DFII, specifically including, but not limited to, the ArcCell products. The preliminary injunction also bars Avant! from possessing or using any copies of any portion of the source code or object code for ArcCell or any other product, to the extent it had been copied or derived from DFII. Avant! had ceased licensing its ArcCell products in mid-1996, and Avant! had no revenue from these products in the last fiscal year or in the most recent interim period. On December 7, 1998, the District Court also entered a preliminary injunction against Avant! prohibiting Avant! from directly or indirectly marketing, selling, leasing, licensing, copying or transferring the Aquarius, Aquarius XO and Aquarius BV products. Pending the outcome of the trial of Cadence's action, the injunction further prohibits Avant! from marketing, selling, leasing, licensing, copying or transferring any translation code for any Aquarius product that infringes any protected right of Cadence and prohibits Avant! from possessing or using any copies of any portion of the source code or object code for the Aquarius products, to the extent that it has been copied or derived from DFII. Avant!
ceased supporting the Aquarius products in February 1999, and Avant! had no revenue from these products in the last fiscal year or in the most recent interim period.

In the Avant!/ Cadence litigation, Cadence seeks compensatory damages and treble or other exemplary damages from Avant! under theories of copyright infringement, misappropriation of trade secrets, inducing breach of contract and false advertising. Cadence has not fully quantified the amount of damages it seeks in the Avant!/ Cadence litigation. In the Santa Clara criminal action, described in the following section, Cadence claimed losses of $683.3 million. The court in the Santa Clara criminal action ultimately awarded Cadence $195.4 million, which included $143.5 million as Cadence's estimated lost gross profit from all Avant! sales of ArcCell and Aquarius products after a 1994 written release between Cadence and Avant!. Avant! subsequently paid the entire restitution amount in full. Under California law, Avant! may be entitled to credit that amount against any judgment Cadence obtains in the Avant!/ Cadence civil litigation. Avant! believes any potential liability to Cadence is neither probable nor estimable.

On January 16, 1996, Avant! filed an answer to the complaint denying wrongdoing. On the same day, Avant! filed a counterclaim against Cadence and its then-CEO, Joseph Costello, alleging antitrust violations, racketeering, false advertising, defamation, trade libel, unfair competition, unfair trade practices, negligent and intentional interference with prospective economic advantage, and intentional interference with contractual relations. The counterclaim alleges, among other things, that Cadence's lawsuit is part of a scheme to harm Avant! competitively, because of Avant!'s success in the marketplace. Avant! filed its amended counterclaim on January 29, 1998. Pursuant to a stipulated court order, Cadence and the other counterclaim defendants have not responded to the amended counterclaim, and Avant!'s counterclaim is currently stayed.

In April 1999, Avant! and Cadence filed cross-motions for summary adjudication as to whether a 1994 written release agreement between the two companies extinguished all Cadence claims regarding Avant!'s continued use of intellectual property claimed by Cadence in any Avant! place and route product in existence when the release was signed by the parties. On September 8, 1999, the District Court granted Avant!'s motion in part and ruled that Cadence's trade secret claim regarding use of DFII source code was barred by the release. The District Court also ruled that the release did not bar Cadence's copyright infringement claims regarding Avant!'s alleged post-release use of DFII source code. Unless reversed on appeal, Avant! believes that this ruling makes it likely that Cadence will prevail on its copyright infringement claims regarding Avant!'s use of DFII source code in the ArcCell products. While this ruling also increases the likelihood that Cadence will prevail on the same claims as they might apply to the Aquarius products, Avant! believes that it possesses additional meritorious defenses with respect to Aquarius that are not available with respect to ArcCell. On October 15, 1999, the District Court issued an amended order certifying its September 8, 1999 order for interlocutory appeal to the United States Circuit Court of Appeals for the Ninth Circuit. Cadence and Avant! petitioned for leave to file an interlocutory appeal, and the Circuit Court granted their petitions on December 20, 1999. On June 11, 2001, the Circuit Court certified to the California Supreme Court the following question: Under the California Uniform Trade Secrets Act, Cal. Civ. Code sec. 3426, when does a claim for trade secret infringement arise: only once, when the initial misappropriation occurs, or with each subsequent misuse of the trade secret? On October 31, 2001, the California Supreme Court accepted the certified question. Briefing before the California Supreme Court has not been completed, and no date for oral argument has been set.

Proceedings in the District Court have been stayed pending the Circuit Court's decision on appeal, which will follow the California Supreme Court's decision on the question certified to it, and no trial date has been set. Depending upon the timing of the decision of the California Supreme Court, the disposition of the appeal by the Circuit Court, the discovery process, jury selection and the judicial calendar, Avant! expects that, absent a lifting of the current stay, any trial would likely commence no earlier than mid 2003, and could commence substantially later.

Avant! believes it has defenses to all of Cadence's claims and intends to defend itself vigorously. The defenses include, but are not limited to, Avant!'s belief that the 1994 written release bars Cadence's claims based on the use of DFII source code. Avant!'s defenses also include Avant!'s belief that Avant! products did not use or incorporate any Cadence proprietary information or material allegedly misappropriated after the 1994 written release. This defense will be based on testimony of the authors of the source code challenged by Cadence, corroborated by contemporaneous records of their source code development, and of experts who have analyzed both Cadence's source code and the Avant! source code challenged by Cadence. Should Cadence ultimately succeed in the prosecution of its claims, however, Avant! could be required to pay substantial monetary damages to Cadence. Some or all of these damages may be offset by the amounts paid to Cadence as restitution arising out of the Santa Clara criminal action. An adverse judgment could seriously harm Avant!'s business, financial position and results of operations. Due to the uncertainty of the ultimate outcome of this issue, no losses have been accrued in Avant!'s financial statements as of December 31, 2001.

As noted above, preliminary injunctions entered in 1997 and 1998 enjoined Avant! from marketing its early place and route products, ArcCell and Aquarius, based on a judicial determination that they incorporated DFII source code. In Avant!'s current place and route products the functions supported by Cadence's DFII source code are performed by the MilkWay database, and the DFII code is not incorporated in any current Avant! product. Avant! developed MilkyWay under the supervision of an independent expert employing rigorous screening and record-keeping procedures. Cadence has never alleged that MilkyWay uses DFII source code in any way. Although Cadence has not made a claim in the Avant!/ Cadence litigation against any current Avant! product, including its Apollo and Astro place and route products, and has not introduced any evidence that any such product infringes Cadence's intellectual property rights, Cadence has publicly implied that it intends to assert such claims. If and when such claims are made, Avant! believes it would have defenses to any such claims and would defend itself vigorously. Nonetheless, should Cadence be successful at proving that any past or then-current Avant! product incorporated intellectual property misappropriated from Cadence, Avant! could be permanently enjoined from further use of such intellectual property, which might require modification to existing products and/or suspension of the sale of such products until such Cadence intellectual property was removed.

     SANTA CLARA CRIMINAL ACTION

On December 16, 1998, after a grand jury investigation, the Santa Clara County District Attorney's office filed a criminal indictment alleging felony level offenses related to the allegations of misappropriation of trade secrets set forth in Cadence's lawsuit. This criminal action was brought against, among others, Avant! and the following current or former employees and/or directors of Avant!: Gerald C. Hsu, then President, Chief Executive Officer and Chairman of the Board of Directors; Y. Z. Liao, Stephen Wuu, Leigh Huang, Eric Cheng and Mike Tsai. One former defendant was dismissed from the action, and the District Attorney appealed the dismissal order.

The 1998 indictment charged the defendants listed above with conspiring to commit trade secret theft, inducing the theft of a trade secret, conspiracy to commit fraudulent practices in connection with the offer or sale of a security and fraudulent practices in connection with the offer or sale of a security. On April 28, 2000, the Santa Clara Superior Court dismissed all charges in the 1998 indictment against Avant! and all of the current and former executives charged in the case. The District Attorney appealed the dismissal of the 1998 indictment and indicated intent to seek another indictment. The District Attorney dismissed the appeal in favor of the indictment described below.

On August 10, 2000, a Santa Clara County grand jury returned an indictment against the same current or former employees and/or directors of Avant! as the 1998 indictment. This charged defendants with conspiracy to commit trade secret theft, conspiracy to withhold and conceal stolen property, conspiracy to commit securities fraud, theft of trade secrets, withholding or concealing stolen property, making an unauthorized copy of an article containing a trade secret, and committing a fraudulent practice in connection with the offer or sale of a security. Trial proceedings began May 14, 2001.

On May 22, 2001, Avant! entered pleas of no contest to conspiracy to misappropriate trade secrets, two counts of trade secret misappropriation, and a violation of California corporate securities law. In connection with the plea agreement, Avant! agreed to pay a fine of $27.0 million and to pay restitution in an amount to be determined by the Court. On July 25, 2001, the court fixed the total restitution amount to be paid to Cadence at $195.4 million, any unpaid portion of which accrued interest at the statutory rate of 10% beginning July 25, 2001. The Company recognized the resulting expense of $222.4 million in the second quarter of 2001.

During the third quarter of 2001, Avant! paid the $27.0 million fine and made restitution payments to Cadence totaling $170.0 million. Avant! made a final payment of $26.5 million to Cadence on October 3, 2001, to conclude payment of the restitution owed to Cadence. The payments above included $1.1 million of interest.

In addition to the plea by Avant!, the individual defendants resolved the charges against them in the following manner:

-- Gerald Hsu pleaded no contest to conspiracy to misappropriate trade secrets, failure to return stolen property, and a violation of California corporate securities law and agreed to pay a $2.7 million fine. Mr. Hsu's fine was paid on May 22, 2001. The securities charge is a misdemeanor, and the other charges were reduced to misdemeanors at sentencing on July 25, 2001. On July 25, 2001, Mr. Hsu resigned his positions as Avant!'s President and Chief Executive Officer. Mr. Hsu continues as the Chairman of Board of Directors and as an employee of Avant! in the newly created position of Chief Strategist, providing strategic direction for Avant!.

-- Leigh Huang, Y.Z. Liao, and Eric Cho pleaded no contest to trade secret conspiracy and a violation of California corporate securities law. Huang, Liao and Cho agreed to pay fines of $0.1 million, $2.7 million, and $0.1 million, respectively, of which $0.2 million was paid in September 2001 and the remaining $2.7 million was paid in October 2001. Huang was sentenced to three years probation. Liao and Cho were each sentenced to three years probation and one year in county jail. Effective July 25, 2001, Liao resigned his position at Avant!. Huang and Cho are former Avant! employees.

-- Stephen Wuu pleaded no contest to trade secret misappropriation and a violation of California corporate securities law. Wuu agreed to pay a $2.7 million fine, which was paid by October 23, 2001. On July 25, 2001, Wuu was sentenced to 2 years in prison and three years probation. Effective July 25, 2001, Wuu resigned his position at Avant!.

-- Eric Cheng pleaded no contest to trade secret misappropriation. Cheng agreed to pay a $27,000 fine and was sentenced to three years probation and 364 days in county jail. Effective July 25, 2001, Cheng resigned his position at Avant!.

-- All charges were dismissed against former Avant! executive Mike Tsai.

As part of the settlement, Avant! agreed to indemnify all of the current and former Avant! employees named above, with the exception of Mr. Cheng, for the fines assessed against them, and indemnify them for the taxes levied as a result of this indemnification. Avant! recognized the resulting expense of $14.1 million in the second quarter of 2001.

Under the applicable law, Avant! was authorized to pay the defense expenses and fines of its officers, directors and employees if the Avant! board found that "the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful." The Avant! board having determined that these criteria were met, Avant! paid, or agreed to pay, the following amounts in litigation expenses and fines for the listed individuals in connection with the Santa Clara criminal action:
                                             LITIGATION AND
        NAME               FINES(1)        RELATED EXPENSES(1)
Gerald C. Hsu          $    2,700,000        $     518,019
Stephen Wuu            $    2,700,000        $   1,813,009
Y.Z. Liao              $    2,700,000        $   1,044,457
Eric Cho               $      100,000        $     617,685
Leigh Huang            $      100,000        $     866,765
Eric Cheng                         --        $   1,410,100(2)
Michael Tsai                       --        $     502,402

            (1) Amounts do not include amounts to indemnify each of the individuals for any actual tax liability attributable to amounts received from, or paid on their behalf by, Avant!.
            (2) Amounts include litigation expenses related to both the Santa Clara criminal action and the Avant!/Cadence litigation.

Delaware General Corporation Law, Section 145 authorizes a corporation to indemnify officers, directors, employees and agents who were or are parties to a pending or completed criminal action if "the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful." A finding of good faith is not precluded by a conviction or plea of no contest. Section 145(a) expressly states that "[t]he termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful."

In determining whether to indemnify the individual defendants for their expenses and fines incurred in the Santa Clara criminal action, the Avant! board of directors was advised by Avant!'s corporate counsel, special counsel to the board of directors and Avant!'s criminal defense counsel. The Avant! board of directors was advised concerning the requirements and appropriate application of Delaware General Corporation Law, Section 145, and the facts and circumstances of the plea bargain negotiated with the District Attorney for both Avant! and the individual defendants, including the charges to be dismissed, the agreed-upon sentence limitations and the fact that the prosecutor conditioned the plea agreement on acceptance by all the defendants. In connection with determining whether the individual defendants acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of Avant!, and had no reasonable cause to believe that their conduct was unlawful, the Avant! board was advised concerning:

o The elements necessary to establish culpability for the violations of securities laws;
o    The substance of the allegedly misleading statements;
o The circumstances and potential legal effect of the mutual, general release signed with Cadence in 1994; and
o    The  limited  role,  if  any,  the individuals  who had  apparently  used
     Cadence  source  code had played in connection   with  Avant!'s   initial
     public   offering  and   subsequent securities-related activities.

Based on this information and the advice of counsel, the Avant! board determined as to defendants Cho, Huang, Hsu, Liao and Wuu that the requirements of Section 145 were satisfied with respect to the fines assessed against these individuals for violating California securities laws and resolved to indemnify each of them for the fines being assessed pursuant to their no contest pleas. The Avant! board did not address the requirements of Section 145 with respect to any offenses other than violating California securities laws because no fines were assessed in connection with such other offenses. With regard to fines being assessed against defendants Igusa and Cheng, the Avant! board determined that indemnification for their fines was not appropriate pursuant to Section 145 because Mr. Igusa had never been an officer, director, employee or agent of Avant! and because Mr. Cheng's fine was based on a plea of no contest to an offense predicated on alleged conduct by Mr. Cheng undertaken before he became an Avant! employee.

In connection with the attorneys' fees and expenses previously advanced by Avant! on behalf of the individual defendants in the Santa Clara criminal action, except defendant Igusa, Avant! obtained undertakings by each of the individual defendants on whose behalf advances were made that Avant! believes complied with Delaware General Corporation Law, Section 145. Each of the undertakings provided that, in the event it was ultimately determined that the defendant was not, under applicable law, entitled to indemnification by Avant! for attorneys' fees and expenses, the defendant would repay Avant! the amount of all such payments made by Avant! to the defendant's attorneys. Avant!'s board of directors later determined that Delaware General Corporation Law, Section 145 would permit Avant! to indemnify each of the individual defendants, except defendant Igusa, for attorneys' fees and litigation expenses incurred in connection with defense of the criminal action. In addition to the factors described above, the Avant! board also was advised concerning, and considered:

o That, in connection with the no contest pleas, the prosecutor had dismissed certain charges made against the individual defendants,
o that each of the defendants had been charged with conduct undertaken while a company officer, director, employee or agent,
o That each defendant had coordinated with Avant! in the defense of the criminal action,
o That it had been in Avant!'s best interests to coordinate the defense of the criminal action,
o That Avant!'s prior willingness to advance attorneys' fees and costs to assist the individual defendants in their defense of the criminal action
     had  been  a  material   inducement  in  obtaining  that   coordination  by
     eliminating a potential source of financial pressure unrelated to the merits of the action, and
o That such payments therefore had been for the direct benefit of Avant! in addition to being of benefit to the individual defendants.

Because these attorneys' fees and expenses previously had been advanced by Avant! on behalf of the aforementioned individual defendants, the board of directors resolved that Avant! would not require repayment of these fees and expenses by the individual defendants. As a separate and further basis for indemnifying Messrs. Hsu, Wuu, Liao and Cheng for their attorneys' fees and expenses, for substantial business reasons, Avant! negotiated settlements that involved either revisions to, or termination of, those individuals' existing employment agreements with Avant!, including Avant!'s agreement not to require reimbursement for the fees and costs incurred in connection with the criminal action and advanced by Avant! on their behalf. The Avant! board of directors reviewed, was advised concerning, and approved settlement agreements with each of these individuals.

Finally, in connection with the indemnification of the individuals identified above for the fines assessed in connection with their no contest pleas, the Avant! board of directors determined that indemnification properly should encompass amounts sufficient to indemnify each of the individuals for any actual tax liability attributable to amounts received by or paid on behalf of the defendants and attributable to the indemnification of those individuals for the fines assessed in connection with the criminal action. The Avant! board of directors therefore resolved to reimburse each of the individual defendants, except for defendants Igusa and Cheng, for additional taxes actually incurred and paid as a result of having been indemnified by Avant! for the fines assessed in connection with the no contest pleas. As a separate and further basis for indemnifying Messrs. Hsu, Wuu and Liao for their actual additional tax liability incurred in connection with Avant!'s indemnification of them for the fines assessed in the criminal action, the settlements described above included Avant!'s agreement to indemnify each of those three individuals for any actual tax liability incurred and attributable to Avant!'s indemnification of them for the fines assessed in connection with the no contest pleas and the attorneys' fees and costs advanced by Avant! on their behalf.

SECURITIES CLASS ACTION CLAIMS

On December 15, 1995, Paul Margetis and Helen Margetis filed a securities fraud class action complaint against Avant! in the United States District Court for the Northern District of California. This lawsuit alleged securities laws violations, including omissions and/or misrepresentations of material facts related to the events and transactions which are the subject of the claims contained in Cadence's civil lawsuit against the Avant!. In addition, on May 30, 1997, Joanne Hoffman filed a securities fraud class action in the United States District Court for the Northern District of California on behalf of purchasers of Avant!'s stock between March 29, 1996 and April 11, 1997, the date of the filing of a criminal complaint against Avant! and six of its employees and/or directors. The plaintiffs alleged that Avant! and its officers misled the market as to the likelihood of the criminal indictment and as to the validity of the Cadence allegations. The District Court subsequently certified these two securities class actions, consolidated them for pretrial purposes, and stayed most discovery and other proceedings pending resolution of the criminal proceeding described above.

In March 2001, Avant! reached agreement with counsel for the plaintiff classes in both securities actions for a voluntary resolution of the cases. Under that agreement, Avant! paid a total of $47.5 million in exchange for dismissal of the actions and a release of claims by members of the classes. The District Court entered an order on June 22, 2001, that gave final approval to the settlement and dismissed the litigation with prejudice. Avant! paid the full settlement amount of $47.5 million in April 2001. Avant! recognized the settlement as an expense in the fourth quarter of 2000.

SILVACO LITIGATION

In March 1993, Meta Software Inc. ("Meta"), which Avant! acquired in October 1996, filed a complaint in the Superior Court of California for Santa Clara County against Silvaco Data Systems, Inc. seeking monetary damages and injunctive relief. In August 1995, Silvaco International and Silvaco Data Systems (collectively "Silvaco") filed a cross-complaint against Meta and Shawn Hailey, then the President and Chief Executive Officer of Meta, alleging that Meta owed Silvaco royalties and license fees pursuant to a product development and marketing program and unpaid commissions related to Silvaco's sale of Meta's products and services under such program. In November 1997, a judgment in the aggregate amount of $31.4 million was entered against Avant!. Avant! filed appeals on its own behalf and on behalf of Mr. Hailey. In order to appeal the judgment, Avant! was required to post a bond, which was collateralized with a $23.6 million letter of credit.

On June 21, 2001, the California Court of Appeal for the Sixth Appellate District reversed the judgment. The Court of Appeal decision gave Silvaco the option of amending its cross-complaint, in which case defaults that had been previously entered against Meta and Hailey, and that were the principal bases for the $31.4 million award, would be vacated, or holding a new default prove-up hearing on Silvaco's causes of action for intentional interference with business relationships and defamation and retrial as to the amount of award on Silvaco's cause of action for unfair business practices. On July 27, 2001, Silvaco petitioned the California Supreme Court for review of the Court of Appeal decision reversing the trial court judgment. On September 19, 2001, the California Supreme Court denied review of the Court of Appeal decision, and the Court of Appeal remitted the case to the trial court on September 21, 2001. At Silvaco's request, the Santa Clara County Superior court held a default prove-up hearing on January 31, 2002, where the court fixed the combined award to Silvaco at $26.1 million on its causes of action for defamation and intentional interference with economic relations based on conduct occurring between November 1995 and June 1996. Judgment against Avant! will not be entered until its claims against Silvaco and Silvaco's remaining claim against Avant! are resolved, and the amount of the award in Silvaco's favor will be reduced by any current and future awards in Avant!'s favor in the same action. On February 6, 2002, the court entered judgment against Mr. Hailey for the amount of the award, but the court ordered, with the parties' consent, that enforcement of that judgment be stayed. Mr. Hailey has written indemnity agreements with Meta Software and with Avant!, and Avant! is providing him with a defense. As part of the agreement to stay enforcement of the judgment against Mr. Hailey in February 2002, Avant! set aside funds in the amount of the award. Consequently, Avant! has accrued $26.1 million as a one-time charge as of December 31, 2001. Following the entry of judgment against Mr. Hailey, Avant! filed on behalf of Mr. Hailey notice of intention for move for new trial, which motion was denied on March 22, 2002. Avant! will file on behalf of Mr. Hailey an appeal to challenge the basis and amount of the judgment. Following the entry of any judgment against Avant!, it will have an opportunity on its own behalf to file a motion for new trial and, if appropriate, an appeal. Avant! intends to pursue all remedies available to it in connection with the litigation with Silvaco, and Avant! believes it has substantial issues that could cause the trial court to grant a new trial or that could cause any judgment to be remanded to the trial court for further proceedings. However, there can be no assurance that any such remedies will be successful. Payment of the damage award, or damages that may be awarded in the future, would have a material effect on Avant!'s financial condition and cash flows.

       SHAREHOLDER DERIVATIVE ACTIONS

Between July and October 2001, three derivative actions were filed against Avant! and certain of its officers and directors: Scott v. Muraki, et al., No. 01-017548 (Cal. Superior Ct.); Louisiana School Employees' Retirement System v. Muraki, et al., C.A. No. 19091 (Del. Chancery Ct.); and Peterson v. Hsu, et al., C.A. No. 19178 (Del. Chancery Ct.). The actions allege, in substance, that certain present and former Avant! officers and directors caused damage to Avant! by misappropriating trade secrets from competitors, making false representations to investors and the public, and causing Avant! to award lucrative employment contracts, bonuses, stock option grants, and valuable consulting contracts and ownership interests in companies affiliated with Avant!. The plaintiffs in the actions have agreed to several extensions of the defendants' deadline for responding to their respective complaints. Accordingly, the defendants have not moved to dismiss the actions or otherwise responded to plaintiffs' allegations. None of the parties to the actions has initiated any discovery requests, and no depositions have been taken. The defendants believe they have meritorious legal and factual defenses to the actions but, because the cases are in their initial stages, and because no court appearances have occurred, no motions have been heard, and no discovery has been taken, the ultimate outcome of the cases is uncertain. In addition, the individual officers and directors may have indemnification rights against the company which may reduce or eliminate any recovery by the company from the litigation. Due to the uncertainty of the ultimate outcome of this issue, no losses have been accrued in Avant!'s financial statements as of December 31, 2001.

       SEQUENCE LITIGATION

On August 9, 2001, Sequence Design, Inc. (Sequence) filed an action against Avant! Corporation No. CV-01-3064JL, in the United States District Court for the Northern District of California. Sequence alleges that Avant!'s Star-RC and Star-RCXT products infringe patent 5,901,063 owned by Sequence. The complaint seeks monetary and injunctive relief. Avant! has answered the complaint and counterclaimed for declaratory relief, for violations of the Sherman Antitrust Act and for statutory unfair competition in violation of California Business and Professions Code section 17200. The court held a case management conference on December 13, 2001, and subsequently scheduled trial for June 2, 2003. Avant! believes it has defenses to Sequence's claim and intends to defend itself vigorously. Avant!'s defenses and counterclaims include, but are not limited to, Avant!'s belief that the '063 patent is invalid over the prior art pursuant to 35 U.S.C. sections 102 and 103 and, independently, that Avant!'s Star-RC and Star-RCXT products do not infringe Sequence's '063 patent. Should Sequence's claim succeed, however, Avant! could be permanently enjoined from using and marketing any products held to incorporate the inventions claimed in the patent at issue, and it may be required to pay monetary damages to Sequence. Although Sequence has not made a claim against any Avant! products other than Star-RC and Star-RCXT, Sequence may assert such claims. If such claims are made, Avant!
believes it would have defenses to any such claims and would defend itself vigorously. Nonetheless, should Sequence be successful at proving that any Avant! product infringes the '063 patent, Avant! could be permanently enjoined from further infringing that patent, which might require modification to existing products and/or suspension of the sale of such products until they no longer infringed the Sequence patent. Accordingly, an adverse judgment could seriously harm Avant!'s business, financial position and results of operations. Due to the uncertainty of the ultimate outcome of this issue, no losses have been accrued in Avant!'s financial statements as of December 31, 2001.

       SILICON VALLEY RESEARCH LITIGATION

On August 10, 2001, Silicon Valley Research, Inc. (SVR) filed an action against Avant! Corporation in the United States District Court for the Northern District of California. The complaint purports to state claims for statutory unfair competition, receipt, sale and concealment of stolen property, interference with prospective economic advantage, conspiracy, false advertising, violation of the Lanham Act and violation of 18 U.S.C.A. ss. 1962 (R.I.C.O.). In the complaint, SVR alleges that Avant!'s use of Cadence trade secrets damaged SVR by allowing Avant! to develop and market products more quickly and cheaply than it could have otherwise and that more closely tracked Cadence's approach and interface. The complaint seeks an accounting, the imposition of a constructive trust, and actual and exemplary damages. Avant! has moved to dismiss the claims for statutory unfair competition, receipt, sale and concealment of stolen property, negligent interference with prospective economic advantage, conspiracy, and violation of 18 U.S.C.A. ss. 1962 (R.I.C.O.). Avant! has filed an answer in response to the remaining claims. Co-defendant Stephen Wuu moved to dismiss all claims. The court held a hearing on the motions to dismiss on December 14, 2001, and it took both motions under submission. Avant! believes it has defenses to SVR's claims and intends to defend itself vigorously. These defenses include, but are not limited to, defenses based on the authority granted to Avant! by the written release agreement signed between Cadence and Avant! in 1994, Avant!'s denial of any post-release misappropriation of Cadence trade secrets, Avant!'s belief that any use by Avant! of Cadence trade secrets did not confer any competitive advantage on Avant! over SVR, and Avant!'s belief that SVR's loss of market share resulted from factors other than any use by Avant! of Cadence trade secrets. Should SVR's claims succeed, however, Avant! could be required to pay monetary damages to SVR. Accordingly, an adverse judgment could seriously harm Avant!'s business, financial position and results of operations. Due to the uncertainty of the ultimate outcome of this issue no losses have been accrued in Avant!'s financial statements as of December 31, 2001.

       DYNASTY CAPITAL SERVICES ARBITRATION

On October 18, 2001, Dynasty Capital Services LLC submitted a Notice of Submission of Dispute against Avant! to the American Arbitration Association, and Randolph L. Tom subsequently submitted a Notice of Submission of Dispute against Avant! to the American Arbitration Association. The dispute stems from an advisory services agreement between Avant! and Dynasty Capital Services LLC and a legal services agreement between Avant! and Mr. Tom. In February 2002, Avant! resolved all claims between it and Dynasty Capital Services LLC and Randolph L. Tom. Under the terms of the settlement agreement, Avant! will pay a total of $5.4 million-- $2.7 million was paid at the time of the settlement and an additional $2.7 million will be paid upon the closing of the proposed merger with Synopsys Inc. If the Synopsys merger does not close and Avant! does not merge with any other entity, or sell or transfer 40% or more of its assets, on or before September 14, 2003, Avant!'s payment obligation is limited to the initial $2.7 million payment. Consequently, Avant! accrued $5.4 million as a one-time charge as of December 31, 2001.

       COMDISCO

On October 24, 2000, Avant! entered into an assignment of a lease dated February 27, 1997 between it as tenant and Renco Investment Company as landlord for premises known as Renco 48 at 46897 Bayside Parkway, Fremont, CA. The assignee was Comdisco, Inc. Avant! retained no possessory interest but was not released from any obligations under the lease. Renco is also the landlord under the leases covering Avant!'s facilities at 46871 Bayside Parkway. Those leases contain cross default provisions that apply to defaults under the Renco 48 lease.

In July 2001, Comdisco filed Chapter 11 bankruptcy. Shortly thereafter the general contractor who was modifying the leased premises filed a mechanic's lien against the Renco 48 property. After having been notified of the filing of the lien, the landlord, Renco, demanded that pursuant to the requirements of the lease Avant! release or bond around the lien. Avant! discharged the lien by payment of $4.2 million. Avant! recognized this cost in the third quarter of 2001. Subsequently, on September 8, 2001, Comdisco rejected the Renco 48 lease in the bankruptcy proceeding. Based upon the assignment of that lease, Avant! has the obligation to pay rent and common area maintenance (CAM) charges.

Avant! has been negotiating with Renco to resolve the issues related to Comdisco's rejection of the lease. However, on February 7, 2002 Renco filed suit in the Alameda County Superior Court claiming damages against Avant! on account of Comdisco's rejection of the lease. The complaint asks for rent damages in the sum of approximately $37.2 million, which is the amount through the end of the lease term that Comdisco would have been required to pay, and approximately $5.9 million build out damages. Renco has not declared any default of any of the other Avant! leases based on the cross-default provisions in those leases. Avant! is vigorously defending the rent damages and build out damages claim. In addition, Avant! is asserting its claim against Comdisco regarding payment of the mechanic's lien and rent in the Comdisco bankruptcy proceeding.

The pending litigation and any future litigation against Avant! and its employees, regardless of the outcome, are expected to result in substantial costs and expenses to Avant!. Avant!'s legal expenses for all litigation matters were $14.6 million, $5.8 million and $14.7 million for the years ended December 31, 2001, 2000 and 1999, respectively. Avant! currently expects continued substantial legal costs in the future as a result of its current litigation issues. Thus, current litigation issues could seriously harm Avant!'s business, financial condition and results of operations.

In addition, from time to time, Avant! is subject to legal proceedings and claims in the ordinary course of business that, even if not meritorious, could result in the expenditure of significant financial and managerial resources. Aside from the matters described above, Avant! does not believe that it is a party to any legal proceedings or claims that it believes would materially harm its business, financial condition and results of operations.

19 EFFECT OF NEW ACCOUNTING PRONOUNCEMENTS

The Company adopted SFAS 142 effective January 1, 2002. The following table presents the pro forma results of operations as a result of adopting SFAS 142 (in thousands except per share data):

                                                       For The Year Ended
                                            ------------------------------------
                                                2001          2000        1999
                                            -------------  ---------- ----------
Reported net earnings (loss)                  $ (177,717)   $ 52,859   $ 56,620
Goodwill amortization expense, net of tax           7,307      7,963      5,009
                                            -------------  ---------- ----------
Adjusted net earnings (loss)                   $ (170,410)   $ 60,822   $ 61,629
                                            =============  ========== ==========
Basic earnings (loss) per share:
    Reported earnings (loss) per share           $  (4.72)    $  1.36    $  1.49
    Goodwill amortization                            0.19        0.20       0.13
    Adjusted earnings (loss) per share              (4.53)    $  1.56    $  1.62

Diluted earnings (loss) per share:
    Reported earnings (loss) per share           $  (4.72)    $  1.32    $  1.42
    Goodwill amortization                            0.19        0.20       0.13
    Adjusted earnings (loss) per share           $  (4.53)    $  1.52    $  1.55

The following tables present details of the Company's total purchased intangible assets (in thousands):

                                               Accumulated
December 31, 2001               Gross         Amortization           Net
                            ---------------  ----------------   --------------
Technology                         $ 5,780         $ (4,099)          $ 1,681
Library Subscribers                  2,104           (1,228)              876
                            ---------------  ----------------   --------------
Total                              $ 7,884         $ (5,327)          $ 2,557
                            ===============  ================   ==============

December 31, 2000

Technology                         $ 9,035         $ (3,668)          $ 5,367
Library Subscribers                  8,182           (5,519)            2,663
                            ---------------  ----------------   --------------
Total                             $ 17,217         $ (9,187)          $ 8,030
                            ===============  ================   ==============

December 31, 1999

Technology                         $ 3,541         $ (1,578)          $ 1,963
Library Subscribers                  6,078           (3,473)            2,605
                            ---------------  ----------------   --------------
Total                              $ 9,619         $ (5,051)          $ 4,568
                            ===============  ================   ==============

The estimated future amortization expense of purchased intangible assets as of December 31, 2001, is as follows (in thousands):

                                 Amount
                             ----------------
    Fiscal Year
    2002                             $ 1,924
    2003                                 633
                             ----------------
    Total                            $ 2,557
                             ================

                  SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

                                        Q1 2001         Q2 2001         Q3 2001       Q4 2001
                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenue                               $    93,663    $    98,045      $  100,812    $  106,150
Costs of revenue                            7,759          7,717           6,852         7,118
Earnings (loss) from operations            26,976       (205,384)         34,568        11,901
Net earnings (loss)                        14,661       (217,250)         17,128         7,744
Earnings (loss) per share:
                Basic                 $      0.39    $     (5.79)     $     0.45    $     0.20
                Diluted                      0.38          (5.79)           0.45          0.20

                                         Q1 2000         Q2 2000          Q3 2000          Q4 2000
                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenue                               $    85,219      $    89,751      $   90,508      $   92,622
Costs of revenue                            6,450            6,818           6,111           6,375
Earnings (loss) from operations            23,494           29,450          26,503         (21,004)
Net earnings (loss)                        18,905           20,711          20,149          (6,906)
Earnings (loss) per share:
                Basic                 $      0.49      $      0.55      $     0.51      $    (0.18)
                Diluted                      0.47             0.52            0.50           (0.18)

                       AVANT! CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
                                   (UNAUDITED)

                                              MARCH 31, 2002  DECEMBER 31, 2001
ASSETS
Current assets:
      Cash and cash equivalents               $  164,196       $  121,814
      Short-term investments                      24,608           23,740
      Restricted investments                      32,151            6,007
      Accounts receivable, net of allowances
           of $8,128 and $10,258, respectively    43,601           47,410
      Deferred income taxes                       29,209           29,201
      Prepaid expenses and other current assets   20,091           18,028
                                                 -------          -------
        Total current assets                     313,856          246,200
Equipment, furniture and fixtures, net            22,494           23,645
Deferred income taxes                             15,763           15,413
Goodwill, net                                     15,403           15,403
Intangible assets, net                             2,629            2,557
Investment and joint ventures                     28,545           28,753
Other assets                                      42,951           42,431
                                                 -------          -------
        Total assets                          $  441,641       $  374,402
                                                 =======          =======

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
      Accounts payable                        $    3,167       $    6,265
      Accrued compensation                        18,525           20,104
      Accrued income taxes                        61,033           32,849
      Other accrued liabilities                   16,013           24,839
      Accrued litigation                          28,848           31,548
      Deferred revenue                            82,379           68,171
                                                 -------          -------
        Total current liabilities                209,965          183,776
Other noncurrent liabilities                      10,574           10,563
                                                 -------          -------
        Total liabilities                        220,539          194,339
COMMITMENTS AND CONTINGENCIES
Stockholders' equity:
Preferred stock, $.0001 par value;
   5,000,000 shares authorized;
   none issued and outstanding                        --               --
Common stock, $.0001 par value; 70,000,000
   shares authorized, 38,775,746 and 38,322,078
   shares outstanding at March 31, 2002 and
   December 31, 2001, respectively                     4                4
Additional paid-in capital                       299,827          293,018
Stock-based deferred compensation                 (1,779)          (2,865)
Accumulated deficit                               (6,438)         (39,287)
Accumulated other comprehensive income             2,344            2,049
Treasury stock, at cost; 4,457,000 common shares
   at March 31, 2002 and December 31, 2001,
   respectively                                  (72,856)         (72,856)
                                                 --------         --------
   Total stockholders' equity                    221,102          180,063
                                                 --------         --------
   Total liabilities and stockholders' equity $  441,641        $ 374,402
                                                 ========         ========

     See accompanying notes to condensed consolidated financial statements.

                       AVANT! CORPORATION AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF EARNINGS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

                                                       THREE MONTHS ENDED
                                                March 31, 2002    March 31, 2001
Revenue:
    Revenue from unaffiliated customers:
    Perpetual license                            $  23,243         $    29,960
    Time-based license                              55,957              36,887
    Service                                         27,358              26,816
                                                    ------            ---------
Total revenue from unaffiliated customers          106,558              93,663
    Revenue from affiliates                          1,546                  --
                                                  ---------           ---------
        Total revenue                              108,104              93,663
Costs and expenses:
        Costs of software                            1,067               1,587
        Costs of services                            5,357               6,172
        Selling and marketing                       23,328              27,426
        Research and development                    20,046              22,518
        General and administrative                   8,878               8,984
                                                  ---------           ---------
                Total operating expenses            58,676              66,687
                                                  ---------           ---------
                Earnings from operations            49,428              26,976
Equity loss from investments and joint
    ventures, net                                     (208)             (6,781)
Interest income and other, net                       3,340               3,262
                                                   --------           ---------
                Earnings before income taxes        52,560              23,457
Income taxes                                        19,710               8,796
                                                   --------           ---------
                Net earnings                     $  32,850         $    14,661
                                                   ========           =========
Earnings per share:
     Basic:                                      $    0.85         $      0.39
     Diluted:                                    $    0.83         $      0.38
Weighted average shares outstanding:
     Basic:                                         38,506              37,375
     Diluted:                                       39,801              38,490

     See accompanying notes to condensed consolidated financial statements.

                       AVANT! CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                                                        THREE MONTHS ENDED
                                                                MARCH 31, 2002      MARCH 31, 2001
Cash flows from operating activities:
  Net earnings                                                   $     32,850        $    14,661
  Adjustments to reconcile net earnings to net cash provided by operating activities:
     Depreciation and amortization                                      3,516              6,909
     Amortization of stock-based compensation                             241                281
     Compensation under stock plans                                       726                 --
     Equity loss from investments and joint ventures                      208              6,781
     Gain on sale of equipment                                         (2,484)                --
     Deferred income taxes                                               (358)               159
     Tax benefit related to stock options                                 329              1,465
     Deferred rent                                                        (54)               113
     Provision for doubtful accounts                                      537                (79)
     Changes in operating assets and liabilities, net of effects from acquisitions:
          Accounts receivable                                           3,272             17,528
          Due from affiliates                                              --                606
          Prepaid expenses and other assets                              (734)                72
          Accounts payable                                             (3,098)              (802)
          Accrued compensation                                         (1,579)            (6,143)
          Accrued income taxes                                         28,184              2,443
          Accrued litigation                                           (2,700)                --
          Other accrued liabilities                                    (8,762)            (6,058)
          Deferred revenue                                             14,208             18,002
                                                                      --------          ---------
          NET CASH PROVIDED BY OPERATING ACTIVITIES                    64,302             55,938
                                                                      --------          ---------
Cash flows from investing activities:
  Purchases of short-term investments                                 (28,985)           (66,765)
  Maturities and sales of short-term investments                        2,268            145,467
  Investments and joint ventures                                           --             (6,200)
  Investment in SMIC                                                       --            (55,000)
  Investment in ALi bonds                                                  --            (30,000)
  Proceeds from sale of asset                                           3,144                 --
  Distribution from venture capital investment                          1,500                 --
  Purchases of equipment, furniture, fixtures and other assets         (1,581)              (640)
                                                                      --------          ---------
       NET CASH USED IN INVESTING ACTIVITIES                          (23,654)           (13,138)
                                                                      --------          ---------
Cash flows from financing activities:
   Repurchase of common stock                                              --             (6,547)
   Repayment of notes receivable from officers                             --                 35
   Exercise of stock options                                            1,734              2,364
       NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES              1,734             (4,148)
                                                                      --------          ---------

Net increase in cash and cash equivalents
                                                                       42,382             38,652
Cash and cash equivalents, beginning of period                        121,814            106,545
                                                                     ---------          ---------
Cash and cash equivalents, end of period                         $    164,196        $   145,197
                                                                     =========          =========
Cash paid during the period for:
     Interest                                                    $         36        $       896
     Income taxes                                                $      1,047        $    15,454


     See accompanying notes to condensed consolidated financial statements.

                       AVANT! CORPORATION AND SUDSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

1 BASIS OF PRESENTATION

The unaudited condensed consolidated financial statements include the accounts of Avant! Corporation and its subsidiaries ("Avant!" or the "Company"). All significant intercompany accounts and transactions have been eliminated. In the opinion of management, all adjustments necessary for a fair presentation of financial position and results of operations have been made. Operating results for interim periods are not necessarily indicative of results that may be expected for a full year. The information included in these financial statements should be read in conjunction with the Company's annual report on Form 10-K for the year ended December 31, 2001, filed with the Securities and Exchange Commission (SEC).

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Certain financial statement items have been reclassified to conform to the current period's presentation.

2 AGREEMENT AND PLAN OF MERGER

On December 3, 2001, the Company announced that it had entered into a merger agreement with Synopsys, Inc. under which it will merge with and into Maple Forest Acquisition L.L.C., a Delaware limited liability company and a direct wholly owned subsidiary of Synopsys. Under the merger agreement, the Company's stockholders will receive 0.371 shares of Synopsys common stock for each share of Avant! common stock owned. In addition, the merger agreement provides that upon completion of the merger, stock options to purchase the Company's common stock granted to the Company's employees and directors under the Company's stock option plans that are outstanding and not exercised immediately before completing the merger will become options to purchase Synopsys common stock, except for the options granted to non-employee directors and Gerald C. Hsu. The replacement options issued in the merger will generally have the same terms and conditions as were applicable under the Company's stock option plans, except that the number of common shares subject to such stock options, and the exercise price of such stock options, will each be adjusted according to the exchange ratio in the merger agreement. The merger is subject to certain closing conditions, including, among other things, the approval of Avant! stockholders of the merger, approval of Synopsys stockholders of the issuance of Synopsys common stock in connection with the merger, expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act and other customary closing conditions. Synopsys and Avant! have each set June 4, 2002 as the date of their respective meetings of shareholders to vote on the proposed merger. Holders of record of Avant! common shares at the close of business on April 22, 2002 are entitled to vote at the Avant! special meeting.

3 COMPREHENSIVE INCOME

The following table sets forth the calculation of comprehensive income as required by Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income". Comprehensive income has no impact on the Company's net earnings, balance sheet, or stockholders' equity. The components of comprehensive income, net of tax, were comprised of the following (in thousands):

                                                     THREE MONTHS ENDED
                                                         MARCH 31,
                                                  2002               2001
Net earnings                                   $   32,850        $   14,661
Unrealized gains (losses) on investments, net         295               (91)
                                                ---------          ----------
Total comprehensive income                     $   33,145        $   14,570
                                                =========          ==========

4 EARNINGS PER SHARE

Basic earnings per share are computed by dividing the net earnings available to common shareholders by the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed by dividing net earnings available to common shareholders by the weighted average number of common shares outstanding after giving effect to all dilutive common shares that were outstanding during the period.

The following table sets forth the computation of basic and diluted earnings per share (in thousands, except per share amounts):

                                                            THREE MONTHS ENDED
                                                                 MARCH 31,
                                                            2002          2001
Net earnings                                            $  32,850     $  14,661
                                                           ======       ========
Weighted average number of common shares outstanding       38,506        37,375
Common stock equivalents:
                 Stock options and awards                   1,295         1,115
                                                           ------       --------
Total weighted average number of common and
     common equivalent shares outstanding                  39,801        38,490
                                                           ======       ========

Basic earnings per share                               $     0.85     $     0.39
Diluted earnings per share                             $     0.83     $     0.38


5 RECENT ACCOUNTING PRONOUNCEMENTS

In July 2001, the Financial Accounting Standards Board ("FASB") issued Statements of Financial Accounting Standards No. 141, "Business Combinations" (SFAS 141), and No. 142, "Goodwill and Other Intangible Assets" (SFAS 142). SFAS 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001, and specifies criteria intangible assets acquired in a purchase method business combination must meet to be recognized apart from goodwill. SFAS 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment at least annually in accordance with the provisions of SFAS 142.

The Company adopted SFAS 142 on January 1, 2002. As of January 1, 2002, unamortized goodwill is no longer amortized due to the adoption of SFAS 142. Related goodwill amortization expense for the year ended 2001 was $11.8 million. The Company completed its reassessment of the useful lives and residual values of all intangibles assets acquired and there was no material impact. The Company has not completed its testing of goodwill for impairment in accordance with the provisions of SFAS 142. The Company expects to have completed the implementation of SFAS 142 by June 30, 2002. The Company does not expect the implementation of SFAS 142, including recognizing transitional impairment losses, to have a material impact on its financial statements.

In October 2001, the FASB issued Statement of Financial Accounting Standards No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets" (SFAS 144). SFAS 144 supersedes SFAS 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of". SFAS 144 applies to all long-lived assets (including discontinued operations) and consequently amends Accounting Principles Board Opinion No. 30, "Reporting Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions". SFAS 144 develops one accounting model for long-lived assets that are to be disposed of by sale. SFAS 144 requires that long-lived assets that are to be disposed of by sale be measured at the lower of book value or fair value less cost to sell. Additionally, SFAS 144 expands the scope of discontinued operations to include all components of an entity with operations that (1) can be distinguished from the rest of the entity and (2) will be eliminated from the ongoing operations of the entity in a disposal transaction. The provisions of this Statement are effective for financial statements issued for fiscal years beginning after December 15, 2001. The adoption of SFAS 144 did not have a significant impact on the Company's financial condition or results of operation because the impairment assessment under SFAS 144 is largely unchanged from SFAS 121.

The following table presents the pro forma results of operations as a result of adopting SFAS 142 (in thousands except per share data):

                                                        THREE MONTHS ENDED
                                                            MARCH 31,
                                                     2002               2001
Reported net earnings                             $   32,850        $    14,661
Goodwill amortization expense, net of tax                 --              1,766
                                                    --------           --------
Adjusted net earnings                             $   32,850        $    16,427
                                                    ========           ========
   Basic earnings per share:
             Reported earnings per share          $  0.85           $  0.39
             Goodwill amortization                     --              0.05
                                                    -----             -----
             Adjusted net earnings per share      $  0.85           $  0.44
                                                    =====             =====

   Diluted earnings per share:
             Reported earnings per share          $  0.83           $  0.38
             Goodwill amortization                     --              0.05
                                                    -----             -----
             Adjusted earnings per share          $  0.83           $  0.43
                                                    =====             =====


The following tables present details of the Company's total purchased intangible assets (in thousands):

                                               Accumulated
                                  Gross       Amortization       Net
March 31, 2002
Technology                      $   6,536     $    (4,608)    $   1,928
Library subscribers                 2,104          (1,403)          701
                                   ------         --------       ------
Total                           $   8,640          (6,011)        2,629
                                   ======         ========       ======

December 31, 2001
Technology                      $   5,780     $    (4,099)    $   1,681
Library subscribers                 2,104          (1,228)          876
                                   ------         --------       ------
Total                           $   7,884          (5,327)        2,557
                                   ======         ========       ======


The estimated future amortization expense of purchased intangible assets as of March 31, 2002 is as follows (in thousands):

                                                 Amount
Fiscal Year
2002 (remaining nine months)                  $   1,996
2003                                                633
                                                -------
Total                                         $   2,629
                                                =======

6 INVESTMENTS AND JOINT VENTURES

The Company's investments and joint ventures consisted of the following (in thousands):

                                           MARCH 31, 2002     DECEMBER 31, 2001
Investment in Forefront                    $    18,863           $   19,010
Other                                            9,682                9,743
                                               -------              -------
  Total investments and joint ventures     $    28,545           $   28,753
                                              ========             ========

During 1998, the Company invested $10 million into Forefront Venture Partners L.P. ("Forefront"), a limited partnership that invests primarily in high technology start-up companies. This investment represented a 53.9% ownership of the partnership. The partnership is controlled and managed by a general partnership. A member of this partnership is a board member of the Company. The Company accounts for this investment by the equity method because the Company does not control Forefront.

The summarized financial information for Forefront consisted of the following (in thousands):

                                  MARCH 31, 2002      DECEMBER 31, 2001
Current assets                     $    12,543           $   12,163
Non current assets                      27,756               28,530
Current liabilities                          5                   58
Total equity                            40,294               40,635
Total income          $   621        $    (12,458)
Gross profit              607             (12,858)
Net earnings          $  (341)       $    (14,139)

The Company has a joint venture with Davan Tech Co., Ltd. ("Davan Tech") of Korea. The Company also had a joint venture with Maingate Electronics K.K. ("Maingate") until December 2001, when the Company purchased Maingate. The joint ventures were formed for the purpose of consolidating distribution in their respective countries. At March 31, 2002, the Company owned 19.4% of Davan Tech. Davan Tech is accounted for by the equity method. The Company's share of equity earnings is included in the accompanying consolidated statement of earnings as equity income from investments and joint ventures. The Chairman of the Company's Board of Directors owns 8.2% of Davan Tech. The Company recognizes revenue from sales to Davan Tech when the Company receives cash from Davan Tech. Related party revenue from Davan Tech for the three months ended March 31, 2002 was $1.5 million. There was no related party revenue for the three months ended March 31, 2001.

7 OTHER ASSETS

Included in other assets are zero coupon convertible bonds in the amount of $30 million issued by Acer Laboratories Inc. ("ALi"). ALi (incorporated as a company limited by shares in Taiwan) is a leading manufacturer of integrated circuits for the personal computer and embedded PC market. The bonds mature in February 2004 and are redeemable at maturity for an amount equal to 107% of the original principal amount. The bonds are accounted for as available-for-sale securities in accordance with FASB No. 115 "Accounting for Certain Investments in Debt and Equity Securities", and recorded at fair value based on an independent valuation. The bonds had a fair value of $33 million at March 31, 2002. The Company intends to hold these bonds until maturity.

8 DEFERRED REVENUE

Deferred revenue includes amounts received from customers for which revenue has not been recognized. The Company believes these amounts represent our contractual obligations for future performance. The Company does not recognize deferred revenue for the unbilled portion of post-contract customer support
(PCS) for perpetual licenses because it believes that these contracts are a form of executory contract in which it has delivery obligations for software updates and customer support only if the customer pays fees when due and payable. Similarly, the Company does not recognize deferred revenue for the unbilled portion of its time based licenses (TBLs) because it believes that these contracts are a form of executory contract in which it has a delivery obligation for new products, software updates and customer support only if the customer pays fees when due and payable. Due to the nature of the Company's business, the Company does not consider any of its backlog orders to be firm commitments from its customers.

The components of deferred revenues at March 31, 2002, and December 31, 2001, are as follows (in thousands):

                                  2002          2001
Perpetual license             $    13,616   $   14,187
Time-based license                 48,023       34,118
Service                            20,740       19,866
                                 --------     --------
Total                         $    82,379   $   68,171
                                 ========     ========

9 SEGMENT INFORMATION

The Company's chief operating decision-maker is considered to be the Company's President. The President reviews financial information presented on a consolidated basis accompanied by disaggregated information about revenues by geographic region for purposes of making operating decisions and assessing financial performance. The consolidated financial information reviewed by the President is identical to the information presented in the accompanying consolidated statements of operations. The Company operates in a single operating segment: electronic design automation software and services.

Revenue and asset information regarding operations in different geographic regions are as follows (in thousands):

                                                NORTH AMERICA    EUROPE      ASIA      CONSOLIDATED
Revenues:
        Three months ended March 31, 2002        $   62,057    $  20,404  $  25,643    $   108,104
        Three months ended March 31, 2001            55,074       14,931     23,658         93,663
Identifiable assets
        As of March 31, 2002                     $  280,203    $  82,770  $  78,668    $   441,641
        As of December 31, 2001                     233,119       77,834     63,449        374,402
Long-lived assets:
        As of March 31, 2002                     $   14,622    $   1,433  $   6,439    $    22,494
        As of December 31, 2001                      15,496        1,420      6,729         23,645


During the three months ended March 31, 2002, revenues from one customer amounted to approximately 12% of the Company's revenues. This customer's revenues were primarily in North America. During the three months ended March 31, 2001, no single customer accounted for 10% or more of the Company's revenues.

10 COMMITMENTS AND CONTINGENCIES

The Company has employment and/or severance agreements with several of its executives and key employees, including Gerald C. Hsu, Paul Lo, and Moriyuki Chimura. These agreements have provisions relating to a voluntary resignation or involuntary termination of employment that occurs within six months after a change of control event, which includes, under the terms of certain employment agreements, if Gerald C. Hsu ceases to be the Chairman and Chief Executive Officer of the Company. In the case of a termination of employment after such a change of control, the employee will receive a cash termination payment based on a multiple of the employee's base salary in effect at that time. In addition, certain agreements provide for acceleration of all unvested stock options and an additional payment in consideration of covenants not to compete. If all such termination payments were payable as of March 31, 2002, the aggregate cash payout under employment/or severance agreements to the executives and employees would be approximately $55 million. In addition, the Company has loaned Mr. Chimura $300,000 pursuant to a promissory note, dated June 5, 1998. This note bears interest at an annual rate of 3% and provides that the outstanding principal and accrued interest under the note will be forgiven in the event Mr. Hsu is no longer the President and Chief Executive Officer of the Company. As of March 31, 2002, the note to Mr. Chimura has not been forgiven.

11 LEGAL PROCEEDINGS

AVANT!/CADENCE LITIGATION

On December 6, 1995, Cadence filed an action against Avant! and certain of its officers in the United States District Court for the Northern District of California alleging copyright infringement, unfair competition, misappropriation of trade secrets, conspiracy, breach of contract, inducing breach of contract and false advertising. The complaint alleges that some of Avant!'s employees formerly employed by Cadence misappropriated and improperly copied Cadence's source code for important functions of Avant!'s place and route products, and that Avant! competed unfairly against Cadence by making false statements about Cadence and its products. The action also alleges that Avant! induced individuals, who have been named as defendants, to breach their employment and confidentiality agreements with Cadence. The same set of facts alleged in the Avant!/Cadence litigation was also alleged in the Santa Clara criminal action.

As part of a plea agreement in that action, Avant! pleaded no contest to charges of conspiracy to misappropriate trade secrets, two counts of trade secret misappropriation, and a violation of California corporate securities law, and it paid approximately $35.3 million in fines that were imposed on Avant! and the individual defendants named below and $195.4 million in restitution. Gerald C. Hsu, Chairman of Avant!, pleaded no contest to conspiracy to misappropriate trade secrets, failure to return stolen property and a violation of California corporate securities law. In addition, five former Avant! employees pleaded no contest to certain related charges alleged in the Santa Clara criminal action, including trade secret conspiracy, trade secret misappropriation and violations of California corporate securities law. See "Santa Clara Criminal Action" below.

In the Avant!/Cadence litigation, Cadence sought to enjoin the sale of Avant!'s ArcCell and Aquarius place and route products. On December 19, 1997, the District Court entered a preliminary injunction against continued sales or licensing of any product or work copied or derived from DFII, specifically including, but not limited to, the ArcCell products. The preliminary injunction also bars Avant! from possessing or using any copies of any portion of the source code or object code for ArcCell or any other product, to the extent it had been copied or derived from DFII. Avant! had ceased licensing its ArcCell products in mid-1996, replacing them at that time with its Aquarius products. On December 7, 1998, the District Court also entered a preliminary injunction against Avant! prohibiting Avant! from directly or indirectly marketing, selling, leasing, licensing, copying or transferring the Aquarius, Aquarius XO and Aquarius BV products. Pending the outcome of the trial of Cadence's action, the injunction further prohibits Avant! from marketing, selling, leasing, licensing, copying or transferring any translation code for any Aquarius product that infringes any protected right of Cadence and prohibits Avant! from possessing or using any copies of any portion of the source code or object code for the Aquarius products, to the extent that it has been copied or derived from DFII. Avant! had released its Apollo/Milkyway place and route products in January 1998, and it ceased supporting the Aquarius products in February 1999.

In the Avant!/Cadence litigation, Cadence seeks compensatory damages and treble or other exemplary damages from Avant! under theories of copyright infringement, misappropriation of trade secrets, inducing breach of contract and false advertising. Cadence has not fully quantified the amount of damages it seeks in the Avant!/Cadence litigation. The press has reported claims by Cadence representatives that Cadence may seek damages in excess of $1 billion in the Avant!/Cadence litigation, although neither Cadence, these representatives nor the press has ever described the basis, or provided any substantiation, for such claims, including whether such claimed damages include punitive damages. In the Santa Clara criminal action, described in the following section, Cadence claimed losses of $683.3 million. The court in the Santa Clara criminal action ultimately awarded Cadence $195.4 million, which included $143.5 million as Cadence's estimated lost gross profit from all Avant! sales of ArcCell and Aquarius products after a 1994 written release between Cadence and Avant!. Avant! subsequently paid the entire restitution amount in full. Under California law, Avant! may be entitled to credit that amount against any judgment Cadence obtains in the Avant!/Cadence civil litigation. Although Avant! believes any potential liability to Cadence is neither probable nor estimable, the financial advisors to Avant! and Synopsys assumed, only for purposes of assessing the fairness of the proposed Synopsys merger from a financial point of view, that the potential litigation exposure of the Avant!/Cadence litigation could be approximately $250 million to $500 million.

On January 16, 1996, Avant! filed an answer to the complaint denying wrongdoing. On the same day, Avant! filed a counterclaim against Cadence and its then-CEO, Joseph Costello, alleging antitrust violations, racketeering, false advertising, defamation, trade libel, unfair competition, unfair trade practices, negligent and intentional interference with prospective economic advantage, and intentional interference with contractual relations. The counterclaim alleges, among other things, that Cadence's lawsuit is part of a scheme to harm Avant! competitively, because of Avant!'s success in the marketplace. Avant! filed its amended counterclaim on January 29, 1998. Pursuant to a stipulated court order, Cadence and the other counterclaim defendants have not responded to the amended counterclaim, and Avant!'s counterclaim is currently stayed.

In April 1999, Avant! and Cadence filed cross-motions for summary adjudication as to whether a 1994 written release agreement between the two companies extinguished all Cadence claims regarding Avant!'s continued use of intellectual property claimed by Cadence in any Avant! place and route product in existence when the release was signed by the parties. On September 8, 1999, the District Court granted Avant!'s motion in part and ruled that Cadence's trade secret claim regarding use of DFII source code was barred by the release. The District Court also ruled that the release did not bar Cadence's copyright infringement claims regarding Avant!'s alleged post-release use of DFII source code. Unless reversed on appeal, Avant! believes that this ruling makes it likely that Cadence will prevail on its copyright infringement claims regarding Avant!'s use of DFII source code in the ArcCell products. While this ruling also increases the likelihood that Cadence will prevail on the same claims as they might apply to the Aquarius products, Avant! believes that it possesses additional meritorious defenses with respect to Aquarius that is not available with respect to ArcCell. On October 15, 1999, the District Court issued an amended order certifying its September 8, 1999 order for interlocutory appeal to the United States Circuit Court of Appeals for the Ninth Circuit. Cadence and Avant! petitioned for leave to file an interlocutory appeal, and the Circuit Court granted their petitions on December 20, 1999. On June 11, 2001, the Circuit Court certified to the California Supreme Court the following question: Under the California Uniform Trade Secrets Act, Cal. Civ. Code sec.3426, when does a claim for trade secret infringement arise: only once, when the initial misappropriation occurs, or with each subsequent misuse of the trade secret? On October 31, 2001, the California Supreme Court accepted the certified question. Briefing before the California Supreme Court has not been completed, and no date for oral argument has been set.

Proceedings in the District Court have been stayed pending the Circuit Court's decision on appeal, which will follow the California Supreme Court's decision on the question certified to it, and no trial date has been set. Depending upon the timing of the decision of the California Supreme Court, the disposition of the appeal by the Circuit Court, the discovery process, jury selection and the judicial calendar, Avant! expects that, absent a lifting of the current stay, any trial would likely commence no earlier than mid 2003, and could commence substantially later.

Avant! believes it has defenses to all of Cadence's claims and intends to defend itself vigorously. The defenses include, but are not limited to, Avant!'s belief that the 1994 written release bars Cadence's claims based on the use of DFII source code. Avant!'s defenses also include Avant!'s belief that Avant! products did not use or incorporate any Cadence proprietary information or material allegedly misappropriated after the 1994 written release. This defense will be based on testimony of the authors of the source code challenged by Cadence, corroborated by contemporaneous records of their source code development, and of experts who have analyzed both Cadence's source code and the Avant! source code challenged by Cadence. Should Cadence ultimately succeed in the prosecution of its claims, however, Avant! could be required to pay substantial monetary damages to Cadence. Some or all of these damages may be offset by the amounts paid to Cadence as restitution arising out of the Santa Clara criminal action. An adverse judgment could seriously harm Avant!'s business, financial position and results of operations. Due to the uncertainty of the ultimate outcome of this issue, no losses have been accrued in Avant!'s financial statements as of March 31, 2002.

As noted above, preliminary injunctions entered in 1997 and 1998 enjoined Avant! from marketing its early place and route products, ArcCell and Aquarius, based on a judicial determination that they incorporated DFII source code. In Avant!'s current place and route products the functions supported by Cadence's DFII source code are performed by the MilkWay database, and the DFII code is not incorporated in any current Avant! product. Avant! developed MilkyWay under the supervision of an independent expert employing rigorous screening and record-keeping procedures. Cadence has never alleged that MilkyWay uses DFII source code in any way. Although Cadence has not made a claim in the Avant!/Cadence litigation against any current Avant! product, including its Apollo and Astro place and route products, and has not introduced any evidence that any such product infringes Cadence's intellectual property rights, Cadence has publicly implied that it intends to assert such claims. If and when such claims are made, Avant! believes it would have defenses to any such claims and would defend itself vigorously. Nonetheless, should Cadence be successful at proving that any past or then-current Avant! product incorporated intellectual property misappropriated from Cadence, Avant! could be permanently enjoined from further use of such intellectual property, which might require modification to existing products and/or suspension of the sale of such products until such Cadence intellectual property was removed.

SANTA CLARA CRIMINAL ACTION

On December 16, 1998, after a grand jury investigation, the Santa Clara County District Attorney's office filed a criminal indictment alleging felony level offenses related to the allegations of misappropriation of trade secrets set forth in Cadence's lawsuit. This criminal action was brought against, among others, Avant! and the following current or former employees and/or directors of Avant!: Gerald C. Hsu, then President, Chief Executive Officer and Chairman of the Board of Directors; Y.Z. Liao, Stephen Wuu, Leigh Huang, Eric Cheng and Mike Tsai. One former defendant was dismissed from the action, and the District Attorney appealed the dismissal order.

The 1998 indictment charged the defendants listed above with conspiring to commit trade secret theft, inducing the theft of a trade secret, conspiracy to commit fraudulent practices in connection with the offer or sale of a security and fraudulent practices in connection with the offer or sale of a security. On April 28, 2000, the Santa Clara Superior Court dismissed all charges in the 1998 indictment against Avant! and all of the current and former executives charged in the case. The District Attorney appealed the dismissal of the 1998 indictment and indicated intent to seek another indictment. The District Attorney dismissed the appeal in favor of the indictment described below.

On August 10, 2000, a Santa Clara County grand jury returned an indictment against the same current or former employees and/or directors of Avant! as the 1998 indictment. This charged defendants with conspiracy to commit trade secret theft, conspiracy to withhold and conceal stolen property, conspiracy to commit securities fraud, theft of trade secrets, withholding or concealing stolen property, making an unauthorized copy of an article containing a trade secret, and committing a fraudulent practice in connection with the offer or sale of a security. Trial proceedings began May 14, 2001.

On May 22, 2001, Avant! entered pleas of no contest to conspiracy to misappropriate trade secrets, two counts of trade secret misappropriation, and a violation of California corporate securities law. In connection with the plea agreement, Avant! agreed to pay a fine of $27.0 million and to pay restitution in an amount to be determined by the Court. On July 25, 2001, the court fixed the total restitution amount to be paid to Cadence at $195.4 million, any unpaid portion of which accrued interest at the statutory rate of 10% beginning July 25, 2001. We recognized the resulting expense of $222.4 million in the second quarter of 2001.

During the third quarter of 2001, Avant! paid the $27.0 million fine and made restitution payments to Cadence totaling $170.0 million. Avant! made a final payment of $26.5 million to Cadence on October 3, 2001, to conclude payment of the restitution owed to Cadence. The payments above included $1.1 million of interest.

In addition to the plea by Avant!, the individual defendants resolved the charges against them in the following manner:

-- Gerald Hsu pleaded no contest to conspiracy to misappropriate trade secrets, failure to return stolen property, and a violation of California corporate securities law and agreed to pay a $2.7 million fine. Mr. Hsu's fine was paid on May 22, 2001. The securities charge is a misdemeanor, and the other charges were reduced to misdemeanors at sentencing on July 25, 2001. On July 25, 2001, Mr. Hsu resigned his positions as Avant!'s President and Chief Executive Officer. Mr. Hsu continues as the Chairman of Board of Directors and as an employee of Avant! in the newly created position of Chief Strategist, providing strategic direction for Avant!.

-- Leigh Huang, Y.Z. Liao, and Eric Cho pleaded no contest to trade secret conspiracy and a violation of California corporate securities law. Huang, Liao and Cho agreed to pay fines of $0.1 million, $2.7 million, and $0.1 million, respectively, of which $0.2 million was paid in September 2001 and the remaining $2.7 million was paid in October 2001. Huang was sentenced to three years probation. Liao and Cho were each sentenced to three years probation and one year in county jail. Effective July 25, 2001, Liao resigned his position at Avant!. Huang and Cho are former Avant! employees.

-- Stephen Wuu pleaded no contest to trade secret misappropriation and a violation of California corporate securities law. Wuu agreed to pay a $2.7 million fine, which was paid by October 23, 2001. On July 25, 2001, Wuu was sentenced to 2 years in prison and three years probation. Effective July 25, 2001, Wuu resigned his position at Avant!.

-- Eric Cheng pleaded no contest to trade secret misappropriation. Cheng agreed to pay a $27,000 fine and was sentenced to three years probation and 364 days in county jail. Effective July 25, 2001, Cheng resigned his position at Avant!.

-- All charges were dismissed against former Avant! executive Mike Tsai.

As part of the settlement, Avant! agreed to indemnify all of the current and former Avant! employees named above, with the exception of Mr. Cheng, for the fines assessed against them, and indemnify them for the taxes levied as a result of this indemnification. Avant! recognized the resulting expense of $14.1 million in the second quarter of 2001.

Under the applicable law, Avant! was authorized to pay the defense expenses and fines of its officers, directors and employees if the Avant! board found that "the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful." The Avant! board having determined that these criteria were met, Avant! paid, or agreed to pay, the following amounts in litigation expenses and fines for the listed individuals in connection with the Santa Clara criminal action:

       NAME              FINES(1)          LITIGATION AND RELATED EXPENSES(1)
Gerald C. Hsu        $      2,700,000               $       518,019
Stephen Wuu          $      2,700,000               $     1,813,009
Y.Z. Liao            $      2,700,000               $     1,044,457
Eric Cho             $        108,000               $       617,685
Leigh Huang          $        108,000               $       866,765
Eric Cheng                         --               $     1,410,100(2)
Michael Tsai                       --               $       502,402

          (1) Amounts do not include amounts to indemnify each of the individuals for any actual tax liability attributable to amounts received from, or paid on their behalf by, Avant!. As of April 15, 2002, Avant! has paid Mr. Hsu,
                Mr. Wuu, Mr. Liao and Mr. Cho approximately $2,073,000, $1,748,000, $1,923,000 and $60,000, respectively, for the actual tax liability attributable to the fines paid by Avant! in connection with the Santa Clara criminal action.
          (2) Amounts include litigation expenses related to both the Santa Clara criminal action and the Avant!/ Cadence litigation.

Delaware General Corporation Law, Section 145 authorizes a corporation to indemnify officers, directors, employees and agents who were or are parties to a pending or completed criminal action if "the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful." A finding of good faith is not precluded by a conviction or plea of no contest. Section 145(a) expressly states that "[t]he termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful."

In determining whether to indemnify the individual defendants for their expenses and fines incurred in the Santa Clara criminal action, the Avant! board of directors was advised by Avant!'s corporate counsel, special counsel to the board of directors and Avant!'s criminal defense counsel. The Avant! board of directors was advised concerning the requirements and appropriate application of Delaware General Corporation Law, Section 145, and the facts and circumstances of the plea bargain negotiated with the District Attorney for both Avant! and the individual defendants, including the charges to be dismissed, the agreed-upon sentence limitations and the fact that the prosecutor conditioned the plea agreement on acceptance by all the defendants. In connection with determining whether the individual defendants acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of Avant!, and had no reasonable cause to believe that their conduct was unlawful, the Avant! board was advised concerning:

o The elements necessary to establish culpability for the violations of California Securities laws;
o  The  substance  of  the  allegedly  misleading statements;
o The circumstances and potential legal effect of the mutual,general relase signed with Cadence in 1994; and
o The limited role, if any, the individuals who had apparently used Cadence source code had played in connection with Avant!'s initial public offering and subsequent securities-related activities.

Based on this information and the advice of counsel, the Avant! board determined as to defendants Cho, Huang, Hsu, Liao and Wuu that such defendants were acting within the scope of their employment and that the requirements of Section 145 were satisfied with respect to the fines assessed against these individuals for violating California securities laws and resolved to indemnify each of them for the fines being assessed pursuant to their no contest pleas. The Avant! board did not address the requirements of Section 145 with respect to any offenses other than violating California securities laws because no fines were assessed in connection with such other offenses. With regard to fines being assessed against defendants Igusa and Cheng, the Avant! board determined that indemnification for their fines was not appropriate pursuant to Section 145 because Mr. Igusa had never been an officer, director, employee or agent of Avant! and because Mr. Cheng's fine was based on a plea of no contest to an offense predicated on alleged conduct by Mr. Cheng undertaken before he became an Avant! employee.

In determining whether to indemnify the individual defendants for violating California securities laws, the Avant! board based its analysis, in part, upon the fact that the prosecutor insisted that the plea bargain offered to Avant! and the individual defendants had to be accepted as a "package deal" and had to include pleas of NOLO CONTENDERE to the charge of criminal securities fraud based upon statements made in connection with Avant!'s initial public offering in the summer of 1995 and subsequent filings, regardless of the prosecutor's likelihood of success on the merits in establishing securities fraud against the defendants at trial. The fines that were to be assessed against Avant! and the individual defendants who the Avant! board later determined to indemnify were based expressly upon the count of the indictment alleging criminal securities fraud.

In addition, as a separate matter, after receiving information from the advice of counsel, the Avant! board determined that accepting the plea bargain offered by the prosecutor was in Avant!'s best interests under the circumstances, which circumstances included the pendency of the Avant!/Cadence litigation. Thereafter, after receiving information from and the advice of counsel, the Avant! board also considered the facts relating to the culpability or lack of culpability of those individual defendants who were agreeing to plead NOLO CONTENDERE to the securities fraud charge, in connection with statements made in Avant!'s initial public offering documents and subsequent filings, since those documents were the basis for that count of the indictment.

The Avant! board determined that the only two defendants who would have been aware that code from Cadence's DFII software appeared in Avant!'s ArcCell product, Messrs. Liao and Wuu, had no involvement with the preparation of Avant!'s initial public offering documents and later relevant filings. Mr. Hsu and Ms. Huang had both joined Avant! relatively recently and, although they were involved in preparing the initial public offering documents and subsequent relevant filings, there was and is no reason to believe that either of them had any knowledge concerning the possible presence of Cadence code in ArcCell. Finally, Mr. Cho had no involvement with the initial public offering documents and subsequent relevant filings and, to the best of Avant!'s knowledge and belief, also did not know of the possible presence of Cadence code in ArcCell. For these reasons, the Avant! board concluded that the individual defendants were not culpable in connection with the count of the indictment under with which they were being fined pursuant to the plea bargain, and for which indemnification was requested, and therefore could be indemnified consistent with applicable Delaware law notwithstanding their pleas of NOLO CONTENDERE .

In connection with the attorneys' fees and expenses previously advanced by Avant! on behalf of the individual defendants in the Santa Clara criminal action, except defendant Igusa, Avant! obtained undertakings by each of the individual defendants on whose behalf advances were made that Avant! believes complied with Delaware General Corporation Law, Section 145. Each of the undertakings provided that, in the event it was ultimately determined that the defendant was not, under applicable law, entitled to indemnification by Avant! for attorneys' fees and expenses, the defendant would repay Avant! the amount of all such payments made by Avant! to the defendant's attorneys. Avant!'s board of directors later determined that Delaware General Corporation Law, Section 145 would permit Avant! to indemnify each of the individual defendants, except defendant Igusa, for attorneys' fees and litigation expenses incurred in connection with defense of the criminal action. In addition to the factors described above, the Avant! board also was advised concerning, and considered:

o That, in connection with the no contest pleas, the prosecutor had dismissed certain charges made against the individual defendants;
o That each of the defendants had been charged with conduct undertaken while a company officer, director, employee or agent;
o That each defendant had coordinated with Avant! in the defense of the criminal action;
o That it had been in Avant!'s best interests to coordinate the defense of the criminal action;
o That Avant!'s prior willingness to advance attorneys'fees and costs to assist the individual defendants in their defense of the criminal action had been a material inducement in obtaining that coordination by eliminating a potential source of financial press unrelated to the merits of the action; and
o That such payments therefore had been for the direct benefit of Avant! in addition to being of benefit to the individual defendants.

Because these attorneys' fees and expenses previously had been advanced by Avant! on behalf of the aforementioned individual defendants, the board of directors resolved that Avant! would not require repayment of these fees and expenses by the individual defendants. As a separate and further basis for indemnifying Messrs. Hsu, Wuu, Liao and Cheng for their attorneys' fees and expenses, for substantial business reasons discussed below, Avant! negotiated settlements that involved either revisions to, or termination of, those individuals' existing employment agreements with Avant!, including Avant!'s agreement not to require reimbursement for the fees and costs incurred in connection with the criminal action and advanced by Avant! on their behalf. The Avant! board of directors reviewed, was advised concerning, and approved settlement agreements with each of these individuals.

In connection with determining whether to enter into these settlement agreements, Avant! determined that those of the defendants who were still employed by Avant! but who were being convicted and sentenced for pleading NOLO CONTENDERE to at least one felony, Messrs. Wuu, Liao and Cheng, should not continue to be employed by Avant!. However, each of those individuals had employment agreements with Avant! that contained indemnification provisions. Counsel for the individual defendants informed Avant! that the individual defendants intended to assert their contractual rights to such provisions.

After obtaining the advice of counsel, information from Avant! officers, and considering the circumstances, including the circumstances surrounding the individual defendant's agreements to plead NOLO CONTENDERE to counts of the indictment insisted upon by the prosecutor, regardless of culpability, the Avant! board concluded that achieving rapid resolution of these individual defendants' employment status with Avant! and of their contractual rights was preferable to incurring the cost and uncertainty of the litigation that would ensue even if the defendants were immediately terminated. In addition, the Avant! board considered the probable negative impact on employee morale at Avant! if the individual defendants were not treated in a manner that appeared fair to Avant!'s other employees, given that each of the individual defendants had continued to work and contribute to Avant! for years while defending themselves in the criminal and civil actions. The Avant! board also considered that because the individual defendants held senior positions with Avant!, they were aware of information concerning important, ongoing Avant! business and technical matters. Therefore, the Avant! board concluded that it was important to retain their cooperation so that this information remained available to Avant!. Finally, the Avant! board believed that it was in Avant!'s best interests that these individual defendants continue to coordinate their defense with that of Avant! in the Avant!/Cadence litigation.

In the case of each of these individual defendants, Avant! believes that the settlement agreements were less favorable to them than their existing employment agreements. Moreover, regardless of the settlement agreements, the Avant! board would not have requested repayment of the attorneys' fees and costs advanced to the individual defendants for the criminal actions. Avant! considered it to be of a considerable benefit to Avant! for the individual defendants to coordinate their defense of the criminal and civil actions with that of Avant!.

Although Mr. Hsu was found guilty of only a misdemeanor, Mr. Hsu himself determined that for a variety of reasons, including issues relating to his personal health, he should step down as Avant!'s chief executive officer. After consulting counsel and Avant!'s auditors, the board of directors concurred in Mr. Hsu's decision. However, the board of directors also concluded that it was important to Avant!, and particularly important with regard to maintaining Avant!'s relationship with key customers in Asia, to retain Mr. Hsu's services and availability for Avant!. Consequently, Avant! and Mr. Hsu agreed upon a revision to Mr. Hsu's employment agreement, which among other things, provided for Mr. Hsu to remain as chairman of the board of directors and as Avant!'s chief strategic officer, while resigning as Avant!'s chief executive officer.

Finally, in connection with the indemnification of the individuals identified above for the fines assessed in connection with their no contest pleas, the Avant! board of directors determined that indemnification properly should encompass amounts sufficient to indemnify each of the individuals for any actual tax liability attributable to amounts received by or paid on behalf of the defendants and attributable to the indemnification of those individuals for the fines assessed in connection with the criminal action. The Avant! board of directors therefore resolved to reimburse each of the individual defendants, except for defendants Igusa and Cheng, for additional taxes actually incurred and paid as a result of having been indemnified by Avant! for the fines assessed in connection with the no contest pleas. As a separate and further basis for indemnifying Messrs. Hsu, Wuu and Liao for their actual additional tax liability incurred in connection with Avant!'s indemnification of them for the fines assessed in the criminal action, the settlements described above included Avant!'s agreement to indemnify each of those three individuals for any actual tax liability incurred and attributable to Avant!'s indemnification of them for the fines assessed in connection with the no contest pleas and the attorneys' fees and costs advanced by Avant! on their behalf.

SECURITIES CLASS ACTION CLAIMS

On December 15, 1995, Paul Margetis and Helen Margetis filed a securities fraud class action complaint against Avant! in the United States District Court for the Northern District of California. This lawsuit alleged securities laws violations, including omissions and/or misrepresentations of material facts related to the events and transactions which are the subject of the claims contained in Cadence's civil lawsuit against the Avant!. In addition, on May 30, 1997, Joanne Hoffman filed a securities fraud class action in the United States District Court for the Northern District of California on behalf of purchasers of Avant!'s stock between March 29, 1996 and April 11, 1997, the date of the filing of a criminal complaint against Avant! and six of its employees and/or directors. The plaintiffs alleged that Avant! and its officers misled the market as to the likelihood of the criminal indictment and as to the validity of the Cadence allegations. The District Court subsequently certified these two securities class actions, consolidated them for pretrial purposes, and stayed most discovery and other proceedings pending resolution of the criminal proceeding described above.

In March 2001, Avant! reached agreement with counsel for the plaintiff classes in both securities actions for a voluntary resolution of the cases. Under that agreement, Avant! paid a total of $47.5 million in exchange for dismissal of the actions and a release of claims by members of the classes. The District Court entered an order on June 22, 2001, that gave final approval to the settlement and dismissed the litigation with prejudice. Avant! paid the full settlement amount of $47.5 million in April 2001. Avant! recognized the settlement as an expense in the fourth quarter of 2000.

SILVACO LITIGATION

In March 1993, Meta Software Inc. ("Meta"), which Avant! acquired in October 1996, filed a complaint in the Superior Court of California for Santa Clara County against Silvaco Data Systems, Inc. seeking monetary damages and injunctive relief. In August 1995, Silvaco International and Silvaco Data Systems (collectively "Silvaco") filed a cross-complaint against Meta and Shawn Hailey, then the President and Chief Executive Officer of Meta, alleging that Meta owed Silvaco royalties and license fees pursuant to a product development and marketing program and unpaid commissions related to Silvaco's sale of Meta's products and services under such program. In November 1997, a judgment in the aggregate amount of $31.4 million was entered against Avant!. Avant! filed appeals on its own behalf and on behalf of Mr. Hailey. In order to appeal the judgment, Avant! was required to post a bond, which was collateralized with a $23.6 million letter of credit.

On June 21, 2001, the California Court of Appeal for the Sixth Appellate District reversed the judgment. The Court of Appeal decision gave Silvaco the option of amending its cross-complaint, in which case defaults that had been previously entered against Meta and Hailey, and that were the principal bases for the $31.4 million award, would be vacated, or holding a new default prove-up hearing on Silvaco's causes of action for intentional interference with business relationships and defamation and retrial as to the amount of award on Silvaco's cause of action for unfair business practices. On July 27, 2001, Silvaco petitioned the California Supreme Court for review of the Court of Appeal decision reversing the trial court judgment. On September 19, 2001, the California Supreme Court denied review of the Court of Appeal decision, and the Court of Appeal remitted the case to the trial court on September 21, 2001. At

Silvaco's request, the Santa Clara County Superior court held a default prove-up hearing on January 31, 2002, where the court fixed the combined award to Silvaco at $26.1 million on its causes of action for defamation and intentional interference with economic relations based on conduct occurring between November 1995 and June 1996. Judgment against Avant! will not be entered until its claims against Silvaco and Silvaco's remaining claim against Avant! are resolved, and the amount of the award in Silvaco's favor will be reduced by any current and future awards in Avant!'s favor in the same action. On February 6, 2002, the court entered judgment against Mr. Hailey for the amount of the award, but the court ordered, with the parties' consent, that enforcement of that judgment be stayed. Mr. Hailey has written indemnity agreements with Meta Software and with Avant!, and Avant! is providing him with a defense. As part of the agreement to stay enforcement of the judgment against Mr. Hailey in February 2002, Avant! set aside funds in the amount of the award. Consequently, Avant! has accrued $26.1 million as a one-time charge as of December 31, 2001. Following the entry of judgment against Mr. Hailey, Avant! filed on behalf of Mr. Hailey notice of intention for move for new trial, which motion was denied on March 22, 2002. Avant! will file on behalf of Mr. Hailey an appeal to challenge the basis and amount of the judgment. Following the entry of any judgment against Avant!, it will have an opportunity on its own behalf to file a motion for new trial and, if appropriate, an appeal. Avant! intends to pursue all remedies available to it in connection with the litigation with Silvaco, and Avant! believes it has substantial issues that could cause the trial court to grant a new trial or that could cause any judgment to be remanded to the trial court for further proceedings. However, there can be no assurance that any such remedies will be successful. Payment of the damage award, or damages that may be awarded in the future, would have a material effect on Avant!'s financial condition and cash flows.

SHAREHOLDER DERIVATIVE ACTIONS

Between July and October 2001, three derivative actions were filed against Avant! and certain of its officers and directors: Scott v. Muraki, et al., No. 01-017548 (Cal. Superior Ct.); Louisiana School Employees' Retirement System v. Muraki, et al., C.A. No. 19091 (Del. Chancery Ct.); and Peterson v. Hsu, et al., C.A. No. 19178 (Del. Chancery Ct.). The actions allege, in substance, that certain present and former Avant! officers and directors caused damage to Avant! by misappropriating trade secrets from competitors, making false representations to investors and the public, and causing Avant! to award lucrative employment contracts, bonuses, stock option grants, and valuable consulting contracts and ownership interests in companies affiliated with Avant!. The plaintiffs in the actions have agreed to several extensions of the defendants' deadline for responding to their respective complaints. Accordingly, the defendants have not moved to dismiss the actions or otherwise responded to plaintiffs' allegations. None of the parties to the actions has initiated any discovery requests, and no depositions have been taken. The defendants believe they have meritorious legal and factual defenses to the actions but, because the cases are in their initial stages, and because no court appearances have occurred, no motions have been heard, and no discovery has been taken, the ultimate outcome of the cases is uncertain. In addition, the individual officers and directors may have indemnification rights against the company, which may reduce or eliminate any recovery by the company from the litigation. Due to the uncertainty of the ultimate outcome of this issue, no losses have been accrued in Avant!'s financial statements as of March 31, 2002.

SEQUENCE LITIGATION

On August 9, 2001, Sequence Design, Inc. (Sequence) filed an action against Avant! Corporation No. CV-01-3064JL, in the United States District Court for the Northern District of California. Sequence alleges that Avant!'s Star-RC and Star-RCXT products infringe patent 5,901,063 owned by Sequence. The complaint seeks monetary and injunctive relief. Avant! has answered the complaint and counterclaimed for declaratory relief, for violations of the Sherman Antitrust Act and for statutory unfair competition in violation of California Business and Professions Code section 17200. The court held a case management conference on December 13, 2001, and subsequently scheduled trial for June 2, 2003. Avant! believes it has defenses to Sequence's claim and intends to defend itself vigorously. Avant!'s defenses and counterclaims include, but are not limited to, Avant!'s belief that the `063 patent is invalid over the prior art pursuant to 35 U.S.C. sections 102 and 103 and, independently, that Avant!'s Star-RC and Star-RCXT products do not infringe Sequence's `063 patent. Should Sequence's claim succeed, however, Avant! could be permanently enjoined from using and marketing any products held to incorporate the inventions claimed in the patent at issue, and it may be required to pay monetary damages to Sequence. Although

Sequence has not made a claim against any Avant! products other than Star-RC and Star-RCXT, Sequence may assert such claims. If such claims are made, Avant!
believes it would have defenses to any such claims and would defend itself vigorously. Nonetheless, should Sequence be successful at proving that any Avant! product infringes the `063 patent, Avant! could be permanently enjoined from further infringing that patent, which might require modification to existing products and/or suspension of the sale of such products until they no longer infringed the Sequence patent. Accordingly, an adverse judgment could seriously harm Avant!'s business, financial position and results of operations. Due to the uncertainty of the ultimate outcome of this issue, no losses have been accrued in Avant!'s financial statements as of March 31, 2002.

SILICON VALLEY RESEARCH LITIGATION

On August 10, 2001, Silicon Valley Research, Inc. (SVR) filed an action against Avant! Corporation in the United States District Court for the Northern District of California. The complaint purports to state claims for statutory unfair competition, receipt, sale and concealment of stolen property, interference with prospective economic advantage, conspiracy, false advertising, violation of the Lanham Act and violation of 18 U.S.C.A. ss. 1962 (R.I.C.O.). In the complaint, SVR alleges that Avant!'s use of Cadence trade secrets damaged SVR by allowing Avant! to develop and market products more quickly and cheaply than it could have otherwise and that more closely tracked Cadence's approach and interface. The complaint seeks an accounting, the imposition of a constructive trust, and actual and exemplary damages. Avant! has moved to dismiss the claims for statutory unfair competition, receipt, sale and concealment of stolen property, negligent interference with prospective economic advantage, conspiracy, and violation of 18 U.S.C.A. ss. 1962 (R.I.C.O.). Avant! has filed an answer in response to the remaining claims. Co-defendant Stephen Wuu moved to dismiss all claims. The court held a hearing on the motions to dismiss on December 14, 2001, and it took both motions under submission. Avant! believes it has defenses to SVR's claims and intends to defend itself vigorously. These defenses include, but are not limited to, defenses based on the authority granted to Avant! by the written release agreement signed between Cadence and Avant! in 1994, Avant!'s denial of any post-release misappropriation of Cadence trade secrets, Avant!'s belief that any use by Avant! of Cadence trade secrets did not confer any competitive advantage on Avant! over SVR, and Avant!'s belief that SVR's loss of market share resulted from factors other than any use by Avant! of Cadence trade secrets. Should SVR's claims succeed, however, Avant! could be required to pay monetary damages to SVR. Accordingly, an adverse judgment could seriously harm Avant!'s business, financial position and results of operations. Due to the uncertainty of the ultimate outcome of this issue no losses have been accrued in Avant!'s financial statements as of March 31, 2002.

DYNASTY CAPITAL SERVICES ARBITRATION

On October 18, 2001, Dynasty Capital Services LLC submitted a Notice of Submission of Dispute against Avant! to the American Arbitration Association, and Randolph L. Tom subsequently submitted a Notice of Submission of Dispute against Avant! to the American Arbitration Association. The dispute stems from an advisory services agreement between Avant! and Dynasty Capital Services LLC and a legal services agreement between Avant! and Mr. Tom. In February 2002, Avant! resolved all claims between it and Dynasty Capital Services LLC and Randolph L. Tom. Under the terms of the settlement agreement, Avant! will pay a total of $5.4 million-- $2.7 million was paid at the time of the settlement and an additional $2.7 million will be paid upon the closing of the proposed merger with Synopsys Inc. If the Synopsys merger does not close and Avant! does not merge with any other entity, or sell or transfer 40% or more of its assets, on or before September 14, 2003, Avant!'s payment obligation is limited to the initial $2.7 million payment. Consequently, Avant! accrued $5.4 million as a one-time charge as of December 31, 2001.

COMDISCO

On September 14, 2000, Avant! entered into an assignment of a lease dated February 24, 1997 between it as tenant and Renco Investment Company as landlord for premises known as Renco 48 at 46897 Bayside Parkway, Fremont, CA. The assignee was Comdisco, Inc. Avant! retained no possessory interest but was not released from any obligations under the lease. Renco is also the landlord under the leases covering Avant!'s facilities at 46871 Bayside Parkway. Those leases contain cross default provisions that apply to defaults under the Renco 48 lease.

In July 2001, Comdisco filed Chapter 11 bankruptcy. Shortly thereafter the general contractor who was modifying the leased premises filed a mechanic's lien against the Renco 48 property. After having been notified of the filing of the lien, the landlord, Renco, demanded that pursuant to the requirements of the lease Avant! release or bond around the lien. Avant! discharged the lien by payment of $4.2 million. Avant! recognized this cost in the third quarter of 2001. Subsequently, on September 8, 2001, Comdisco rejected the Renco 48 lease in the bankruptcy proceeding. Based upon the assignment of that lease, Avant! has the obligation to pay rent and common area maintenance (CAM) charges.

Avant! has been negotiating with Renco to resolve the issues related to Comdisco's rejection of the lease. However, on February 7, 2002 Renco filed suit in the Alameda County Superior Court claiming damages against Avant! on account of Comdisco's rejection of the lease. The complaint asks for rent damages in the sum of approximately $37.2 million, which is the amount through the end of the lease term that Comdisco would have been required to pay, and approximately $5.9 million build out damages. Renco has not declared any default of any of the other Avant! leases based on the cross-default provisions in those leases. On April 4, 2002, Avant! filed its answer to Renco's complaint, generally denying each of Renco's claims. Avant! is vigorously defending the rent damages and build out damages claim. In addition, Avant! is asserting its claim against Comdisco regarding payment of the mechanic's lien and rent in the Comdisco bankruptcy proceeding.

The pending litigation and any future litigation against Avant! and its employees, regardless of the outcome, are expected to result in substantial costs and expenses to Avant!. Avant! currently expects continued substantial legal costs in the future as a result of its current litigation issues. Thus, current litigation issues could seriously harm Avant!'s business, financial condition and results of operations.

In addition, from time to time, Avant! is subject to legal proceedings and claims in the ordinary course of business that, even if not meritorious, could result in the expenditure of significant financial and managerial resources. Aside from the matters described above, Avant! does not believe that it is a party to any legal proceedings or claims that it believes would materially harm its business, financial condition and results of operations.

                                 EXHIBIT 99.2


FOREFRONT VENTURE PARTNERS L.P.
(A DELAWARE LIMITED PARTNERSHIP)
FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2001 AND 2000 AND FOR EACH OF THE
THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 2001

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Partners of
Forefront Venture Partners L.P.
(a Delaware limited partnership)

In our opinion, the accompanying statement of net assets, including the schedule of portfolio investments, and the related statements of operations, of changes in partners' capital and of cash flows present fairly, in all material respects, the financial position of Forefront Venture Partners L.P., a Delaware limited partnership (the "Partnership"), at December 31, 2001, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Partnership's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our procedures included verification, by physical examination or correspondence with the custodian, of investments owned as of December 31, 2001. We believe that our audit provides a reasonable basis for our opinion. The financial statements of the Partnership as of December 31, 2000 and the results of its operations and its cash flows for the years ended December 31, 2000 and 1999 were audited by other independent accountants whose report dated February 9, 2001 expressed an unqualified opinion on those statements.


/s/ PricewaterhouseCoopers LLP

San Jose, California
January 18, 2002

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Partners of
Forefront Venture Partners, L.P.

We have audited the accompanying statement of assets and liabilities, including the schedule of investments, of Forefront Venture Partners, L.P. (a Limited Partnership) as of December 31, 2000, and the related statements of operations, and changes in partners' capital for the years ended December 31, 2000 and 1999. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of December 31, 2000, by correspondence with the custodian. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Forefront Venture Partners, L.P. (a Limited Partnership) as of December 31, 2000, and the results of its operations and its changes in partners' capital for the years ended December 31, 2000 and 1999 in conformity with accounting principles generally accepted in the United States of America.

As disclosed in the schedule of investments, the financial statements as of December 31, 2000 include securities valued at $68,488,608 (91% of net assets), whose values the General Partner has estimated in the absence of readily ascertainable fair values. We have reviewed the procedures used by the General Partner in arriving at its estimate of the fair value of such securities and have inspected the underlying documentation, and, in the circumstances, we believe the procedures are reasonable and the documentation appropriate. However, because of the inherent uncertainty of valuation, those estimated values may differ significantly from the values that would have been used had a ready market for the securities existed, and the differences could be material to the financial statements.

As discussed more fully in Note 4, the Partnership's investment concentrations expose the Partnership to a relatively greater degree of risk of loss than would be the case with greater investment diversification. Additionally, subsequent to December 31, 2000, the single largest investment in the portfolio has suffered substantial unrealized losses.



/s/  BDO Seidman, LLP

San Jose, California February 9, 2001, except for Note 4, as to which the date is March 30, 2001

FOREFRONT VENTURE PARTNERS L.P.
(A DELAWARE LIMITED PARTNERSHIP)
STATEMENTS OF NET ASSETS
--------------------------------------------------------------------------------


                                                          DECEMBER 31,
                                                      2001            2000
                                                 --------------- ----------
ASSETS
Investments in securities, at fair value
  (cost: $14,948,133 in 2001
   and $17,902,953 in 2000)                      $   40,142,520  $   68,488,608
Cash and cash equivalents                               497,788       6,674,266
Other assets                                             53,397          17,688
                                                 --------------  --------------
     Total assets                                    40,693,705      75,180,562
                                                 --------------  --------------
LIABILITIES
Accounts payable and accrued liabilities                 58,374          16,000
                                                 --------------  --------------
     Net assets                                  $   40,635,331  $   75,164,562
                                                 ==============  ==============
NET ASSETS REPRESENTED BY PARTNERS' CAPITAL
Contributed capital                              $   18,570,707  $   18,570,707
Distributions to partners                            (8,000,297)             --
Cumulative net operating loss                        (1,382,462)     (1,071,711)
Total realized gain on investments                    6,252,996       7,079,911
Net unrealized appreciation on investments           25,194,387      50,585,655
                                                 --------------  --------------
     Total partners' capital                     $   40,635,331  $   75,164,562
                                                 ==============  ==============

   The accompanying notes are an integral part of these financial statements.

FOREFRONT VENTURE PARTNERS L.P.
(A DELAWARE LIMITED PARTNERSHIP)
SCHEDULE OF PORTFOLIO INVESTMENTS
DECEMBER 31, 2001
------------------------------------------------------------------------------------------------
                                                                           PRIVATELY HELD
                                                   PUBLICLY TRADED        PREFERRED/COMMON
                                                    COMMON STOCK                STOCK
                                               ----------------------  ----------------------
                            LOCATION   SHARES     COST      FAIR VALUE    COST      FAIR VALUE
                           ---------- -------- ----------  ----------------------  ------------
COMMUNICATION AND
  NETWORKING:
  % of net assets                                                10.8%                   35.6%
AltiGen Communications,
  Inc.:                    United
                           States
  Common stock                          99,820  $ 833,330  $   89,479
ANDA Networks, Inc.:       United
                           States
  Series B                             500,500                          $166,666   $5,526,821
  Series C                             166,667                           333,334    1,896,004
  Series D                              10,933                           150,000      150,000
                                                                        --------   ----------
                                                                         650,000    7,572,825
                                                                        --------   ----------
Clarinet Systems, Inc.:    United
                           States
  Series B                             500,000                           500,000      800,000
CopperCom, Inc.:           United
                           States
  Series B                             137,500                           550,000      928,400
LeadTONE Wireless, Inc.:   United
                           States
  Common stock                           6,628                                 1            1
  Promissory note
                                                                        --------   ----------
                                                                               1            1
                                                                        --------   ----------
Ligh Tech Fiberoptics,     United
Inc.:                      States
  Series A                             999,999                           999,999    3,199,997
Oplink Communications,     United
Inc.:                      States
  Common                              2,574,464 1,246,674   4,295,751
RapidStream, Inc.:         United
                           States
  (formerly Network
Engine,
  Inc.):
  Series A                             549,999                           183,333    1,929,323

FOREFRONT VENTURE PARTNERS L.P.
(A DELAWARE LIMITED PARTNERSHIP)
SCHEDULE OF PORTFOLIO INVESTMENTS
DECEMBER 31, 2001      (cont'd)
--------------------------------------------------------------------------------------------------------------

                                                  OTHER                   TOTAL           UNREALIZED
                                          ---------------------   ---------------------  APPRECIATION
                           LOCATION         COST     FAIR VALUE    COST     FAIR VALUE   (DEPRECIATION)
                                         ---------- -----------  ---------- ----------- ---------------
 COMMUNICATION AND
   NETWORKING:
   % of net assets                                      0.0%                   46.4%
 AltiGen Communications,
   Inc.:                    United
                            States
   Common stock                                                  $ 833,330 $   89,479    $ (743,851)
 ANDA Networks, Inc.:       United
                            States
   Series B                                                        166,666  5,526,821     5,360,155
   Series C                                                        333,334  1,896,004     1,562,670
   Series D                                                        150,000    150,000            --
                                                                 --------- ----------    ----------
                                                                   650,000  7,572,825     6,922,825
                                                                 --------- ----------    ----------
 Clarinet Systems, Inc.:    United
                            States
   Series B                                                        500,000    800,000       300,000
 CopperCom, Inc.:           United
                            States
   Series B                                                        550,000    928,400       378,400
 LeadTONE Wireless, Inc.:   United
                            States
   Common stock                                                          1          1            --
   Promissory note                         $4,850      $4,850        4,850      4,850            --
                                           ------      ------    --------- ----------    ----------
                                            4,850       4,850        4,851      4,851            --
                                           ------      ------    --------- ----------    ----------
 Ligh Tech Fiberoptics,     United
 Inc.:                      States
   Series A                                                        999,999  3,199,997     2,199,998
 Oplink Communications,     United
 Inc.:                      States
   Common                                                        1,246,674  4,295,751     3,049,077
 RapidStream, Inc.:         United
                            States
   (formerly Network
 Engine, Inc.):
   Series A                                                        183,333  1,929,323     1,745,990

   The accompanying notes are an integral part of these financial statements.

FOREFRONT VENTURE PARTNERS L.P.
(A DELAWARE LIMITED PARTNERSHIP)
SCHEDULE OF PORTFOLIO INVESTMENTS (CONTINUED)
DECEMBER 31, 2001
--------------------------------------------------------------------------------------------------


                                                                             PRIVATELY HELD
                                                      PUBLICLY TRADED       PREFERRED/COMMON
                                                       COMMON STOCK               STOCK
                                                   ---------------------  -----------------------
                               LOCATION   SHARES     COST     FAIR VALUE    COST     FAIR VALUE
                              ---------- -------- ----------  ----------- --------  -----------
SEMICONDUCTOR INDUSTRY:
  % of net assets                                                0.0%                     13.9%
Advanced Thermal
Technologies,
  Inc.:                         Taiwan
  Common stock                           4,349,998                       1,373,652   1,457,142
Chipstrate Technology Inc.:     Taiwan
  Common stock                           1,582,500                         486,246    490,500
Cypress Semiconductor
  Corporation:                United
                                States
  Sales proceeds held in                                                   306,801    306,801
escrow
Global Testing Corporation.:    Taiwan
  Common stock                           3,093,554                         865,126   2,283,078
Grand Plastic Technologies
Co.,
  Ltd.:                         Taiwan
  Common stock                            166,667                           58,140     87,619
Sonics, Inc.:                 United
                                States
  Series A                                333,334                          333,334    333,334
  Series B                                146,334                          219,501    146,334
  Series C                                333,333                          333,333    333,333
  Warrants-- series B                       3,750
  Warrants-- common stock                 349,999
                                                                           -------    -------
                                                                           886,168    813,001
                                                                           -------    -------
Ucomm Universal Communication
  Technologies, Inc.:           Taiwan
  Common stock                            400,000                          124,043    114,286
  Preferred stock                         334,482                           97,041     95,574
                                                                           -------    -------
                                                                           221,084    209,860
                                                                           -------    -------

    The accompanying notes are an integral part of these financial statements.

FOREFRONT VENTURE PARTNERS L.P.
(A DELAWARE LIMITED PARTNERSHIP)
SCHEDULE OF PORTFOLIO INVESTMENTS (CONTINUED)
DECEMBER 31, 2001    (cont'd)
-----------------------------------------------------------------------------------------------------------

                                                 OTHER                  TOTAL           UNREALIZED
                                         --------------------  ---------------------   APPRECIATION
                               LOCATION    COST     FAIR VALUE    COST    FAIR VALUE  (DEPRECIATION)
                              ---------  ---------  ---------- --------  -----------  --------------
SEMICONDUCTOR INDUSTRY:
  % of net assets                                      0.0%                    13.9%
Advanced Thermal
Technologies,
  Inc.:                         Taiwan
  Common stock                                                 1,373,652  1,457,142       83,490
Chipstrate Technology Inc.:     Taiwan
  Common stock                                                   486,246   490,500         4,254
Cypress Semiconductor
  Corporation:                United
                                States
  Sales proceeds held in                                         306,801   306,801            --
escrow
Global Testing Corporation.:    Taiwan
  Common stock                                                   865,126  2,283,078    1,417,952
Grand Plastic Technologies
Co.,
  Ltd.:                         Taiwan
  Common stock                                                    58,140    87,619        29,479
Sonics, Inc.:                 United
                                States
  Series A                                                       333,334   333,334            --
  Series B                                                       219,501   146,334       (73,167)
  Series C                                                       333,333   333,333            --
  Warrants-- series B                       --          --            --        --            --
  Warrants-- common stock                   --          --            --        --            --
                                            --          --       -------   -------      --------
                                            --          --       886,168   813,001       (73,167)
                                            --          --       -------   -------      --------
Ucomm Universal Communication
  Technologies, Inc.:           Taiwan
  Common stock                                                   124,043   114,286        (9,757)
  Preferred stock                                                 97,041    95,574        (1,467)
                                                                 -------   -------      --------
                                                                 221,084   209,860       (11,224)
                                                                 -------   -------      --------

   The accompanying notes are an integral part of these financial statements.

FOREFRONT VENTURE PARTNERS L.P.
(A DELAWARE LIMITED PARTNERSHIP)
SCHEDULE OF PORTFOLIO INVESTMENTS (CONTINUED)
DECEMBER 31, 2001
-----------------------------------------------------------------------------------------------

                                                                           PRIVATELY HELD
                                                    PUBLICLY TRADED       PREFERRED/COMMON
                                                     COMMON STOCK               STOCK
                                                ---------------------  ---------------------
                             LOCATION   SHARES     COST    FAIR VALUE     COST    FAIR VALUE
                            ----------  ------------------ ----------  ---------- ----------
ELECTRONICS AND COMPUTER
  HARDWARE
  % of net assets                                               1.1%                   2.9%
Rainbow Display, Inc.:        United
                              States
  Common stock                           50,001                           38,334    38,334
  Series B                              166,667                          333,334   466,667
                                                                         -------   -------
                                                                         371,668   505,001
                                                                         -------   -------
AOpen, Inc.:                  Taiwan
  Common stock                          112,532  114,437    274,031
Ritek Corporation:            Taiwan
  Common stock                          172,984  467,395    162,002
Waffer Technology             Taiwan
Corporation:
  Common stock                          401,757                          510,269   681,182
FABLESS IC DESIGN HOUSE
  % of net assets                                              15.9%                  12.6%
Capella Microsystems, Inc.:   United
                              States
  Common stock                           62,500                           15,625    15,625
  Series B3                             125,000                          125,000   150,000
                                                                         -------   -------
                                                                         140,625   165,625
                                                                         -------   -------
EmpowerTel Networks, Inc.:    United
                              States
  Common stock                           52,884                          57,291     57,291
  Series A                              606,060                         181,818  2,130,906
  Series B                              211,538                         222,114    775,498
                                                                         ------- ---------
                                                                         461,223 2,963,695
                                                                         ------- ---------
HiNT Corporation:             United
                              States
  Series A                              125,000                         125,000    125,000
  Warrants-- common stocks                1,875
                                                                         ------    -------
                                                                         125,000   125,000
                                                                         -------   -------
LightSpeed Semiconductor
  Corporation:                United
                              States
  Series D                               39,452                          110,071    13,374

   The accompanying notes are an integral part of these financial statements.

FOREFRONT VENTURE PARTNERS L.P.
(A DELAWARE LIMITED PARTNERSHIP)
SCHEDULE OF PORTFOLIO INVESTMENTS (CONTINUED)
DECEMBER 31, 2001      (cont'd)
--------------------------------------------------------------------------------------------------

                                               OTHER                  TOTAL           UNREALIZED
                                       ---------------------  ---------------------  APPRECIATION
                             LOCATION    COST     FAIR VALUE    COST     FAIR VALUE (DEPRECIATION)
                            --------- ----------  ---------- ----------  ---------- -------------
ELECTRONICS AND COMPUTER
  HARDWARE
  % of net assets                                                             4.0%
Rainbow Display, Inc.:        United
                              States
  Common stock                                                 38,334      38,334           --
  Series B                                                     333,334    466,667      133,333
                                                               -------    -------     --------
                                                               371,668    505,001      133,333
                                                               -------    -------     --------
AOpen, Inc.:                  Taiwan
  Common stock                                                114,437     274,031      159,594
Ritek Corporation:            Taiwan
  Common stock                                                467,395     162,002     (305,393)
Waffer Technology             Taiwan
Corporation:
  Common stock                                                510,269     681,182      170,913
FABLESS IC DESIGN HOUSE
  % of net assets                                                            28.5%
Capella Microsystems, Inc.:   United
                              States
  Common stock                                                 15,625      15,625           --
  Series B3                                                    125,000    150,000       25,000
                                                               -------    -------     --------
                                                               140,625    165,625       25,000
                                                               -------    -------     --------
EmpowerTel Networks, Inc.:    United
                              States
  Common stock                                                 57,291      57,291           --
  Series A                                                    181,818    2,130,906   1,949,088
  Series B                                                     222,114    775,498      553,384
                                                               -------    -------     --------
                                                               461,223    2,963,695   2,502,472
                                                               -------    ---------   ---------
HiNT Corporation:             United
                              States
  Series A                                                    125,000     125,000           --
  Warrants-- common stocks                --          --           --          --           --
                                          --          --       ------     -------     --------
                                          --          --       125,000    125,000           --
                                          --          --       -------    -------     --------
LightSpeed Semiconductor
  Corporation:                United
                              States
  Series D                                                    110,071      13,374      (96,697)

   The accompanying notes are an integral part of these financial statements.

FOREFRONT VENTURE PARTNERS L.P.
(A DELAWARE LIMITED PARTNERSHIP)
SCHEDULE OF PORTFOLIO INVESTMENTS (CONTINUED)
DECEMBER 31, 2001
---------------------------------------------------------------------------------------------------


                                                                                 PRIVATELY HELD
                                                          PUBLICLY TRADED       PREFERRED/COMMON
                                                           COMMON STOCK               STOCK
                                                      ---------------------   ---------------------
                                    LOCATION   SHARES    COST     FAIR VALUE    COST     FAIR VALUE
                                   ----------  -----------------  ----------- ---------  -----------
 Marvell Technology Group Ltd.:      United
                                     States
  Common                                       184,616 199,998    5,978,235
PicoTurbo, Inc.:                     United
                                     States
  Series A                                     16,667                              --      16,667
  Series B                                     333,333                         416,666     416,666
                                                                               -------     -------
                                                                               416,666     433,333
                                                                               -------     -------
Richtek Technology, Inc.:            Taiwan
  Common stock                                 500,869                        442,434     910,032
Silicon Image, Inc.:                 United
                                     States
  Common stock                                 89,069  155,871     318,885
Silicon Laboratories, Inc.:          United
                                     States
  Common stock                                  5,086  156,075     164,768
Tropian Inc. (formerly
  Premier                            United
                                     States
  R.F., Inc.):
  Series A                                     384,615                        166,666     453,794
  Series C                                     33,351                          166,755     69,810
                                                                               -------     ------
                                                                               333,421     523,604
                                                                               -------     -------
SOFTWARE AND
  INFORMATION
  % of net assets                                                       0.0%                  6.0%
 Celestry Design Technologies Inc.   United
                                     States
  (formerly Ultima
  Interconnect
  Technology, Inc.):
  Series D                                     217,391                        499,999     499,999
Chain Sea Information
  Integration Co. Ltd.:              Taiwan
  Common stock                                 102,400                        123,596     110,683

   The accompanying notes are an integral part of these financial statements.

FOREFRONT VENTURE PARTNERS L.P.
(A DELAWARE LIMITED PARTNERSHIP)
SCHEDULE OF PORTFOLIO INVESTMENTS (CONTINUED)
DECEMBER 31, 2001          (cont'd)
--------------------------------------------------------------------------------------------------------


                                                       OTHER                  TOTAL           UNREALIZED
                                              ---------------------  ---------------------   APPRECIATION
                                    LOCATION     COST    FAIR VALUE     COST    FAIR VALUE  (DEPRECIATION)
                                   ---------  ---------- ----------- ---------- --------------------------
 Marvell Technology Group Ltd.:      United
                                     States
  Common                                                              199,998    5,978,235     5,778,237
PicoTurbo, Inc.:                     United
                                     States
  Series A                                                                 --       16,667        16,667
  Series B                                                            416,666      416,666            --
                                                                      -------      -------      --------
                                                                      416,666      433,333        16,667
                                                                      -------      -------      --------
Richtek Technology, Inc.:            Taiwan
  Common stock                                                        442,434      910,032       467,598
Silicon Image, Inc.:                 United
                                     States
  Common stock                                                        155,871      318,885       163,014
Silicon Laboratories, Inc.:          United
                                     States
  Common stock                                                        156,075      164,768         8,693
Tropian Inc. (formerly
  Premier                            United
                                     States
  R.F., Inc.):
  Series A                                                            166,666      453,794       287,128
  Series C                                                            166,755       69,810       (96,945)
                                                                       -------     -------      --------
                                                                       333,421     523,604       190,183
                                                                       -------     -------      --------
SOFTWARE AND
  INFORMATION
  % of net assets                                                                     6.0%
 Celestry Design Technologies Inc.   United
                                     States
  (formerly Ultima
  Interconnect
  Technology, Inc.):
  Series D                                                            499,999      499,999            --
Chain Sea Information
  Integration Co. Ltd.:              Taiwan
  Common stock                                                        123,596      110,683       (12,913)

    The accompanying notes are an integral part of these financial statements.

FOREFRONT VENTURE PARTNERS L.P.
(A DELAWARE LIMITED PARTNERSHIP)
SCHEDULE OF PORTFOLIO INVESTMENTS (CONTINUED)
DECEMBER 31, 2001
-------------------------------------------------------------------------------------------------

                                                                              PRIVATELY HELD
                                                     PUBLICLY TRADED         PREFERRED/COMMON
                                                      COMMON STOCK                 STOCK
                                                -----------------------  ------------------------
                              LOCATION  SHARES     COST      FAIR VALUE     COST      FAIR VALUE
                             ---------- ------------------  ------------ ----------  ------------
Dome Digital Holding
  Corporation:               United
                               States
  Series A                              500,000                             250,000     250,000
EnReach Technology, Inc.:    United
                               States
  Series C                               25,000                             125,000     125,000
GeoVision, Inc.:               Taiwan
  Common stock                          256,757                              86,275      87,850
Incentia Design Systems,     United
Inc.:                          States
  Series B                               35,715                              62,501      62,501
Kinzan, Inc.:                United
                               States
  Common stock                           17,339
  Series A                              277,778                              69,083      69,083
  Common stocks held in                                                     250,000     938,888
escrow
  (from the acquisition of
    Portal Wave, Inc.)                    4,335                              17,613      17,613
                                                                         ----------  ----------
                                                                            336,696   1,025,584
                                                                         ----------  ----------
Oridus, Inc. (formerly
Creosys,
  Inc.):                     United
                               States
  Series B                              187,500                             187,500     187,500
Sharemedia, Inc. (formerly
  Fax2Net, Inc.):            United
                               States
  Common stock                          537,340                              13,815      13,815
  Series A                              276,355                              92,194      92,194
  Warrants-- common stocks               23,037
                                                                         ----------  ----------
                                                                            106,009     106,009
                                                                         ----------  ----------
    Total portfolio                              $3,173,780 $11,283,151 $11,769,503 $28,854,519
                                                 ---------- -----------  ----------- -----------
investments
    % of net assets                                                27.8%                    71.0%
                                                            -----------              -----------

   The accompanying notes are an integral part of these financial statements.

FOREFRONT VENTURE PARTNERS L.P.
(A DELAWARE LIMITED PARTNERSHIP)
SCHEDULE OF PORTFOLIO INVESTMENTS (CONTINUED)
DECEMBER 31, 2001      (cont'd)
--------------------------------------------------------------------------------------------------------

                                                 OTHER                   TOTAL             UNREALIZED
                                        ---------------------   ------------------------  APPRECIATION
                              LOCATION     COST     FAIR VALUE    COST      FAIR VALUE   (DEPRECIATION)
                             ---------  ----------  ----------- ----------  ------------  --------------
Dome Digital Holding
  Corporation:               United
                               States
  Series A                                                        250,000     250,000             --
EnReach Technology, Inc.:    United
                               States
  Series C                                                        125,000     125,000             --
GeoVision, Inc.:               Taiwan
  Common stock                                                     86,275      87,850          1,575
Incentia Design Systems,     United
Inc.:                          States
  Series B                                                         62,501      62,501             --
Kinzan, Inc.:                United
                               States
  Common stock
  Series A                                                         69,083      69,083             --
  Common stocks held in                                           250,000     938,888        688,888
escrow
  (from the acquisition of
    Portal Wave, Inc.)                                             17,613      17,613             --
                                                               ----------  ----------     ----------
                                                                  336,696   1,025,584        688,888
                                                               ----------  ----------     ----------
Oridus, Inc. (formerly
Creosys,
  Inc.):                     United
                               States
  Series B                                                        187,500     187,500             --
Sharemedia, Inc. (formerly
  Fax2Net, Inc.):            United
                               States
  Common stock                                                     13,815      13,815             --
  Series A                                                         92,194      92,194             --
  Warrants-- common stocks                    --          --           --          --             --
                                          ------      ------   ----------  ----------     ----------
                                              --          --      106,009     106,009             --
                                          ------      ------   ----------  ----------     ----------
    Total portfolio                       $4,850      $4,850  $14,948,133 $40,142,520    $25,194,387
                                          ------      ------   ----------- -----------   -----------
investments
    % of net assets                                      0.0%                    98.8%
                                                      ------               -----------

   The accompanying notes are an integral part of these financial statements.

FOREFRONT VENTURE PARTNERS L.P.
(A DELAWARE LIMITED PARTNERSHIP)
SCHEDULE OF PORTFOLIO INVESTMENTS
DECEMBER 31, 2000
-------------------------------------------------------------------------------------------------

                                                                             PRIVATELY HELD
                                                     PUBLICLY TRADED        PREFERRED/COMMON
                                                      COMMON STOCK                STOCK
                                                -----------------------  -------------------------
                            LOCATION    SHARES     COST     FAIR VALUE      COST     FAIR VALUE
                           ----------  -------- ---------- ------------  ---------- --------------
COMMUNICATION AND
  NETWORKING:
  % of net assets                                                 50.2%                   14.0%
AltiGen Communications,    United
Inc.:                      States
  Common stock                           99,820  $ 833,330 $   85,346
ANDA Networks, Inc.:       United
                           States
  Series B                              500,500                           $166,667  $2,780,077
  Series C                              166,667                            333,334     981,335
  Series D                               10,993                            150,001      90,001
                                                                          --------  ----------
                                                                           650,002   3,851,413
                                                                          --------  ----------
Clarinet Systems, Inc.:    United
                           States
  Series B                              500,000                            500,000     500,000
CopperCom, Inc.:           United
                           States
  Series B                              550,000                            550,000   2,035,000
Empower Tel Network, Inc.: United
                           States
  Series A                              606,060                            181,818   1,083,635
  Series B                              211,538                            222,114     409,961
  Warrants-- common stocks               52,884
                                                                          --------  ----------
                                                                           403,932   1,493,596
                                                                          --------  ----------
Ligh Tech Fiberoptics,     United
Inc.:                      States
  Series A                              999,999                            999,999   1,999,998
Oplink Communications,     United
Inc.:                      States
  Common                              2,574,464  1,246,674 37,651,536
RapidStream, Inc.
(formerly
  Network Engine, Inc.):   United
                           States
  Series A                              549,999                            183,333     667,552

   The accompanying notes are an integral part of these financial statements.

FOREFRONT VENTURE PARTNERS L.P.
(A DELAWARE LIMITED PARTNERSHIP)
SCHEDULE OF PORTFOLIO INVESTMENTS
DECEMBER 31, 2000    (cont'd)
------------------------------------------------------------------------------------------------

                                              OTHER                  TOTAL            UNREALIZED
                                      --------------------  -----------------------  APPRECIATION
                            LOCATION    COST    FAIR VALUE    COST      FAIR VALUE  (DEPRECIATION)
                           ---------- --------- ----------- ----------  ------------ -------------
COMMUNICATION AND
  NETWORKING:
  % of net assets                                                            64.2%
AltiGen Communications,    United
Inc.:                      States
  Common stock                                              $ 833,330  $   85,346    $ (747,984)
ANDA Networks, Inc.:       United
                           States
  Series B                                                    166,667   2,780,077     2,613,410
  Series C                                                    333,334     981,335       648,001
  Series D                                                    150,001      90,001       (60,000)
                                                            ---------  ----------    ----------
                                                              650,002   3,851,413     3,201,411
                                                            ---------  ----------    ----------
Clarinet Systems, Inc.:    United
                           States
  Series B                                                    500,000     500,000            --
CopperCom, Inc.:           United
                           States
  Series B                                                    550,000   2,035,000     1,485,000
Empower Tel Network, Inc.: United
                           States
  Series A                                                    181,818   1,083,635       901,817
  Series B                                                    222,114     409,961       187,847
  Warrants-- common stocks                                         --          --            --
                                                            ---------  ----------    ----------
                                                              403,932   1,493,596     1,089,664
                                                            ---------  ----------    ----------
Ligh Tech Fiberoptics,     United
Inc.:                      States
  Series A                                                    999,999   1,999,998       999,999
Oplink Communications,     United
Inc.:                      States
  Common                                                    1,246,674  37,651,536    36,404,862
RapidStream, Inc.
(formerly
  Network Engine, Inc.):   United
                           States
  Series A                                                    183,333     667,552       484,219

   The accompanying notes are an integral part of these financial statements.

FOREFRONT VENTURE PARTNERS L.P.
(A DELAWARE LIMITED PARTNERSHIP)
SCHEDULE OF PORTFOLIO INVESTMENTS (CONTINUED)
DECEMBER 31, 2000
--------------------------------------------------------------------------------------------

                                                                          PRIVATELY HELD
                                                   PUBLICLY TRADED       PREFERRED/COMMON
                                                    COMMON STOCK               STOCK
                                               ---------------------   ---------------------
                            LOCATION   SHARES     COST     FAIR VALUE    COST    FAIR VALUE
                           ---------- -------- ---------- ------------ --------- -----------
Solopoint, Inc.:           United
                             States
  Common                               256,158                          277,778         --
  Warrants-- common stocks             123,889
  Promissory notes
                                                                        ------     -------
                                                                        277,778         --
                                                                        -------    -------
SEMICONDUCTOR INDUSTRY:
  % of net assets                                             0.0%                     9.8%
Advanced Thermal
  Technologies, Inc.:        Taiwan
  Common stock                        2,999,999                         908,536     906,126
Chipstrate Technology        Taiwan
Inc.:
  Common stock                        1,582,500                         486,247     517,593
Global Testing               Taiwan
Corporation.:
  Common stock                        2,632,812                         838,760   2,075,011
Grand Plastic Technologies
  Co., Ltd.:                 Taiwan
  Common stock                          166,667                          58,140      92,119
Lara Networks, Inc.
(formerly
  Lara Technology, Inc.):  United
                             States
  Preferred A                           408,799                         204,400   2,657,193
  Warrants-- common stocks               26,443
                                                                        ------    -------
                                                                        204,400   2,657,193
                                                                        -------   ---------
Sage, Inc.:                United
                             States
  Common                                 22,000                          79,406     272,498
Sonics, Inc.:              United
                             States
  Series A                              333,334                         333,334     466,668
  Series B                              146,334                         219,501     219,501
  Warrants-- series A                   150,000
  Warrants-- series B                     3,750
                                                                        ------     -------
                                                                        552,835    686,169
                                                                        -------    -------

The accompanying notes are an integral part of these financial statements.


FOREFRONT VENTURE PARTNERS L.P.
(A DELAWARE LIMITED PARTNERSHIP)
SCHEDULE OF PORTFOLIO INVESTMENTS (CONTINUED)
DECEMBER 31, 2000      (cont'd)
----------------------------------------------------------------------------------------------

                                               OTHER                 TOTAL           UNREALIZED
                                       --------------------  ---------------------  APPRECIATION
                            LOCATION     COST    FAIR VALUE    COST     FAIR VALUE (DEPRECIATION)
                           ----------  --------- ----------- ---------- ---------- --------------
Solopoint, Inc.:           United
                             States
  Common                                                     277,778          --     (277,778)
  Warrants-- common stocks                  --       --           --          --           --
  Promissory notes                       27,780      --       27,780          --      (27,780)
                                         ------      --       ------     -------     --------
                                         27,780      --      305,558          --     (305,558)
                                         ------      --      -------     -------     --------
SEMICONDUCTOR INDUSTRY:
  % of net assets                                   0.0%                     9.8%
Advanced Thermal
  Technologies, Inc.:        Taiwan
  Common stock                                               908,536      906,126      (2,410)
Chipstrate Technology        Taiwan
Inc.:
  Common stock                                               486,247      517,593      31,346
Global Testing               Taiwan
Corporation.:
  Common stock                                               838,760    2,075,011   1,236,251
Grand Plastic Technologies
  Co., Ltd.:                 Taiwan
  Common stock                                                58,140       92,119      33,979
Lara Networks, Inc.
(formerly
  Lara Technology, Inc.):  United
                             States
  Preferred A                                                204,400    2,657,193   2,452,793
  Warrants-- common stocks                                        --          --           --
                                                             -------     -------    ---------
                                                             204,400    2,657,193   2,452,793
                                                             -------    ---------   ---------
Sage, Inc.:                United
                             States
  Common                                                      79,406      272,498     193,092
Sonics, Inc.:              United
                             States
  Series A                                                   333,334      466,668     133,334
  Series B                                                   219,501      219,501          --
  Warrants-- series A                                             --           --          --
  Warrants-- series B                                             --           --          --
                                                             -------      -------     --------
                                                             552,835      686,169     133,334
                                                             -------      -------     --------

 The accompanying notes are an integral part of these financial statements.

FOREFRONT VENTURE PARTNERS L.P.
(A DELAWARE LIMITED PARTNERSHIP)
SCHEDULE OF PORTFOLIO INVESTMENTS (CONTINUED)
DECEMBER 31, 2000
----------------------------------------------------------------------------------------------------------------------

                                                                            PRIVATELY HELD
                                                     PUBLICLY TRADED       PREFERRED/COMMON
                                                      COMMON STOCK               STOCK
                                                 ---------------------  ---------------------
                               LOCATION  SHARES     COST    FAIR VALUE     COST    FAIR VALUE
                              ---------- ------- --------- -----------  --------- -----------
Ucomm Universal Communication
  Technologies, Inc.:           Taiwan
  Common stock                           400,000                          124,043    169,692
ELECTRONICS AND COMPUTER
  HARDWARE
  % of net assets                                                0.8%                   1.2%
Rainbow Display, Inc.:        United
                                States
  Common stock                            50,001                           38,334     38,334
  Series B                               166,667                          333,334    333,334
                                                                          -------    -------
                                                                          371,668    371,668
                                                                          -------    -------
AOpen, Inc.:                    Taiwan
  Common stock                           404,301  500,925    435,591
Ritek Corporation:              Taiwan
  Common stock                           133,065  465,116    181,753
Waffer Industrial
  Corporation:                  Taiwan
  Common stock                           297,598                          505,964    561,109
FABLESS IC DESIGN HOUSE
  % of net assets                                                5.4%                   3.5%
Capella Microsystems, Inc.:   United
                                States
  Preferred B-3                          125,000                          125,000    125,000
  Warrants-- common stocks                62,500
                                                                         -------     -------
                                                                          125,000    125,000
                                                                          -------    -------
HiNT Corporation:             United
                                States
  Series A                               125,000                          125,000    125,000
  Warrants-- common stocks                 1,875
                                                                         -------     -------
                                                                          125,000    125,000
                                                                          -------    -------
LightSpeed Semiconductor
  Corporation:                United
                                States
  Series D                                39,452                          110,071    110,071

   The accompanying notes are an integral part of these financial statements.


FOREFRONT VENTURE PARTNERS L.P.
(A DELAWARE LIMITED PARTNERSHIP)
SCHEDULE OF PORTFOLIO INVESTMENTS (CONTINUED)
DECEMBER 31, 2000        (cont'd)
-----------------------------------------------------------------------------------------------

                                                   OTHER                 TOTAL           UNREALIZED
                                          ---------------------  ---------------------  APPRECIATION
                               LOCATION      COST     FAIR VALUE    COST    FAIR VALUE (DEPRECIATION
                              ----------  ----------- ---------- --------   ---------- -------------
Ucomm Universal Communication
  Technologies, Inc.:           Taiwan
  Common stock                                                    124,043     169,692      45,649
ELECTRONICS AND COMPUTER
  HARDWARE
  % of net assets                                                                 2.0%
Rainbow Display, Inc.:        United
                                States
  Common stock                                                     38,334      38,334         --
  Series B                                                        333,334     333,334         --
                                                                  -------     -------     ------
                                                                  371,668     371,668         --
                                                                  -------     -------     ------
AOpen, Inc.:                    Taiwan
  Common stock                                                    500,925     435,591     (65,334)
Ritek Corporation:              Taiwan
  Common stock                                                    465,116     181,753    (283,363)
Waffer Industrial
  Corporation:                  Taiwan
  Common stock                                                    505,964     561,109      55,145
FABLESS IC DESIGN HOUSE
  % of net assets                                                                 8.9%
Capella Microsystems, Inc.:   United
                                States
  Preferred B-3                                                   125,000     125,000         --
  Warrants-- common stocks                    --         --           --          --          --
                                              --         --       ------      ------      ------
                                              --         --       125,000     125,000         --
                                              --         --       -------     -------     ------
HiNT Corporation:             United
                                States
  Series A                                                        125,000     125,000         --
  Warrants-- common stocks                    --         --            --          --         --
                                              --         --        ------      ------     ------
                                              --         --       125,000     125,000         --
                                              --         --       -------     -------     ------
LightSpeed Semiconductor
  Corporation:                United
                                States
  Series D                                                        110,071     110,071         --

   The accompanying notes are an integral part of these financial statements.

FOREFRONT VENTURE PARTNERS L.P.
(A DELAWARE LIMITED PARTNERSHIP)
SCHEDULE OF PORTFOLIO INVESTMENTS (CONTINUED)
DECEMBER 31, 2000
-------------------------------------------------------------------------------------------------

                                                                               PRIVATELY HELD
                                                         PUBLICLY TRADED      PREFERRED/COMMON
                                                          COMMON STOCK              STOCK
                                                     ---------------------  ---------------------
                                  LOCATION   SHARES     COST    FAIR VALUE     COST    FAIR VALUE
                                 ----------  ------- --------- -----------  --------- -----------
Marvell Technology Group Ltd.:     United
                                   States
  Common                                     184,616  199,998  3,323,088
PicoTurbo, Inc.:                   United
                                   States
  Series A                                    16,667                              --         --
  Series B                                   333,333                         416,666    416,666
                                                                             -------    -------
                                                                             416,666    416,666
                                                                             -------    -------
Richtek Technology, Inc.:          Taiwan
  Common stock                               263,333                         104,411    100,439
Silicon Image, Inc.:               United
                                   States
  Common stock                               123,608  216,314    645,234
Silicon Laboratories:              United
                                   States
  Common stock                                 5,086  156,075     59,392
Tropian Inc. (formerly
  Premier R.F., Inc.):             United
                                   States
  Series A                                   384,615                         166,667    1,571,793
  Series C                                    33,351                         166,755      166,755
                                                                             -------    ---------
                                                                             333,422    1,738,548
                                                                             -------    ---------
SOFTWARE AND
  INFORMATION
  % of net assets                                                    0.0%                     5.8%
Box Vision.com:                    Taiwan
  Common                                     187,500                         61,215        57,519
Chain Sea Information
  Integration Co. Ltd:             Taiwan
  Common stock                               100,000                        123,457       116,451
Creosys, Inc.:                     United
                                   States
  Series B                                   187,500                        187,500       187,500

   The accompanying notes are an integral part of these financial statements.

FOREFRONT VENTURE PARTNERS L.P.
(A DELAWARE LIMITED PARTNERSHIP)
SCHEDULE OF PORTFOLIO INVESTMENTS (CONTINUED)
DECEMBER 31, 2000      (cont'd)
----------------------------------------------------------------------------------------------------

                                                    OTHER                  TOTAL          UNREALIZED
                                            ---------------------  --------------------  APPRECIATION
                                  LOCATION    COST    FAIR VALUE     COST    FAIR VALUE (DEPRECIATION)
                                 ----------  ------- ------------  -------- ----------- --------------
Marvell Technology Group Ltd.:     United
                                   States
  Common                                                            199,998   3,323,088    3,123,090
PicoTurbo, Inc.:                   United
                                   States
  Series A                                                               --          --           --
  Series B                                                          416,666     416,666           --
                                                                    -------     -------     --------
                                                                    416,666     416,666           --
                                                                    -------     -------     --------
Richtek Technology, Inc.:          Taiwan
  Common stock                                                      104,411     100,439       (3,972)
Silicon Image, Inc.:               United
                                   States
  Common stock                                                      216,314     645,234      428,920
Silicon Laboratories:              United
                                   States
  Common stock                                                      156,075      59,392      (96,683)
Tropian Inc. (formerly
  Premier R.F., Inc.):             United
                                   States
  Series A                                                          166,667   1,571,793    1,405,126
  Series C                                                          166,755     166,755           --
                                                                    --------- ---------    ---------
                                                                    333,422   1,738,548    1,405,126
                                                                    --------- ---------    ---------
SOFTWARE AND
  INFORMATION
  % of net assets                                          0.4%                     6.2%
Box Vision.com:                    Taiwan
  Common                                                             61,215      57,519       (3,696)
Chain Sea Information
  Integration Co. Ltd:             Taiwan
  Common stock                                                      123,457     116,451       (7,006)
Creosys, Inc.:                     United
                                   States
  Series B                                                          187,500     187,500           --

   The accompanying notes are an integral part of these financial statements.

FOREFRONT VENTURE PARTNERS L.P.
(A DELAWARE LIMITED PARTNERSHIP)
SCHEDULE OF PORTFOLIO INVESTMENTS (CONTINUED)
DECEMBER 31, 2000
----------------------------------------------------------------------------------------------------

                                                                                 PRIVATELY HELD
                                                           PUBLICLY TRADED      PREFERRED/COMMON
                                                            COMMON STOCK              STOCK
                                                       ---------------------  ---------------------
                                    LOCATION   SHARES     COST    FAIR VALUE    COST     FAIR VALUE
                                   ----------  ------- ---------- ---------- ---------  ------------
Dome Digital Holding
  Corporation:                       United
                                     States
  Series A                                     500,000                         250,000    250,000
EnReach Technology, Inc.:            United
                                     States
  Series C                                     25,000                          125,000    125,000
  Warrants-- series C                           2,500
                                                                               -------     ------
                                                                               125,000    125,000
                                                                               -------     -------
GeoVision, Inc.:                     Taiwan
  Common stock                                 221,667                          84,267     70,380
Homeworkhelp.com:                    United
                                     States
  Series B                                     666,667                         333,333    333,333
  Series C                                     458,888                         229,444    229,444
  Common                                       100,000                           5,000      5,000
  Warrants-- common stocks                      68,833
  Promissory notes
                                                                               -------    -------
                                                                               567,777    567,777
                                                                               -------    -------
Incentia Design Systems,
  Inc.:                              United
                                     States
  Series B                                      35,715                          62,501     62,501
Kinzan.com.:                         United
                                     States
  Series A                                     277,778                         250,000    494,445
Portal Wave, Inc.:                   United
                                     States
  Series C                                     375,000                         375,000    375,000
Pocket.com (formerly Pocket
  Science, Inc.):                    United
                                     States
  Series C                                     244,200                         666,666         --
  Series C-1                                    61,051                         166,669         --
  Series D                                     104,192                         284,444         --
  Warrants-- common stocks                      41,666
  Promissory notes
                                                                               -------     ------
                                                                               1,117,779       --
                                                                               ---------   ------

   The accompanying notes are an integral part of these financial statements.

FOREFRONT VENTURE PARTNERS L.P.
(A DELAWARE LIMITED PARTNERSHIP)
SCHEDULE OF PORTFOLIO INVESTMENTS (CONTINUED)
DECEMBER 31, 2000        (cont'd)
----------------------------------------------------------------------------------------------------

                                                       OTHER                  TOTAL           UNREALIZED
                                               ---------------------  ---------------------  APPRECIATION
                                    LOCATION     COST    FAIR VALUE     COST    FAIR VALUE  (DEPRECIATION)
                                   ----------  -------- ------------  -------- ------------ -------------
Dome Digital Holding
  Corporation:                       United
                                     States
  Series A                                                             250,000    250,000            --
EnReach Technology, Inc.:            United
                                     States
  Series C                                                             125,000    125,000            --
  Warrants-- series C                               --         --           --         --            --
                                                ------     ------      -------     ------      --------
                                                    --         --      125,000    125,000            --
                                                ------     ------      -------    -------      --------
GeoVision, Inc.:                     Taiwan
  Common stock                                                          84,267     70,380       (13,887)
Homeworkhelp.com:                    United
                                     States
  Series B                                                             333,333    333,333            --
  Series C                                                             229,444    229,444            --
  Common                                                                 5,000      5,000            --
  Warrants-- common stocks                          --         --           --         --            --
  Promissory notes                              187,500    187,500     187,500    187,500            --
                                                -------    -------     -------    -------      --------
                                                187,500    187,500     755,277    755,277            --
                                                -------    -------     -------    -------      --------
Incentia Design Systems,
  Inc.:                              United
                                     States
  Series B                                                              62,501     62,501            --
Kinzan.com.:                         United
                                     States
  Series A                                                             250,000    494,445       244,445
Portal Wave, Inc.:                   United
                                     States
  Series C                                                             375,000    375,000            --
Pocket.com (formerly Pocket
  Science, Inc.):                    United
                                     States
  Series C                                                             666,666        --       (666,666)
  Series C-1                                                           166,669        --       (166,669)
  Series D                                                             284,444        --       (284,444)
  Warrants-- common stocks                          --         --           --        --             --
  Promissory notes                              31,250         --       31,250        --        (31,250)
                                                ------     ------      -------    ------       --------
                                                31,250         --    1,149,029        --     (1,149,029)
                                                ------     ------    ---------    ------      ----------

   The accompanying notes are an integral part of these financial statements.

FOREFRONT VENTURE PARTNERS L.P.
(A DELAWARE LIMITED PARTNERSHIP)
SCHEDULE OF PORTFOLIO INVESTMENTS (CONTINUED)
DECEMBER 31, 2000
------------------------------------------------------------------------------------------------

                                                                            PRIVATELY HELD
                                                   PUBLICLY TRADED         PREFERRED/COMMON
                                                    COMMON STOCK                 STOCK
                                               -----------------------  ------------------------
                            LOCATION  SHARES     COST     FAIR VALUE      COST      FAIR VALUE
                           ---------- -------- --------- ------------  ----------  ------------
Share Media, Inc.:         United
                           States
  Series B                            782,242                             666,666   1,382,918
  Series C                             50,080                             100,000     100,000
  Warrants-- series B                 195,560
  Warrants-- common stocks              5,008
  Promissory notes
                                                                       ----------  ----------
                                                                          766,666   1,482,918
                                                                       ----------  ----------
Ultima Interconnect
  Technology, Inc.:        United
                           States
  Series D                            217,391                             499,999     499,999
UniCONN Technologies,      United
Inc.:                      States
  Series C                             52,125                              65,156      65,156
  Common                                5,000                                  50          50
                                                                       ----------  ----------
                                                                           65,206      65,206
                                                                       ----------  ----------
Uniteq Application
Systems,
  Inc.:                    United
                           States
  Series C                            333,333                             333,333          --
  Common                              666,666                             166,667          --
  Warrants-- common stocks            333,333
                                                                       ----------  ----------
                                                                          500,000          --
                                               --------- ----------    ----------  ----------
    Total portfolio
      investments                              $3,618,432$42,381,940  $13,945,980 $25,827,157
                                              ======================  =========== ===========
    % of net assets                                             56.4%                    34.3%
                                                         ===========              ===========


   The accompanying notes are an integral part of these financial statements.

FOREFRONT VENTURE PARTNERS L.P.
(A DELAWARE LIMITED PARTNERSHIP)
SCHEDULE OF PORTFOLIO INVESTMENTS (CONTINUED)
DECEMBER 31, 2000        (cont'd)
-----------------------------------------------------------------------------------------------------

                                                OTHER                   TOTAL            UNREALIZED
                                        ---------------------  -----------------------  APPRECIATION
                            LOCATION      COST    FAIR VALUE     COST      FAIR VALUE  (DEPRECIATION)
                           ----------   --------- -----------  ---------  ------------ --------------
Share Media, Inc.:         United
                           States
  Series B                                                       666,666   1,382,918       716,252
  Series C                                                       100,000     100,000
  Warrants-- series B                         --        --            --          --            --
  Warrants-- common stocks                    --        --            --          --            --
  Promissory notes                        92,011    92,011        92,011      92,011            --
                                        --------   -------    ----------  ----------    ----------
                                          92,011    92,011       858,677   1,574,929       716,252
                                        --------   -------    ----------  ----------    ----------
Ultima Interconnect
  Technology, Inc.:        United
                           States
  Series D                                                       499,999     499,999            --
UniCONN Technologies,      United
Inc.:                      States
  Series C                                                        65,156      65,156            --
  Common                                                              50          50            --
                                                              ----------  ----------    ----------
                                                                  65,206      65,206            --
                                                              ----------  ----------    ----------
Uniteq Application
Systems,
  Inc.:                    United
                           States
  Series C                                                       333,333          --      (333,333)
  Common                                                         166,667          --      (166,667)
  Warrants-- common stocks                    --        --            --          --            --
                                        --------   -------    ----------  ----------    ----------
                                              --        --       500,000          --      (500,000)
                                        --------   -------    ----------  ----------    ----------
    Total portfolio
      investments                       $338,541   $279,511   $17,902,953$68,488,608   $50,585,655
                                        ========  =========   ======================  ============
    % of net assets                                     0.4%                    91.1%
                                                  =========               ===========

   The accompanying notes are an integral part of these financial statements.

FOREFRONT VENTURE PARTNERS L.P.
(A DELAWARE LIMITED PARTNERSHIP)
STATEMENTS OF OPERATIONS
-----------------------------------------------------------------------------------------------------


                                                                 YEARS ENDED DECEMBER 31,
                                                           -------------------------------------
                                                          2001              2000             1999
                                                    ----------------  ---------------  --------------
Interest income from idle funds                     $       144,988   $       95,464   $       55,246
Interest income from notes receivable                         7,391            8,073               --
Other income earned from investments                         66,538           30,721               --
                                                    ---------------   --------------   --------------
                                                            218,917          134,258           55,246
                                                    ---------------   --------------   --------------
Expenses:
  Management fee                                            464,268          464,268          464,268
  Legal and accounting                                       56,374           24,048           24,307
  Other                                                       9,026            1,891            1,285
                                                    ---------------   --------------   --------------
     Total expenses                                         529,668          490,207          489,860
                                                    ---------------   --------------   --------------
       Net operating loss                                  (310,751)        (355,949)        (434,614)
                                                    ---------------   --------------   --------------
Net realized loss on investments:
  Proceeds from sale of investments                       3,897,982       10,892,165          437,067
  Cost of investments written-off                        (3,946,511)              --       (1,602,331)
  Cost of investments sold                                 (778,386)      (2,230,323)        (416,667)
                                                    ---------------   --------------   --------------
       Net realized gain (loss) on investments             (826,915)       8,661,842       (1,581,931)
                                                    ---------------   --------------   --------------
Unrealized appreciation on investments:
  Beginning of the year                                  50,585,655       14,927,345           79,180
  End of the year                                        25,194,387       50,585,655       14,927,345
                                                    ---------------   --------------   --------------
       Net change in unrealized appreciation on
          investments                                   (25,391,268)      35,658,310       14,848,165
                                                    ---------------   --------------   --------------
          Net increase (decrease) in net assets
            resulting from operations               $   (26,528,934)  $   43,964,203   $   12,831,620
                                                    ================  ==============   ==============

   The accompanying notes are an integral part of these financial statements.

FOREFRONT VENTURE PARTNERS L.P.
(A DELAWARE LIMITED PARTNERSHIP)
STATEMENTS OF CHANGES IN PARTNERS' CAPITAL
FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000
------------------------------------------------------------------------------------------------------------


                                                                GENERAL          LIMITED
                                                                PARTNER          PARTNERS           TOTAL
Balances, January 1, 1999                                  $      110,520  $    18,258,219   $    18,368,739
Net operating loss                                               (101,338)        (333,276)         (434,614)
Net realized loss on investments                                 (329,042)      (1,252,889)       (1,581,931)
Net change in unrealized appreciation on investments            3,088,418       11,759,747        14,848,165
                                                           --------------  ---------------   ---------------
Balances, December 31, 1999                                     2,768,558       28,431,801        31,200,359
Net operating loss                                               (100,621)        (255,328)         (355,949)
Net realized gain on investments                                1,801,663        6,860,179         8,661,842
Net change in unrealized appreciation on investments            7,416,928       28,241,382        35,658,310
                                                           --------------  ---------------   ---------------
Balances, December 31, 2000                                    11,886,528       63,278,034        75,164,562
Distributions                                                    (646,297)      (7,354,000)       (8,000,297)
Net operating loss                                                (94,807)        (215,944)         (310,751)
Net realized loss on investments                                 (171,998)        (654,917)         (826,915)
Net change in unrealized appreciation on investments           (5,281,384)     (20,109,884)      (25,391,268)
                                                           --------------  ---------------   ---------------
Balances, December 31, 2001                                $    5,692,042  $    34,943,289   $    40,635,331
                                                           ==============  ===============   ===============

   The accompanying notes are an integral part of these financial statements.

FOREFRONT VENTURE PARTNERS L.P.
(A DELAWARE LIMITED PARTNERSHIP)
STATEMENTS OF CASH FLOWS
---------------------------------------------------------------------------------------------------------------------


                                                                                 YEARS ENDED DECEMBER 31,
                                                                         --------------------------------------
                                                                         2001             2000              1999
                                                                   ---------------- ----------------  ----------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net increase (decrease) in net assets resulting
     from operations                                               $   (26,528,934) $    43,964,203   $    12,831,620
  Adjustments to reconcile net increase (decrease) in
     net assets resulting from operations to net cash
     used in operating activities:
     Net change in unrealized appreciation on investments               25,391,268      (35,658,310)      (14,848,165)
     Net realized loss (gain) on investments                               826,915       (8,661,842)        1,581,931
     Change in assets and liabilities:
       Increase in other assets                                            (35,709)         (17,501)             (187)
       Increase (decrease) in accounts payable and
          accrued liabilities                                               42,374              783            (4,675)
                                                                   ---------------  ---------------   ---------------
          Net cash used in operating activities                           (304,086)        (372,667)         (439,476)
                                                                   ---------------  ---------------   ---------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of investments and issuance of notes
     receivable                                                         (1,770,077)      (4,082,696)       (3,359,341)
  Proceeds from sale of investments                                      3,897,982       10,892,165           437,067
                                                                   ---------------  ---------------   ---------------
          Net cash provided by (used in) investing activities            2,127,905        6,809,469        (2,922,274)
                                                                   ---------------  ---------------   ---------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Distributions to partners                                             (8,000,297)              --                --
                                                                   ---------------  ---------------   ---------------
          Net cash used in financing activities                         (8,000,297)              --                --
                                                                   ---------------  ---------------   ---------------
Net increase (decrease) in cash and cash equivalents                    (6,176,478)       6,436,802        (3,361,750)
Cash and cash equivalents, beginning of year                             6,674,266          237,464         3,599,214
                                                                   ---------------  ---------------   ---------------
Cash and cash equivalents, end of year                             $       497,788  $     6,674,266   $       237,464
                                                                   ===============  ===============   ===============
SUPPLEMENTAL DISCLOSURE:
  Promissory note converted into privately held stock              $       179,411  $       303,406   $            --
                                                                   ===============  ===============   ===============

   The accompanying notes are an integral part of these financial statements.

FOREFRONT VENTURE PARTNERS L.P.
(A DELAWARE LIMITED PARTNERSHIP)
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


1.   ORGANIZATION

     Forefront VENTURE Partners L.P., a Delaware limited partnership (the "Partnership"), was formed on February 25, 1998 among Forefront Associates L.L.C. as the General Partner and a number of limited partners for the purpose of making venture capital investments in technology companies through the acquisition, holding and distribution or other disposition of portfolio securities. The Partnership will continue until December 31, 2008, unless terminated sooner or extended in accordance with the Partnership agreement.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     MANAGEMENT ESTIMATES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America REQUIRES the General Partner to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income, unrealized gains, and expenses during the reporting period. Actual results could differ from those estimates.

     VALUATION OF INVESTMENTS

     Investments are recorded at fair value which is determined by the General Partner as follows:

      a.If there is no active public market, fair value is determined by the General Partner, taking into account the financial condition, operating results, or the value of additional equity offerings of the issuers, and other factors pertinent to the valuation of the investments. Because of the inherent uncertainty of valuations, those estimated valuations may differ significantly from the values that would have been had a ready market for the securities existed, and the difference could be material. The Partnership may also have risk associated with its concentration of investments in certain geographical regions and in certain industries.

      b.If actively traded on one or more national securities exchanges, the fair value is determined at 90% of the average closing price on December 31, 2001 and the preceding four days, unless there are legal or economic restrictions in trading, in which case the price may be discounted appropriately.

      c.Notes receivables are valued at principal plus accrued interest, except that discounts will be taken when the company is considered to be experiencing operating difficulties.

     GAINS OR LOSSES ON INVESTMENTS

     Realized gains or LOSSES on investment securities represent the difference between the original cost of the securities on an identified cost basis and the related market price on the sale or distribution date. They include the original cost of investment securities written-off, if any. When investment securities are sold or distributed to the partners, gains or losses are classified as realized. The difference between the original cost and the estimated fair value of investment securities owned at the end of the year represents unrealized gains or losses.

     The Partnership does not isolate that portion of the results of operations resulting from changes in foreign exchange rates on investments from the fluctuation arising from changes in market prices of securities held. Such fluctuations are included with the net realized and unrealized gain or loss from investments.

     Net unrealized gains or losses on investments are included in partners' capital.

     CASH AND CASH EQUIVALENTS

     The Partnership considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. These instruments are stated at cost, which approximates fair value. The Partnership's cash and cash equivalents are held at financial institutions in the United States and Taiwan.

     INCOME TAXES

     Income taxes on Partnership income are the responsibility of the individual partners; accordingly, no provision for income taxes is included in the accompanying financial statements.

     ORGANIZATION AND SYNDICATION COSTS

     Organization costs are costs incurred in the formation of the Partnership. These costs are charged to expense when incurred. Syndication costs consist of costs incurred in connection with the syndication of limited partnership interests. These costs are reflected as a reduction of partners' capital.

     RECLASSIFICATIONS

     Certain amounts in prior year financial statements have been reclassified to conform with the current year presentation.

3.   ALLOCATION OF PROFITS AND LOSSES

     The Partnership agreement provides for the allocation of net profit or loss as follows:

      a.The Partnership's idle funds income is allocated to all partners in proportion to their respective capital commitments if the cumulative capital contributions of the partners have not been fully returned; and to all partners in proportion to their respective capital account balances if the cumulative capital contributions have been fully returned.

      b.Except as provided in c. through e. below, all remaining unallocated profit and loss items are allocated 20% to the general partner and 80% to all partners in proportion to their respective capital commitments.

      c.To the extent that an item of loss allocable to a limited partner creates a negative balance in the limited partner's capital account, the item shall not be allocated to such limited partner. It will instead be allocated first, to all the partners as a group, to the extent possible in proportion to their respective capital commitments, until the capital account balance of each limited partner has been reduced to (but not less than) zero; and thereafter to the general partner. The next available item of profit will be allocated among the partners to offset in reverse order such special allocation of excess losses.

      d.To the extent that an item of loss allocable to the general partner, as provided in b. above, causes the aggregate losses allocated to the general partner to exceed the aggregate profits allocated to the general partner, the item shall be allocated as follows: first, to the partners as a group, to the extent possible in proportion to their respective capital commitments, until the capital account balance of each limited partner has been reduced to (but not less than) zero; and thereafter, to the general partner. To the extent there have been special allocations of loss from the general partner which have not been offset, the next available item of profit allocable to the general partner shall first be allocated to the partners to whom such items of loss had been previously allocated so as to first offset in reverse order such special allocation of loss.

      e.Notwithstanding the above provisions, the general partner shall be allocated at least 1% of each item of Partnership income, expense, gain or loss.

4.   DISTRIBUTIONS OF PARTNERSHIP ASSETS

     The Agreement provides for mandatory distribution of cash equal to 35% of the net taxable income and gain allocated to each partner as shown on the Partnership's Federal income tax return. However, no distribution is required if the total net taxable income and gain of the Partnership for such fiscal year is less than or equal to $250,000. The Agreement also provides for discretionary distributions. In 2001, the partnership made $5,214,691 of mandatory cash distributions and $2,785,606 of discretionary cash distributions.

5.   INVESTMENTS

     Investments by geographical region as follows:

                                                                   PERCENTAGE
                                       COST         FAIR VALUE    OF NET ASSETS
DECEMBER 31, 2001
United States.................    $   10,199,485  $   33,388,549       82.2%
Taiwan........................         4,748,648       6,753,971       16.6%
                                  --------------  --------------      -----
                                  $   14,948,133  $   40,142,520       98.8%
                                  ==============  ==============      =====

                                                                   PERCENTAGE
                                       COST         FAIR VALUE    OF NET ASSETS
DECEMBER 31, 2000
United States.................    $   13,641,872  $   63,204,825       84.1%
Taiwan........................         4,261,081       5,283,783        7.0%
                                  --------------  --------------      -----
                                  $   17,902,953  $   68,488,608       91.1%
                                  ==============  ==============      =====

6.   MANAGEMENT FEE

     The Agreement requires payment of a management fee to the general partner. The management fee, payable quarterly, in advance, is 0.625% of the aggregate capital commitments of the partners. Management fee paid in each of the three years in the period ended December 31, 2001 was $464,268.

7.   FINANCIAL HIGHLIGHTS

                                                    YEARS ENDED DECEMBER 31,
                                                 2001         2000        1999
                                              ----------   ----------  -------
Net operating loss........................       0.48%        0.57%       1.63%
                                               =======      =======     =======
Operating expenses........................       0.70%        0.89%       3.37%
Incentive allocation......................     (11.74)%      18.85%      12.00%
                                               -------      -------     -------
Total expenses and incentive allocation...     (11.04)%      19.74%      15.37%
                                               =======      =======     =======
Total return before incentive allocation..     (43.89)%     152.69%      69.58%
Less incentive allocation.................       9.05%      (30.47)%    (13.46)%
                                               -------      -------     -------
Total return after incentive allocation...     (34.84)%     122.22%      56.12%
                                               ======       ======      ======

     The ratios of net investment loss to average net assets, of operating expenses to average net assets and total return are calculated for the limited partners as a class. Total return, which reflects the quarter to quarter change in net assets, was calculated using returns which have been geometrically linked and utilize the average quarterly capital transactions. The total expenses and incentive allocation and the total return after incentive allocation adjust the operating expense and total return before incentive allocation calculations for the General Partner's carried interest.

                                  EXHIBIT 99.3

                                 SYNOPSYS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS

On June 6, 2002 (the "closing date"), Synopsys, Inc. (Synopsys or the Company) completed a merger with Avant! Corporation (Avant!), a company which develops, markets, licenses and supports electronic design automation software products that assist design engineers in the physical layout, design, verification, simulation, timing and analysis of advanced integrated circuits. Under the terms of the merger agreement between the Company and Avant!, Avant! merged with and into a wholly-owned subsidiary of Synopsys.

REASONS FOR THE ACQUISITION. The Synopsys Board of Directors unanimously approved the merger agreement at its December 1, 2001 meeting. In approving the merger agreement and making these determinations and recommendations, the Board of Directors consulted with legal and financial advisors as well as with management and considered a number of factors. These factors include the fact that the merger is expected to enable Synopsys and Avant! to offer their semiconductor customers a complete end-to-end solution for system-on-chip design that includes Synopsys' logic synthesis and design verification tools with Avant!'s advanced place and route, physical verification and design integrity products, thus increasing customers' design efficiencies. By increasing customer design efficiencies, Synopsys expects to be able to better compete for customers designing the next generation of semiconductors. Further, by gaining access to Avant!'s physical design and verification products, as well as its broad customer base and relationships, Synopsys will gain new opportunities to market its existing products. The foregoing discussion of the information and factors considered by the Synopsys Board of Directors is not intended to be exhaustive but includes the material factors considered by the Synopsys Board of Directors.

The following unaudited pro forma condensed combined consolidated financial statements give effect to the merger between Synopsys and Avant! using the purchase method of accounting for the business combination.

Holders of Avant! common stock received 0.371 of a share of Synopsys common stock (including the associated preferred stock rights) in exchange for each share of Avant! common stock (the exchange ratio) owned as of the closing date. Avant! stockholders received cash based on the market price of Synopsys common stock in lieu of any fractional shares to which they might otherwise have been entitled.

There can be no assurance that Synopsys and Avant! will not incur charges in excess of those included in the pro forma total consideration related to the merger or that management will be successful in its effort to integrate the operations of the companies.

The unaudited pro forma condensed combined consolidated balance sheet of Synopsys gives effect to the merger as if it occurred on April 30, 2002 and combines the unaudited historical consolidated balance sheet of Synopsys as of April 30, 2002 with the unaudited historical consolidated balance sheet of Avant! as of March 31, 2002.

The unaudited pro forma condensed combined consolidated statement of operations of Synopsys gives effect to the proposed merger as if the merger had been consummated on November 1, 2000. The unaudited pro forma condensed combined consolidated statement of operations of Synopsys for the year ended October 31, 2001 combines the audited historical consolidated statement of operations of Synopsys for the year ended October 31, 2001 with the audited historical consolidated statement of operations of Avant! for the year ended December 31, 2001.

The unaudited pro forma condensed combined consolidated statement of operations of Synopsys for the six months ended April 30, 2002 combines the unaudited historical consolidated statement of operations of Synopsys for the six months ended April 30, 2002 with the unaudited historical consolidated statement of operations of Avant! for the six months ended March 31, 2002.

Included in the unaudited pro forma condensed combined consolidated statements of operations for the six months ended April 30, 2002 are gross profit, selling and marketing expenses and operating income for Avant! of $99.0 million, $22.6 million and $11.9 million, respectively, for the three-months ended December 31, 2001 which are also included in the unaudited pro forma condensed combined consolidated statements of operations for the year ended December 31, 2001. Avant!'s fourth quarter is typically the largest revenue quarter during a year. Therefore, the results presented are not necessarily indicative of Avant!'s first quarter for the year ended December 31, 2002 or for any other interim period.

The accompanying unaudited pro forma condensed combined consolidated financial statements are presented in accordance with Article 11 of Regulation S-X. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the proposed merger had been consummated on November 1, 2000 or on April 30, 2002, respectively, nor is it necessarily indicative of future operating results or financial position. The pro forma adjustments are based upon information and assumptions available at the time of the filing of this Form 8-K/A. The pro forma financial statements should be read in conjunction with the accompanying notes thereto.

                                 SYNOPSYS, INC.
       UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED BALANCE SHEET
                                 APRIL 30, 2002
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                            HISTORICAL
                                                        -----------------
                                                  -------------------------------
                                                  SYNOPSYS, INC.      AVANT!        PRO FORMA              PRO FORMA
                                                        (1)         CORP. (2)      ADJUSTMENTS             COMBINED
                                                  ------------------------------- -----------------    -----------------
ASSETS
Current assets:
   Cash and cash equivalents                      $     483,570    $    164,196   $   (184,972)     D   $     367,794
                                                                                       (95,000)     D
   Short-term investments                                48,170          24,608        (55,028)     D          17,750
   Restricted investments                                     -          32,151                                32,151
                                                  ------------------------------- -----------------     ----------------
      Total cash and short-term investments             531,740         220,955       (335,000)               417,695
   Accounts receivable, net                             151,953          50,409         (5,136)     F         194,257
                                                                                        (2,969)     A
   Assets held for sale, net of tax                                                     28,708      G          28,708
   Prepaid expenses, deferred taxes and other           183,405          49,300         18,269      A         192,882
                                                                                       (50,411)     A
                                                                                        (3,704)     E
                                                                                          (109)     D
                                                                                        (3,868)     E
                                                  ------------------------------- -----------------      ----------------
      Total current assets                              867,098         320,664       (354,220)               833,542
Property and equipment, net                             194,225          22,494        (11,400)     A         203,349
                                                                                        (1,970)     D
Long-term investments                                    54,634          15,763         (2,194)     A          67,203
                                                                                        (1,000)     A
Long-term restricted asset                                    -               -        240,000      D         240,000
Intangible assets, net                                   26,974          18,032        (17,541)     C         782,110
                                                                                       389,645      A
                                                                                       365,000      A
Other assets                                             53,358          71,496           (394)     E         153,093
                                                                                        41,734      J
                                                                                       (13,101)     A
                                                  ------------------------------- ---------------       ----------------
      Total assets                               $    1,196,289    $    448,449   $    634,559          $   2,279,297
                                                  =============================== ===============       ================

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable and accrued liabilities       $     108,741     $    37,705   $     97,562      A   $     231,339

                                                                                        (1,829)     A
                                                                                        (3,496)     E
                                                                                        (5,648)     E
                                                                                           850      E
                                                                                        (2,546)     A
   Current portion of long-term debt                        515               -              -                    515
   Accrued litigation                                         -          28,848              -                 28,848
   Accrued income taxes                                  55,756          61,033        (38,000)     D         120,523
                                                                                        41,734      J
   Deferred revenue                                     327,319          89,187        (81,235)     A         335,203
                                                                                           (68)     D
                                                  ------------------------------- ---------------       ----------------
      Total current liabilities                         492,331         216,773          7,324                716,428
Deferred taxes and other liabilities                     23,392          10,574        133,807      A         165,393
                                                                                        (2,380)     E
Long-term deferred revenue                               69,545               -              -                 69,545
Stockholders' equity:
   Preferred stock                                            -               -              -                      -
   Common stock                                             616               4             (4)     B             761
                                                                                           145      A
   Additional paid-in capital                           588,595         299,827       (299,827)     B       1,454,973
                                                                                       866,378      A

   Retained earnings (accumulated deficit)              451,318          (6,438)         6,438      B         309,807
                                                                                       (57,000)     D
                                                                                        (2,011)     D
                                                                                       (82,500)     A
   Treasury stock, at cost                             (434,937)        (72,856)        72,856      B        (434,937)
  Deferred compensation and other liabilities                            (1,779)         1,779      B          (8,102)
                                                                                        (8,102)     A
   Accumulated other comprehensive income                 5,429           2,344         (2,344)     B           5,429
                                                  -----------------------------------------------       ----------------
      Total stockholders' equity                        611,021         221,102        495,808              1,327,931
                                                   -----------------------------------------------       ----------------
      Total liabilities and stockholders' equity  $   1,196,289    $    448,449  $     634,559          $   2,279,297
                                                  ===============================================       ================

 (1) As of April 30, 2002.
 (2) As of March 31, 2002.

 See accompanying notes to unaudited pro forma condensed combined consolidated financial statements.

                                 SYNOPSYS, INC.
                     UNAUDITED PRO FORMA CONDENSED COMBINED
                      CONSOLIDATED STATEMENT OF OPERATIONS
                       FOR THE YEAR ENDED OCTOBER 31, 2001
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                          HISTORICAL
                                                --------------------------------
                                                  SYNOPSYS,        AVANT!         PRO FORMA              PRO FORMA
                                                   INC. (1)       CORP. (2)      ADJUSTMENTS             COMBINED
                                                ----------------------------------------------------------------------
Revenue:
   Product                                      $              $                           -          $
                                                      163,924        241,330                                405,254
   Service                                            341,833        157,340               -                499,173
   Ratable license                                    174,593              -               -                174,593
                                                -----------------------------------------------       ----------------
      Total revenue                                   680,350        398,670               -              1,079,020

Cost of revenue:
   Product                                             20,479          5,203               -                 25,682
   Service                                             79,747         24,243               -                103,990
   Ratable license                                     29,896              -                                 29,896
                                                -----------------------------------------------       ----------------
      Total cost of revenue                           130,122         29,446               -                159,568
                                                -----------------------------------------------       ----------------

Gross margin                                          550,228        369,224               -                919,452
Operating expenses:
   Research and development                           189,831         86,768            (427)    H          276,172
   Sales and marketing                                273,954         98,744               -                372,698
   General and administrative                          69,682         47,566         (15,640)    C          101,608
   Litigation settlement and other related costs            -        268,085               -                268,085
   Amortization of intangible assets                   17,012              -         103,824     A          120,836
   Amortization of deferred compensation expense            -              -           3,060     I            3,060
                                                -----------------------------------------------       ----------------
      Total operating expenses                        550,479        501,163          90,817              1,142,459
                                                -----------------------------------------------       ----------------

Operating (loss) income                                  (251)      (131,939)        (90,817)              (223,007)
Other income (loss), net                               83,784         (7,230)              -                 76,554
                                                -----------------------------------------------       ----------------
Income before provision for income taxes               83,533       (139,169)        (90,817)              (146,453)
Provision for income taxes                             26,731         38,548         (36,193)    K           29,086
                                                -----------------------------------------------       ----------------
      Net income                                $              $               $                      $
                                                       56,802       (177,717)        (54,624)              (175,539)
                                                ===============================================       ================

   Basic earnings per share                     $              $                                 L    $
                                                         0.94          (4.72)                                 (2.34)
   Weighted average common shares outstanding          60,601         37,637                     L           75,131

   Diluted earnings per share                   $              $                                 L    $
                                                         0.88          (4.72)                                 (2.34)
   Weighted average common shares
      and dilutive stock options outstanding           64,659         37,637                     L           75,131


(1) For the year ended October 31, 2001.
(2) For the year ended December 31, 2001.

 See accompanying notes to unaudited pro forma condensed combined consolidated financial statements.

                                 SYNOPSYS, INC.
                     UNAUDITED PRO FORMA CONDENSED COMBINED
                      CONSOLIDATED STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED APRIL 30, 2002
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                             HISTORICAL
                                                  ----------------------------------
                                                    SYNOPSYS,      AVANT! (2)         PRO FORMA            PRO FORMA
                                                     INC. (1)                        ADJUSTMENTS            COMBINED
                                                  --------------------------------------------------    ----------------
   Product                                        $      91,848   $    145,528   $           -         $      237,376
   Service                                              134,858         68,726               -                203,584
   Ratable license                                      134,477              -               -                134,477
                                                  -----------------------------------------------       ----------------
      Total revenue                                     361,183        214,254               -                575,437

Cost of revenue:
   Product                                                7,287          2,153               -                  9,440
   Service                                               38,075         11,389               -                 49,464
   Ratable license                                       24,220              -               -                 24,220
                                                  -----------------------------------------------       ----------------
      Total cost of revenue                              69,582         13,542               -                 83,124
                                                  -----------------------------------------------       ----------------

Gross margin                                            291,601        200,712               -                492,313
Operating expenses:
   Research and development                              95,355         41,762            (252)    H          136,865
   Sales and marketing                                  123,000         45,894                                168,894
   General and administrative                            36,245         20,179          (4,272)    C           52,152
   Litigation settlement and other related costs              -         31,548               -                 31,548
   Amortization of intangible assets                      8,400              -          51,914     A           60,314
  Amortization of deferred compensation expense               -              -           1,317     I            1,317
                                                  -----------------------------------------------       ----------------
      Total operating expenses                          263,000        139,383          48,707                451,090
                                                  -----------------------------------------------       ----------------

Operating (loss) income                                  28,601         61,329         (48,707)                41,223
Other income, net                                        22,294          6,861                                 29,155
                                                  -----------------------------------------------       ----------------
Income before provision for income taxes                 50,895         68,190         (48,707)                70,378
Provision for income taxes                               15,463         27,596         (19,229)    K           23,830
                                                  -----------------------------------------------       ----------------
      Net income                                  $      35,432  $      40,594   $     (29,478)         $      46,548
                                                  ======================================================================

   Basic earnings per share                       $              $                                 L    $
                                                            0.58           1.06                                   0.62
   Weighted average common shares outstanding            60,670         38,252                     L           75,200

   Diluted earnings per share                         $     0.55     $     1.04                    L
                                                                                                        $
                                                                                                                  0.58
   Weighted average common shares
      and dilutive stock options outstanding             64,956         39,162                     L           80,024


(1) For the six months ended April 30, 2002.
(2) For the six months ended March 31, 2002.

 See accompanying notes to unaudited pro forma condensed combined consolidated financial statements.

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                   COMBINED CONSOLIDATED FINANCIAL STATEMENTS

PRO FORMA ADJUSTMENTS

The pro forma adjustments are based on preliminary estimates which may change as additional information is obtained. In addition, the pro forma adjustments were derived from the June 5, 2002 closing balance sheet of Avant!; however, for purposes of the unaudited pro forma combined consolidated financial statements, such adjustments have been applied to the March 31, 2002 Avant! balance sheet.

(A) Purchase Price Adjustments

     The purchase price adjustments reflect the issuance of 14,530,288 shares of Synopsys common stock to Avant! stockholders using the exchange ratio of
     0.371 based on the outstanding shares of Avant! common stock as of the closing date. The fair value of the Synopsys shares issued and the stock options assumed in the merger is based on a per share value of $54.74, which is equal to Synopsys' average last sale price per share as reported on the Nasdaq National Market for the trading-day period two days before and after December 3, 2001, the date of the merger agreement. The intrinsic value of the options assumed in the merger was based on the value of Synopsys' common stock on the closing date.

     For purposes of the pro forma financial information, the following table presents the assumptions used.

     Total consideration (in thousands):
        Fair value of Synopsys common stock issued                      $795,388
        Estimated acquisition related costs                               36,142
        Estimated facilities closure costs                                62,638
        Employee severance costs                                          49,193
        Estimated fair value of options to purchase Synopsys
          common stock to be issued, less $8.1 million representing
          the portion of the intrinsic value of Avant!'s unvested
          options applicable to the remaining vesting period              63,033
                                                                 ---------------
                                                                      $1,006,394
                                                                 ===============

     The estimated acquisition-related costs of $36.1 million consist primarily of banking, legal and accounting fees, printing costs, and other directly related charges including contract termination costs of $6.7 million. The Company is currently reviewing all outstanding Avant! contracts to determine the total impact which may result in additional accruals for contract termination costs in accordance with Emerging Issues Task Force
     (EITF) Issue No. 95-3. Such accruals would increase the purchase consideration and the allocation of the purchase consideration to goodwill.

     Estimated facilities closure costs includes $54.2 million related to Avant!'s corporate headquarters. The lessor has brought a claim against the Company for the future amounts payable under the lease agreements. The amount accrued at the closing date is equal to such future amounts payable under the related lease agreements, without taking into consideration in the accrual any defenses we may have to the claim. Resolution of this contingency at an amount different from that accrued will result in an increase or decrease in the purchase consideration and the amount allocated to goodwill. The remaining estimated facilities closure costs totaling $8.4 million represents the present value of the future obligations under certain of Avant!'s lease agreements which the Company has or intends to terminate under an approved facility exit plan plus additional costs expected to be incurred directly related to vacating such facilities.

     Employee severance costs include (i) $39.6 million in cash paid to Avant!'s Chairman of the Board, consisting of severance plus a cash payment equal to the intrinsic value of his in-the-money stock options at the closing date,
     (ii) $3.3 million in cash severance payments paid to redundant employees (primarily sales and corporate infrastructure personnel) terminated on or subsequent to the consummation of the merger under an approved plan of termination and (iii) $6.3 million in termination payments to certain executives in accordance with their respective pre-merger employment agreements. The total number of Avant! employees expected to be terminated as a result of the merger is approximately 240.

     As of the closing date, $50.4 million of costs described in the three preceding paragraphs have been paid and $97.6 million of these costs have not yet been paid.

     The following represents the preliminary allocation of the purchase price to the acquired assets and assumed liabilities of Avant! and is for illustrative purposes only. This allocation is preliminary and based on Avant!'s assets and liabilities as of March 31, 2002.

                                                            (IN THOUSANDS)

Net tangible assets                                              $169,249
Goodwill                                                          389,645
Other acquired intangible assets:
     Core/Developed technology                                    184,000
     Contract rights intangible                                    51,700
     Customer installed base/relationship                         102,500
     Trademarks and tradenames                                     17,700
     Covenants not to compete                                       9,100
In-process research and development                                82,500
                                                            ----------------
Total purchase price                                         $  1,006,394
                                                            ================

     Net tangible assets consist of $203.6 million recorded on the Avant! historical financial statements as of March 31, 2002, adjusted principally for the reduction in deferred revenue of $81.2 million, an increase in deferred tax liabilities of $133.8 million, an increase in unbilled receivables of $18.3 million, , an increase in assets held for sale of $28.7 million (net of tax effect of $19.0 million), an increase in the allowance for doubtful accounts of $5.1 million, and a decrease in fixed and other assets of $23.7 million to record them at fair value.

     Goodwill represents the excess of the purchase price over the fair value of tangible and identifiable intangible assets acquired. The unaudited pro forma condensed combined consolidated statements of operations do not reflect the amortization of goodwill acquired in the merger consistent with the guidance in the Financial Accounting Standards Board (FASB) Statement No. 142, Goodwill and Other Intangible Assets.

     Other acquired intangible assets total $365.0 million. Amortization of other intangible assets has been provided over the following estimated useful lives: core/developed technology -- three years; contract rights intangible -- the life of the related contracts (three years); customer installed base/relationship -- six years; trademarks and tradenames -- three years; and covenants not to compete -- the life of the related agreement (two to four years). This will result in annual amortization of approximately $61.3 million for core technology, $17.1 million for customer installed base/relationship, $5.9 million for trademarks and tradename, $17.2 million for contract rights intangible and $2.3 million for covenants not to compete.

     The purchase price allocation includes a reduction in Avant!'s reported deferred revenue as of the closing date. Under the purchase method of accounting, Avant!'s deferred revenue related to arrangements in which payment had been received or was legally due and payable, including license fees and post-contract customer support (PCS) for perpetual license arrangements and time-based license arrangements was reduced to the fair value of the related obligation as of the closing date. In addition, Avant!'s deferred revenue related to the libraries business was reduced to zero (see Note G). The aggregate reduction to Avant!'s reported deferred revenue was approximately $81.2 million. Finally, Avant! had executed signed perpetual license agreements, and delivered the licensed technology, under contracts specifying future customer payments. There were no receivables or deferred revenues recorded on Avant!'s historical financial statements for these contracts as Avant! did not consider the fees fixed and determinable at the outset of the arrangement and the related payments were not yet due under extended payment terms. Unbilled receivables was increased by $18.3 million, equal to the present value of future payments related to these perpetual licenses.

     Avant! had also executed signed license agreements, and delivered the initial configuration of licensed technologies under ratable license arrangements and had executed signed contracts to provide PCS over a one to three year period, for which Avant! did not consider the fees to be fixed and determinable at the outset of the arrangement. There were no receivables or deferred revenues recorded on Avant!'s historical financial statements at the closing date as the related payments were not yet due under extended payment terms and deliveries occur over the term of the arrangements. These ratable licenses and PCS arrangements require future performance by both parties and, as such, represent executory contracts. The fair value of these executory contracts of $51.7 million was included in intangible assets on the pro forma balance sheet. The contract rights intangible asset associated with these arrangements will be amortized to cost of sales over the related contract lives.

     Synopsys has not given effect in the pro forma statement of operations to the deferred revenue adjustment on revenue or the effect of the amortization of the contract rights intangible asset on cost of sales as the adjustments are directly related to the merger and the effect is non-recurring. Such adjustments will be reflected in the post-merger statements of operations of the combined company.

     The deferred revenue adjustment will have the effect of reducing the amount of revenue the combined company will recognize in periods subsequent to the merger compared to the amount of revenue Avant! would have recognized in the same period absent the merger.

     Revenue presented in the pro forma financial statements consists of fees for perpetual and time-based licenses of software products, post-contract customer support (PCS), customer training and consulting. Product revenue consists primarily of perpetual and non-ratable time-based license fees. Service revenue consists of PCS under perpetual and non-ratable time-based licenses and consulting services.

     Under a perpetual license a customer pays a one-time license fee for the right to use the software. The vast majority of customers buying perpetual licenses also purchase annual software support services (PCS) for perpetual licenses, under which they receive minor enhancements to the products developed during the year, bug fixes and technical assistance. Revenue from perpetual licenses is recognized upon delivery using the residual method in accordance with SOP 98-9 and revenue from PCS is recognized ratably over the PCS term.

     A ratable license (TSL), operates like a rental of software that includes PCS. A customer pays a fee for license and PCS over a fixed period of time, and at the end of the time period the license expires unless the customer pays for renewal. Ratable licenses are usually offered with a range of terms; the average length of which is expected to be approximately 3.0 to
     3.5 years. Revenue from TSLs is recognized over the term of the ratable license period, as the license and PCS portions of a TSL are bundled and not sold separately.

     Prior to the merger, Avant! sold approximately 45% to 60% of its products under perpetual license arrangements. After the merger, Synopsys management intends to modify the mix such that orders for ratable licenses will account for approximately 73% to 78% of total product orders and orders for perpetual licenses will account for approximately 22% to 27% of total product orders for the combined company. This will have the effect of reducing Avant!'s revenue in the short term compared to the revenue it would have expected to record in the same period under its license mix absent the merger. Under a ratable license, relatively little revenue is recognized during the quarter the product is delivered as opposed to a perpetual license arrangement where all of the license revenue is recognized in the quarter the product was delivered. Therefore, an order for a ratable license or TSL will result in significantly lower current-period revenue than an equal-sized order under a perpetual license arrangement.

     The $8.1 million of deferred stock-based compensation represents the unearned portion, as of the closing date, of the intrinsic value of
     Avant!'s common stock options assumed in the merger. The deferred compensation is being amortized on a straight-line basis over the remaining vesting period of one to three years.

     The pro forma adjustment of $1.8 million to accounts payable and accrued liabilities represents the elimination of Avant!s excess capacity accrual as amounts related to idle facilities for the combined company are included in the estimated facilities closure costs of $62.6 million as described above.

     The pro forma adjustment to property and equipment, net represents the elimantion of fixed assets, including leasehold improvements, which will not be utilized by the combined company totaling $11.4 million.

     The pro forma adjustment of $2.2 million to long term investments represents an investment in a private company with which Avant! had a distributor agreement. Synopsys has cancelled this distributor agreement which was the only significant source of revenue for the investee company, effective as of the closing date.

     The pro forma adjustment to other assets of $13.1 million represents (i) the elimination of intellectual property owned by Avant! totaling $4.1 million that will not be utilized by the combined company and (ii) a $9.0 million write-down of an investment in zero-coupon convertible bonds issued by a company listed on the Taiwan exchange. Synopsys has been unable to secure a buyer for the bonds, the conversion value of the bonds is well below par, and the investee company does not appear to have the resources to honor the March 2003 redemption of the bonds. The investment has been written down to management's best estimate of it's net realizable value.

     Avant!'s other assets balance includes an investment in a venture-capital fund valued at $17.2 million. Management intends to dispose of this investment; however, the Company has been unable to obtain certain financial records and information required to effectively market the investment. The pro forma financial statements do not include any adjustment of the fair value of this investment due to this contingency. Any adjustment to the fair-value of these investments which is ultimately made will increase or decrease the purchase consideration and the allocation of the purchase consideration to goodwill.

     The balance of Avant!'s other assets also includes an investment in a private company valued at $2.0 million with which it had a distributor agreement. In connection with the merger, Synopsys entered a new limited distributor agreement with the investee company under which Synopsys paid a fee of $6.5 million and the investee company repurchased approximately one-half of the Avant! equity investment for $1.0 million. The costs associated with the cancellation of the distributor agreement are included in accounts payable and accrued liabilities on the pro forma balance sheet.

     In connection with the merger, Synopsys terminated a distributor agreement under which Synopsys paid a fee of $0.5 million and the outstanding accounts receivable and accounts payable totaling $3.0 million and $2.5 million, respectively, between the two companies were mutually forgiven.

     At the closing date, the Avant!/Cadence litigation has been accounted for as a pre-merger contingency because a litigation judgment or settlement amount, if any is not probable or estimable. If a litigation loss becomes probable and estimable after the date of the merger, such loss will be included in net income.

(B)  The  pro  forma   adjustment   represents   the   elimination  of  Avant!'s
     stockholders' equity accounts.

(C) The pro forma adjustment represents the elimination of Avant!'s capitalized goodwill and other intangible assets aggregating $17.5 million and related amortization expense of $15.6 million and $4.3 million for the year ended October 31, 2001 and the six months ended April 30, 2002, respectively.

(D) As a result of the merger, Synopsys anticipates that the combined company will incur certain costs directly related to the merger that will be recognized in the third fiscal quarter of 2002. These costs are reflected in the pro forma financial information as a reduction of retained earnings at the balance sheet date and are described below.

     o In connection with the merger, Synopsys entered into a policy with a subsidiary of American International Group, Inc., a AAA rated insurance company, whereby insurance has been provided for certain compensatory, exemplary and punitive damages, penalties and fines and attorneys' fees arising out of the pending litigation between Avant! and Cadence Design Corporation, Inc. (the "Avant!/Cadence litigation" or the "covered loss"). The policy does not provide coverage for litigation other than the Avant!/Cadence litigation.

         In return for a premium of $335 million, the insurer is obligated to pay covered loss up to a limit of liability equaling (a) $500 million plus (b) interest accruing at the fixed rate of 2%, compounded semi-annually, on $250 million (the "interest component"), as reduced by previous losses. The policy will expire following a final judgment or settlement of the Avant!/Cadence litigation or any earlier date upon Synopsys' election. Upon such expiration, Synopsys will be entitled to a payment equal to $240 million plus the interest component less any covered loss paid under the policy (which, for this purpose, shall include legal fees only to the extent that the aggregate amount of such fees exceeds $10 million.)

         The contingently refundable portion of the insurance premium ($240 million) is included in the pro forma balance sheet at April 30, 2002 as a long-term restricted asset. Interest earned on that amount will be included in other income, net in the post-acquisition statement of operations. The balance of the premium paid to the insurer ($95 million) will be expensed in the third quarter of fiscal 2002.

     o Synopsys will write-off the net book value of software licenses totaling $2.0 million originally purchased from Avant!.

     o   A pro forma  adjustment  totaling  $0.1  million has been  recorded to
         elimnate  the  prepaid  asset  for  maintenance   agreements  Synopsys
         originally purchased from Avant!

     o Synopsys will write-off the remaining deferred revenue balances totaling $0.1 million related to licenses originally sold to Avant!.

(E) As a result of the merger, certain assets held by Avant! and liabilities outstanding will no longer be utilized or payable by the combined company. These costs are reflected in the pro forma financial information as a reduction of the related asset or liability and are described below.

     o Upon consummation of the merger, Avant!'s sales force was converted to Synopsys' commission plan. As a result, the outstanding prepaid commissions receivable at the closing date totaling $3.7 million have been forgiven. In addition, a pro forma adjustment of $0.8 million has been recorded representing the estimated liability the Company will incur in closing out Avant!'s commission plan.

     o A pro forma adjustment of $2.4 million has been recorded to eliminate Avant!'s deferred rent balance for facilities which will no longer be utilized by the combined company as of the closing date.

     o An adjustment of $3.5 million has been recorded to eliminate an Avant! liability related to the Avant!/Cadence litigation.

     o In connection with the merger, the company settled certain existing Avant! litigation for an amount approximately $5.6 million less than the liability recorded by Avant!.

     o A pro forma adjustment totaling $3.9 million has been recorded to eliminate prepaid assets related to certain maintenance and insurance contracts as these contracts have been cancelled as a result of the merger.

     o An adjustment totaling $0.4 million has been recorded to eliminate the prepaid asset related to the facility lease agreements which have been cancelled as a result of the merger.

(F) A pro forma adjustment of $5.1 million has been recorded representing an increase to the allowance for doubtful accounts such that Avant!'s allowance for doubtful accounts conforms to Synopsys' policy for recording a reserve for uncollectible accounts receivable.

(G) In January 2001, Synopsys sold the assets of its silicon libraries business to Artisan Components, Inc. ("Artisan") and entered into an agreement not to engage, directly or indirectly, in the libraries business before January 3, 2003. As a result of the merger, the combined company is required to make a reasonable effort to sell Avant!'s libraries business as defined in the Artisan non-compete agreement. Therefore, a pro forma adjustment of $28.7 million, net of tax of $19.0 million, has been recorded to allocate a portion of the purchase price to the net assets held for sale as these assets constitute a line of business as defined by APB 30. Amounts were assigned to the net assets held for sale based on the estimated future net cash flows from the libraries business in accordance with EITF 87-11, Allocation of Purchase Price To Assets To Be Sold.

(H) The pro forma adjustment represents the elimination of depreciation expense for Synopsys software owned by Avant! of $0.4 million and $0.2 million for the year ended October 31, 2001 and the six months ended April 30, 2002, respectively.

(I) The pro forma adjustment represents the amortization of deferred compensation associated with unvested stock options assumed in the merger. The deferred compensation is amortized over the options' remaining vesting period as of the closing date of one to three years.

(J) The pro forma adjustment represents a reclass of certain amounts to conform to Synopsys' accounting policy and presentation.

(K) The pro forma adjustment reflects an effective tax rate of 40% on the other non-tax pro forma adjustments. For the twelve months ended October 31, 2001 there was a negative combined effective tax rate due to certain losses arising in Avant!.

(L) The following table sets forth the computation of basic and diluted earnings per share:

                                                                FOR THE YEAR ENDED
                                                                 OCTOBER 31, 2001
                                                ----------------------------------------------------
                                                           HISTORICAL
                                                ----------------------------------
                                                 SYNOPSYS, INC.   AVANT! CORP (2)     PRO FORMA
                                                      (1)                              COMBINED
                                                ----------------- ---------------- -----------------
                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
Numerator:
  Net income (loss)                                    $56,802         $(177,717)       $(175,539)
                                                ================= ================ =================

Denominator:
  Weighted-average common shares outstanding            60,601            37,637           75,131
  Effect of dilutive employee stock options              4,058                --               --
       outstanding                              ----------------- ---------------- -----------------
Diluted common shares                                   64,659            37,637           75,131
                                                ================= ================ =================

Basic earnings (loss) per share                       $  0.94         $   (4.72)       $   (2.34)
                                                ================= ================ =================

Diluted earnings (loss) per share                     $  0.88         $   (4.72)       $   (2.34)
                                                ================= ================ =================



                                                             FOR THE SIX MONTHS ENDED
                                                                  APRIL 30, 2002
                                                ----------------------------------------------------
                                                           HISTORICAL
                                                ----------------------------------
                                                 SYNOPSYS, INC.   AVANT! CORP (4)     PRO FORMA
                                                      (3)                              COMBINED
                                                ----------------- ---------------- -----------------
                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
Numerator:
  Net income                                           $35,432           $40,594          $46,548
                                                ================= ================ =================

Denominator:
  Weighted-average common shares outstanding            60,670            38,252           75,200
  Effect of dilutive employee stock options              4,286               910            4,824
       outstanding                              ----------------- ---------------- -----------------
Diluted common shares                                   64,956            39,162           80,024
                                                ================= ================ =================

Basic earnings per share                              $  0.58          $   1.06         $   0.62
                                                ================= ================ =================

Diluted earnings per share                            $  0.55          $   1.04         $   0.58
                                                ================= ================ =================


   (1) For the year ended October 31, 2001.
   (2) For the year ended December 31, 2001.
   (3) For the six months ended April 30, 2002.
   (4) For the six months ended March 31, 2002.